Exhibit 4.1

QVC Group, Inc. (FORMERLY KNOWN AS QVC, INC.)

and each of the Guarantors PARTY HERETO

10.000% FIRST LIEN SENIOR SECURED NOTES DUE 2032

INDENTURE

Dated as of August 6, 2026

WILMINGTON SAVINGS FUND SOCIETY, FSB

as Trustee AND NOTES COLLATERAL AGENT

TABLE OF CONTENTS

Page

Article 1
Definitions and Incorporation by Reference

Article 2
The First Lien Notes

Article 3
Redemption and Prepayment

i

EXHIBITS

Exhibit A	FORM OF FIRST LIEN NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE
Exhibit E	[RESERVED]
Exhibit F	FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT
Exhibit G	FORM OF ABL INTERCREDITOR AGREEMENT
Exhibit H	FORM OF JUNIOR PRIORITY INTERCREDITOR AGREEMENT
Exhibit I	FORM OF INTERCOMPANY SUBORDINATED NOTE
Exhibit J	FORM OF CERTIFICATE OF ACQUIRING ACCREDITED INVESTOR
Exhibit K	POST-CLOSING OBLIGATIONS

v

INDENTURE dated as of August 6, 2026 among QVC Group, Inc. (formerly known as QVC, Inc.), a Delaware corporation, as issuer (in such capacity, the “Issuer” or the “Company”), the Guarantors (as defined below) and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, together with its successors and permitted assigns, the “Trustee”) and as notes collateral agent (in such capacity, together with its successors and permitted assigns, the “Notes Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 10.000% First Lien Senior Secured Notes due 2032 (the “First Lien Notes”):

Article 1
Definitions and Incorporation by Reference

Section 1.01.          Definitions.

“144A Global First Lien Note” means a Global First Lien Note substantially in the form of Exhibit A hereto bearing the Global First Lien Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the First Lien Notes initially issued or distributed in reliance on Rule 144A.

“ABL Facility” means (i) the ABL Facility Agreement and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “ABL Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Agent” means GLAS USA LLC, in its capacity as administrative agent and collateral agent under the ABL Facility, together with its successors and permitted assigns in such capacity.

“ABL Facility Agreement” means the Senior Secured Revolving Credit Agreement, dated as of the Issue Date, among the Issuer, the lenders from time to time party thereto and the ABL Facility Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “ABL Facility Agreement”).

“ABL Facility Documents” means the “Loan Documents” (or similar term) as defined under the ABL Facility.

“ABL Facility Obligations” means the “Secured Obligations” (or similar term) as defined under the ABL Facility.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, substantially in the form of Exhibit G and dated as of the Issue Date, among the ABL Facility Agent, the Notes Collateral Agent, the Parity Loan Facility Agent, the Parity Lien Controlling Collateral Agent and the other Persons party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Priority Collateral” shall have the meaning given to such term in the ABL Intercreditor Agreement.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Issuer and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Acquired Person” has the meaning assigned to such term in the definition of the term “Permitted Indebtedness”.

“Acquisition” means any acquisition by the Issuer or any Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person or (b) the Equity Interest of any other Person such that such other Person becomes a Subsidiary.

“Additional First Lien Notes” means additional First Lien Notes (other than the Initial First Lien Notes) issued under this Indenture after the Issue Date in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial First Lien Notes.

“Additional Parity Lien Debt Facility” means one or more Credit Facilities constituting an “Additional Equal Priority Debt Facility” under and as defined in the Equal Priority Intercreditor Agreement.

“Additional Parity Lien Debt Facility Agent” means, with respect to any Additional Parity Lien Debt Facility, the Person constituting an “Additional Agent” (as defined in the Equal Priority Intercreditor Agreement) in respect of such Additional Parity Lien Debt Facility.

“Additional Parity Lien Debt Facility Documents” means, with respect to any Additional Parity Lien Debt Facility, the “Additional Equal Priority Documents” (as defined in the Equal Priority Intercreditor Agreement) in respect of such Additional Parity Lien Debt Facility.

“Additional Parity Lien Debt Facility Obligations” means, with respect to any Additional Parity Lien Debt Facility, the “Additional Equal Priority Obligations” (as defined in the Equal Priority Intercreditor Agreement) in respect of such Additional Parity Lien Debt Facility.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Issuer or any Subsidiary, including subordinated debt obligations, to avoid the application of Section 163(e)(5) of the Code thereto.

“AI Global First Lien Note” means a Global First Lien Note substantially in the form of Exhibit A hereto bearing the Global First Lien Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the First Lien Notes initially issued or distributed to Accredited Investors in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global First Lien Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a)              any conveyance, sale, lease, assignment, transfer, license or other disposition of any property, business or assets (including receivables and including pursuant to a Sale Leaseback) by the Issuer or any Subsidiary (each, a “Disposition”); or

(b)            any sale to any Person of any shares owned by the Issuer or any Subsidiary of any of their respective Subsidiaries’ Equity Interests, in each case, other than:

(1)            the Disposition of (A) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or useful or necessary for the operation of the Issuer’s and its Subsidiaries’ business, surplus assets, rights and properties and other assets, rights and properties that are no longer used, (B) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business, (C) cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business, (D) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business, and (E) any such other assets or Equity Interests to the extent that the aggregate Fair Market Value of such assets sold (x) in any single transaction or series of related transactions does not exceed $2,500,000 and (y) in any fiscal year does not exceed $7,500,000;

(2)            Dispositions that otherwise constitute (w) Permitted Liens or Permitted Investments, (y) fundamental change transactions permitted by and in compliance with Section 5.01 or (z) Permitted Payments;

(3)            any swap of assets (including any like-kind exchanges) in exchange for other assets of comparable or greater value or usefulness to the business of the Issuer and the Subsidiaries as a whole, as determined in good faith by the management of the Issuer, or to the extent that (x) such assets are exchanged for credit against the purchase price of similar or replacement assets or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(4)            (i) Dispositions of, discounts, forgiveness or write offs of, accounts receivable, notes receivable or other current assets in the ordinary course of business and/or the conversion of accounts receivable to notes receivable or other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sales or transfers accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the First Lien Notes pursuant to Section 4.10;

(5)            [reserved];

(6)            solely during the period from the Issue Date until August 6, 2029, Dispositions of Real Property pursuant to a Sale Leaseback; provided that (i) at the time such Disposition and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) upon receipt by the Issuer or any of its Subsidiaries of the Net Cash Proceeds of such Disposition, such Net Cash Proceeds shall be deemed to be Net Cash Proceeds of an Asset Sale, and such Net Cash Proceeds shall be reinvested and/or applied in accordance with Section 4.10, it being understood that such Net Cash Proceeds in an aggregate amount in excess of $60,000,000 may not be reinvested pursuant to Section 4.10(a)(3)(B);

(7)            the consummation of transactions contemplated by the Confirmed Chapter 11 Plan;

(8)            Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(9)            the unwinding or termination of Swap Agreements or Cash Management Agreements permitted hereunder pursuant to their terms;

(10)          Dispositions of properties, rights or assets (including the Disposition or issuance of any Equity Interests) (x) to a Note Party, (y) by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary and (z) by a Note Party to a Non-Guarantor Subsidiary; provided that, in the case of this clause (z), either (i) such Dispositions constitutes a Permitted Investment, (ii) such Disposition is for a purchase price not to exceed $5,000,000 or (iii) such Note Party must receive Fair Market Value for the Disposition and not less than 75% of the consideration in respect thereof shall be in the form of cash or Cash Equivalents; provided that, if the transferor of such property, right or asset is the Company or a Guarantor and the transferee thereof is a Non-Guarantor Subsidiary, then the Indebtedness of such transferor assumed by such transferee shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 4.09 (without giving effect to Section 4.09(8));

(11)          transfers of property subject to, or otherwise as a result of, a Casualty Event (including foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets) upon receipt by the Issuer or any of its Subsidiaries of the Net Cash Proceeds of such Casualty Event; provided that any such Net Cash Proceeds shall be deemed to be Net Cash Proceeds of an Asset Sale, and such Net Cash Proceeds shall be reinvested and/or applied in accordance with Section 4.10(a)(3);

(12)          (i) Dispositions listed on Schedule 4.10 of the Parity Lien Loan Facility Agreement as in effect on the Issue Date and (ii) Dispositions of (a) noncore or obsolete assets acquired in connection with Permitted Business Acquisitions or other Investments that are not used or useful in, or are surplus to, the business of the Issuer and the Subsidiaries and (b) other assets acquired in connection with Permitted Business Acquisitions or other Investments permitted under this Indenture for Fair Market Value; provided that any such Dispositions referred to in clause (ii) of this clause (12) shall be made or contractually committed to be made within eighteen (18) months of the date such assets were acquired by the Issuer or such Subsidiary; provided, further, upon receipt by the Issuer or any of its Subsidiaries of the Net Cash Proceeds of any such Disposition, such Net Cash Proceeds shall be deemed to be Net Cash Proceeds of an Asset Sale, and such Net Cash Proceeds shall be reinvested and/or applied in accordance with Section 4.10;

(13)          issuances of directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Requirements of Law;

(14)          netting arrangements of accounts receivable between or among the Issuer and its Subsidiaries or among Subsidiaries of the Issuer made in the ordinary course of business;

(15)          the lapse, abandonment, cancellation of, or ceasing to maintain or ceasing to enforce, Intellectual Property rights that are no longer (A) used, useful or necessary for, (B) economically practicable or commercially reasonable to maintain or (C) in the best interest of or material for the operation of the Issuer’s and the Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or in the reasonable business judgment of the Issuer;

(16)          the surrender, termination or waiver of any contract rights, or the surrender, waiver, settlement, modification, compromise or release of any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(17)          issuances of Qualified Equity Interests by the Issuer and its Subsidiaries and, to the extent permitted by Section 4.09, Disqualified Equity Interests;

(18)          to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business;

(19)          the termination or other collapse of cost sharing agreements with the Issuer or any Subsidiary and settlement of any crossing payments in connection therewith;

(20)          conversion of any intercompany Indebtedness to Equity Interests; provided that such conversion shall not build any basket capacity hereunder;

(21)          transfer of any intercompany Indebtedness (x) to a Note Party, (y) from a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary and (z) from a Note Party to a Non-Guarantor Subsidiary, in each under clauses (y) and (z) subject to applicable subordination terms if Indebtedness of a Note Party is transferred to a Non-Guarantor Subsidiary; provided that any transfers from the Issuer or a Note Party to a Non-Guarantor Subsidiary may only be permitted if such transfers constitute a Permitted Investment;

(22)          the settlement, discount, write-off, forgiveness or cancelation of any intercompany Indebtedness or other obligation owing by the Issuer or any Subsidiary in the ordinary course of business, subject to applicable subordination terms;

(23)          the settlement, discount, write-off, forgiveness or cancelation of any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, the Issuer or any Subsidiary or any of their successors or assigns;

(24)          the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other contractual rights and/or contractual or litigation claims of any kind;

(25)          entry into licenses, sublicenses, or cross licenses of Intellectual Property, in each case, pursuant to any transaction entered into in the ordinary course of business, so long as such transaction is for a bona fide operational business purpose and not in connection with a Liability Management Transaction; and

(26)          the Disposition of any asset between or among the Issuer and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise described pursuant to clauses (1) through (25) above.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, provided that such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficial Holder”, “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other government action to remain closed.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as a liability) incurred by such Person during such period that, in accordance with GAAP, are or should be included in “capital expenditures,” “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person and (b) all fixed asset additions financed through Financing Lease Obligations Incurred by the Issuer or any Subsidiary and recorded on the balance sheet in accordance with GAAP during such period.

“Cash Equivalents” means:

(a)            Dollars;

(b)            other currencies held by the Issuer and its Subsidiaries from time to time in the ordinary course of business;

(c)            securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof as a full faith and credit obligation of the U.S. government, with average maturities of 24 months or less from the date of acquisition;

(d)            certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000 in the case of U.S. banks or other U.S. financial institutions and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(e)            repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)             commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, in each case, with average maturities of 36 months after the date of creation thereof;

(g)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h)            securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;

(i)             readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any Participating Member State of the EMU) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(j)             Indebtedness or Preferred Equity Interests issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(k)            Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(l)             investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (d) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;

(m)           in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (l) of this paragraph; and

(n)            investment funds investing 90% of their assets in securities of the types described in clauses (a) through (l) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under the First Lien Notes Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” means any “Banking Services Agreement” (as defined in the ABL Facility Documents) and/or any other agreement to provide Cash Management Services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Services” means any “Banking Services Obligations” (as defined in the ABL Facility Documents) and/or any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services and credit card services.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Subsidiary of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of, any equipment, fixed assets or Real Property (including any improvements thereon) of the Issuer or any Subsidiary, in each case except to the extent that such equipment, fixed assets or Real Property (including any improvements thereon) constitutes ABL Priority Collateral.

“CBI” means QRI Cornerstone, Inc.

“CBI Parties” means, collectively, CBI and each of its Subsidiaries.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of Section 957 of the Code and (b) each subsidiary of any such controlled foreign corporation.

“CFC Holding Company” means any direct or indirect subsidiary, substantially all of the assets of which consist of Equity Interests and/or Indebtedness (including for this purpose any indebtedness or other instrument treated as equity for U.S. federal income tax purposes) of (a) one or more CFCs and/or (b) one or more CFC Holding Companies, and cash or Cash Equivalents related thereto.

“Change in Control” means:

(a)            the occurrence of a “change in control” or any comparable term, under, and as defined in, the documentation governing any Material Indebtedness (including, but not limited, to, any “Change in Control” or comparable term under the Parity Lien Loan Facility Documents or the ABL Facility Documents); or

(b)            the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint a majority of the directors of the Company.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change in Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended (unless as otherwise indicated).

“Collateral” has the meaning assigned to such term or any similar term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or “Trust Property” as defined therein or any comparable term describing the assets and rights subject to such Mortgage.

“Collateral and Guarantee Requirement” means, at any time, and subject to the applicable limitations set forth in this Indenture, each applicable Intercreditor Agreement and any other First Lien Notes Document, the requirement that:

(a)            the Trustee and/or the Notes Collateral Agent, as applicable, shall have received from the Company and each of its Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of each of this Indenture and the Security Agreement, in each case, duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Subsidiary Guarantor after the Issue Date (including by ceasing to be an Excluded Subsidiary), a joinder or supplement to (or agreements substantially similar to) each of this Indenture and the Security Agreement, in substantially the form specified herein or therein, duly executed and delivered on behalf of such Person, together with, in the case of any such First Lien Notes Documents executed and delivered after the Issue Date, but only to the extent delivered to the applicable Senior Secured Credit Facility Agent under the applicable Senior Secured Credit Facility Documents, documents of the type referred to in Section 4.01(c) of the Parity Lien Loan Facility Agreement (as in effect on the Issue Date);

(b)            all outstanding Equity Interests of each Subsidiary (other than any Excluded Equity Interests) owned by any Note Party shall have been pledged or otherwise made subject to a Lien pursuant to the Security Agreement or other applicable Security Document and the Notes Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any) (other than any Excluded Equity Interests), together with undated share powers or other instruments of transfer with respect thereto endorsed in blank (to the extent customary and appropriate in the relevant jurisdiction);

(c)            (i) except with respect to intercompany Indebtedness, if any Indebtedness for borrowed money in a principal amount in excess of $15,000,000 (individually) is owing to any Note Party and such Indebtedness is evidenced by a promissory note, the Notes Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all such Indebtedness of a Note Party (or Person required to become a Note Party) that is owing to any Non-Guarantor Subsidiary shall be evidenced by, and subordinated to the First Lien Notes Obligations pursuant to, the Intercompany Note and the Notes Collateral Agent shall have received such Intercompany Note duly executed by the parties thereto, together with undated instruments of transfer with respect thereto endorsed in blank (it being understood that any Subsidiary not a signatory to the Intercompany Note on the Issue Date may become a party thereto by executing a joinder to the Intercompany Note at any time after the Issue Date and delivering such joinder to the Notes Collateral Agent, together with an undated instrument of transfer with respect thereto endorsed in blank);

(d)            with respect to each asset of a Note Party (other than to the extent constituting an Excluded Asset), all certificates, agreements, documents and instruments, including Uniform Commercial Code (or similar) financing statements and Intellectual Property security agreements, required to be filed, delivered, registered or recorded to create the Liens on such asset created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Notes Collateral Agent for filing, registration or recording, subject to exceptions and limitations otherwise set forth in this Indenture and the other First Lien Notes Documents;

(e)            the Notes Collateral Agent shall have received, in each case to the extent customary and/or delivered to the Senior Secured Credit Facility Agent pursuant to the applicable Senior Secured Credit Facility Documents:

(i)             counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property;

(ii)            [reserved];

(iii)           a fully paid policy or policies of title insurance (or an unconditional commitment to issue such policy or policies) in an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by the Company issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as is customary and, if during the Collateral Consent Period, as the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders) may reasonably request to the extent available in the relevant jurisdiction at commercially reasonable rates;

(iv)           such legal opinions of local counsel in the jurisdiction in which a Mortgage is granted as is customary and, if during the Collateral Consent Period, as the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders) may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(v)            a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer); and

(f)             solely to the extent required under the ABL Facility Agreement, all actions required to perfect by Control (as defined in the Uniform Commercial Code) with respect to deposit accounts, commodity accounts, securities accounts, collateral accounts, letter of credit rights or other assets requiring perfection by control, including the entry into and delivery of agreements or other control or similar arrangements, shall be completed (to the extent required under the ABL Facility Agreement).

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other First Lien Notes Document to the contrary (but in each case subject to each applicable Intercreditor Agreement):

(v)            Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents;

(w)           no Note Party shall be required to perfect the security interests in any property (other than Real Property) purported to be created by the Security Documents other than by:

(i)             filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s);

(ii)            intellectual property security agreement filings with United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to U.S. registered and applied for Intellectual Property;

(iii)           in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents (each as defined in the Uniform Commercial Code), in each case, to the extent included in the Collateral and required by the Security Agreement or any other applicable Security Document and not constituting Excluded Assets, delivery to the Notes Collateral Agent, together with undated share powers or other instruments of transfer with respect thereto endorsed in blank, to be held in its possession in the United States;

(iv)           in the case of Collateral that constitutes Commercial Tort Claims (as defined in the Uniform Commercial Code) taking the actions specified by Section 4.04 of the Security Agreement; and

(x)             no Note Party shall be required to (and it shall not be a breach of this Indenture or any other First Lien Notes Document to fail to) (1) complete any filings or other action with respect to the perfection of any Liens required to be granted pursuant to the terms of the Collateral and Guarantee Requirement in any jurisdiction outside of the United States, (2) deliver Certificated Securities, if any, representing or evidencing the Equity Interests of, if constituting an Excluded Asset or Excluded Subsidiary, an Immaterial Subsidiary or any Minority Investment, (3) take any action to comply with the Federal Assignment of Claims Act or any similar statute or (4) apply for any Intellectual Property or escrow any source code or other embodiments of Intellectual Property;

(y)            in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered;

(z)             no Note Party shall be required to (and it shall not be a breach of this Indenture or any other First Lien Notes Document to fail to) (1) deliver control agreements or (2) otherwise deliver perfection by “control” (within the meaning of the UCC (or any equivalent thereof) (including with respect to deposit accounts, securities accounts and commodities accounts); in each case other than as contemplated by Section 10.01;

(aa)          no Person shall be required to take any action with respect to any assets located outside of the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof); and

(bb)         in no event shall the Collateral include any Excluded Assets and no Note Party shall be deemed to have granted a security interest in any of such Note Party’s rights or interests in any Excluded Assets.

Notwithstanding anything herein or in any other First Lien Notes Document to the contrary, the Note Parties shall not be required to take any action intended to grant or perfect a Lien on any Excluded Assets or otherwise cause any Excluded Asset to constitute Collateral (but without limitation of any of the requirements set forth in the definition of Excluded Subsidiary).

Without limitation of the provisions of Section 4.10, the applicable Senior Secured Credit Facility Agent under the applicable Senior Secured Credit Facility Documents may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Issue Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date) and, in any such case (1) any equivalent provision herein or in any other applicable First Lien Notes Document shall be (and shall be deemed to be) automatically extended to the same extent and (2) the Trustee, on behalf of itself, the Holders and the other Secured Parties, hereby agree and consent to any such extension of time.

“Collateral Consenting Holders” means, at any time, Material Holders as of the Issue Date, individually or collectively, to the extent such Material Holders Beneficially Own First Lien Notes representing more than 50% of the aggregate outstanding principal amount of the First Lien Notes held by such Material Holders on the Issue Date (the “Collateral Consent Period”).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time and any successor statute.

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules and regulations and published policies thereunder.

“Company” and “Issuer” have the meaning assigned to such term in the preamble to this Indenture and shall include any Successor Issuer to the extent applicable.

“Confirmation Order” means that certain order confirming the Confirmed Chapter 11 Plan pursuant to Section 1129 of the Debtor Relief Law entered by the Bankruptcy Court on July 20, 2026.

“Confirmed Chapter 11 Plan” means that certain Plan of Reorganization for, inter alios, the Issuer and certain of its Subsidiaries, including any exhibits, supplements, appendices and schedules thereto, dated June 2, 2026, as amended, supplemented or otherwise modified and as confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

“Consolidated EBITDA” means, for any period, with respect to the Issuer and its Subsidiaries on a consolidated basis, the sum of (without duplication):

(a)            operating income as reported in the Issuer’s consolidated financial statements; plus

(b)            without duplication and to the extent already deducted (and not added back) in calculating such operating income, the sum of the following amounts for such period:

(i)             depreciation;

(ii)            amortization;

(iii)           stock compensation (including any distribution made to, or share repurchase from, a shareholder, including any payments made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and any distribution incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Issuer (or any parent company thereof) and/or any Subsidiary);

(iv)           interest expense;

(v)            Taxes (including any provision for taxes, including income, capital, profit, revenue, state, foreign, provincial, franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, pursuant to any Tax sharing arrangement or as a result of any Tax distribution and in respect of repatriated funds)) of such Person paid or accrued during such period, and (without duplication) any payments to a parent company for such amounts (including any payments made pursuant to Section 4.07(b)(9));

(vi)           any restructuring, nonrecurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that, the aggregate amount included in Consolidated EBITDA in reliance on this clause (vi) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clauses (ix), (xvi) and (xvii) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (vi) and clauses (ix), (xvi) and (xvii) of this definition but after giving effect to all other permitted addbacks and adjustments);

(vii)          any nonrecurring expenses or charges related to any equity offering, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful) (including such expenses or charges reimbursed or actually paid by a Person that is not the Issuer or one of its subsidiaries or covered by indemnification or reimbursement provisions), including such fees, expenses or charges related to (A) the Transactions, (B) such fees, expense or charges relate to the incurrence of the Term Loans and any other credit facilities or the offering of debt securities and (C) any amendment or other modification of this Indenture and any other credit facilities or the offering of debt securities;

(viii)         any charge, loss, lost profit, expense or write-off that is actually reimbursed or reimbursable (and reasonably expected to be reimbursed within the next four fiscal quarters) by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance;

(ix)            any fee (including third-party consultant fees and other similar fees), loss, charge, expense, cost, accrual or reserve of any kind relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs); provided that, the aggregate amount included in Consolidated EBITDA in reliance on this clause (ix) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clause (vi) above and clauses (xvi) and (xvii) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (ix) and clauses (vi), (xvi) and (xvii) of this definition but after giving effect to all other permitted addbacks and adjustments);

(x)             any fee, expense, premium, closing payment and similar transaction cost (including original issue discount or upfront fees) incurred or paid in connection with the incurrence, modification, refinancing or repayment of Indebtedness, in each case, regardless of whether or not successfully consummated;

(xi)            expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof (which are finite in duration) and purchase price adjustments, in each case paid or payable in connection with Investments, acquisitions or capital expenditures;

(xii)           any expenses, charges, write-downs, expenses, losses or items reducing operating income related to any impairment charge, asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities) or the impact of purchase accounting or other items classified by such Person as special items;

(xiii)         any noncash charges, write-downs, expenses or losses (including any noncash losses relating to mark-to-market or fair value accounting) provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may determine not to add back such non-cash charge in the current period or (B) to the extent the Issuer decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent;

(xiv)         the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes;

(xv)          any cost, charge, fee or expense incurred as a result of, in connection with or pursuant to any pension plan, any post-employment benefit trust, any post-employment benefit scheme, deferred compensation arrangement or any similar equity plan or agreement and (without duplication) any payments to a parent company for such amounts;

(xvi)         any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures; provided that, the aggregate amount included in Consolidated EBITDA in reliance on this clause (xvi) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clauses (vi) and (ix) above and clause (xvii) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (xvi) and clauses (vi), (ix), (xvi) and (xvii) of this definition but after giving effect to all other permitted addbacks and adjustments); and

(xvii)        project startup costs and other costs and expenses related to new office openings costs and the consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful); provided that the aggregate amount included in Consolidated EBITDA in reliance on this clause (xvii) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clauses (vi), (ix) and (xvi) above, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (xvii) and clauses (vi), (ix) and (xvi) of this definition but after giving effect to all other permitted addbacks and adjustments); plus

(c)            the operating income of any non-wholly owned Person up to the amount of cash or Cash Equivalents actually distributed by such Person to the Issuer or a Subsidiary; plus

(d)            any proceeds from any business interruption insurance or similar insurance proceeds actually received by the Issuer or any Subsidiary during the relevant period or reasonably expected to be received in a subsequent period and within one year of the underlying loss; provided that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period.

For the avoidance of doubt, (x) Consolidated EBITDA shall be calculated to include the Consolidated EBITDA for the Issuer and its Subsidiaries on a consolidated basis (i.e., the sum of Consolidated EBITDA of the Issuer and its Subsidiaries) and (y) it is understood and agreed that the Issuer may elect not to apply any addback(s) set forth in any clause or subclause set forth in the definition of Consolidated EBITDA.

For purposes of calculating Consolidated EBITDA in connection with any Limited Condition Transaction, the Consolidated EBITDA of such Person and its subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.05; provided that

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Issuer or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(II)           there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Issuer or any Subsidiary (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the option of the Issuer, only when and to the extent such operations are actually disposed of) to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person, property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated Net Debt” means, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of all third party funded Indebtedness of the types set forth in clauses (a), (b), (e) and (g) (but, in the case of clause (g), only to the extent of unreimbursed drawings under any letter of credit that are outstanding for more than one Business Day (to the extent not cash collateralized), and excluding surety bonds, performance bonds or other similar instruments) of the definition of “Indebtedness” of the Issuer and the Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date less (b) the Unrestricted Cash of the Issuer and its Subsidiaries as of such date; provided that, such Unrestricted Cash deducted pursuant to the foregoing clause (b) shall not exceed $500,000,000. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness for borrowed money shall be counted only once in the Consolidated Net Debt, and the guarantees of, or obligations in respect of letters of credit or bank guarantees relating to, such Indebtedness shall be disregarded.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Issuer and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Issuer as of the last day of the most recently ended Test Period on or prior to such date of determination.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case of the Issuer and the Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the First Lien Notes Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other Persons.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.01 hereof or such other address the Trustee may designate from time to time by notice to the Issuer.

“Custodian” means the Trustee, as custodian with respect to the First Lien Notes in global form, or any successor entity thereto.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness are, or are intended to rank, equal in priority to the Liens on the Collateral securing the First Lien Notes Obligations (but without regard to the control of remedies), the Equal Priority Intercreditor Agreement (which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral (including in right of proceeds of the Collateral) securing the First Lien Notes Obligations (but without regard to the control of remedies)) and (b) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness ranks, or is intended to rank, junior in priority to the Liens on the Collateral securing the First Lien Notes Obligations, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement or (ii) at the option of the Issuer acting in good faith, a customary intercreditor agreement in form and substance substantially consistent with the Junior Priority Intercreditor Agreement, which agreement shall provide that (x) the Liens on any Collateral securing such Indebtedness shall rank junior in priority to the Liens on such Collateral (including in right of proceeds of the Collateral) securing the First Lien Notes Obligations and (y) the Priority Lien Controlling Collateral Agent (or comparable representative) shall be the “controlling” representative for all purposes thereunder.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive First Lien Note” means a certificated First Lien Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such First Lien Note shall not bear the Global First Lien Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global First Lien Note” attached thereto.

“Depositary” means, with respect to the First Lien Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the First Lien Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“DIP LC Credit Agreement” means that certain Debtor-in-Possession Letter of Credit Facility Agreement, dated as of April 17, 2026, by and among QVC, Inc., JPMORGAN CHASE BANK, N.A., as administrative agent and the lenders party thereto.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries, all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning assigned to such term in the definition of “Asset Sale”. The terms “Disposal,” “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event, mature or are mandatorily redeemable (other than solely for Equity Interests of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Equity Interests, and other than solely as a result of a change in control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change in control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the maturity date of the First Lien Notes; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Issuer or its Subsidiaries or Parent Entities in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity or any other entity in which the Issuer or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Issuer (or the compensation committee thereof) shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Issuer or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equal Priority Intercreditor Agreement” means (a) the Equal Priority Intercreditor Agreement, substantially in the form of Exhibit F to this Indenture and dated as of the Issue Date, among the Parity Lien Loan Facility Agent, the Trustee, the Notes Collateral Agent, the Parity Lien Controlling Collateral Agent and the other Persons party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time or (b) any replacement thereof that is otherwise substantially consistent with the Equal Priority Intercreditor Agreement, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Equityholding Vehicle” means any Parent Entity of the Company and any equityholder thereof through which former, current or future officers, directors, employees, managers or consultants of the Company or any of its Subsidiaries or Parent Entities hold capital stock of such Parent Entity.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (with respect to the definitions of “Change in Control” and “Permitted Holder” only, as in effect on the Issue Date).

“Excluded Assets” means:

(a)            (i) any fee-owned Real Property with a Fair Market Value of less than $1,000,000; provided that, the Fair Market Value of any such fee-owned Real Property shall be determined at the time of acquisition thereof or, if acquired prior to the date the applicable Person became a Note Party, the date such Person became a Note Party or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Issuer in good faith and, if during the Collateral Consent Period, in consultation with the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders), of such improvement, (ii) any leasehold interests of a Note Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in Real Property; and (iii) any other fee-owned Real Property with improvements that are located in an area determined by the Federal Emergency Management Agency to have special floor hazards that would otherwise become subject to a Lien and is an Excluded Asset (as defined in the applicable Parity Lien Loan Facility as in effect on the Issue Date) under the Parity Lien Loan Facility;

(b)            motor vehicles, aircraft, aircraft engines and other assets subject to certificates of title or ownership to the extent a security interest therein cannot be perfected by a filing of a UCC (or similar) financing statement;

(c)            any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the First Lien Notes Obligations (i) is prohibited by any Requirements of Law (including for the avoidance of doubt, pursuant to the Confirmation Order) (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or (ii) would result in the forfeiture of any Note Party’s rights in the asset (including, but not limited to, any legally effective prohibition or restriction);

(d)            any Excluded Equity Interests;

(e)            any property to the extent that such grant of a security interest in or Lien on such property requires a consent not obtained of any Governmental Authority pursuant to any Requirements of Law and any Governmental Authority licenses or state or local Governmental Authority franchises, charters or authorizations, to the extent the grant of a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted by such license, franchise, charter or authorization (other than to the extent that any such requirement, prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law);

(f)             any contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document to which any Note Party is a party or any asset, right or property of a Note Party that is subject to a purchase money security interest, Financing Lease Obligation, similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document (which shall include any property that is subject to a Permitted Lien permitted pursuant to the following clauses of the definition thereof: (a), (c), (e) (but only in the case of clauses (a), (c) and (j) of the definition thereof) and (j)) (and accessions and additions to such assets, rights or property, replacements and products thereof and customary security deposits, related contract rights and payment intangibles) and any of its rights or interests thereunder, in each case only to the extent and for so long as the grant of such security interest or Lien in such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or such asset, right or property is prohibited by or constitutes or results or would constitute or result in the invalidation, violation, breach, default, forfeiture or unenforceability of any right, title or interest of such Note Party under such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or purchase money, capital lease or similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or creates or would create a right of termination in favor of any other party thereto (other than the Issuer or any Wholly Owned Subsidiary of the Issuer), or requires consent not obtained of any third party (it being understood and agreed that no Note Party or Subsidiary shall be required to seek any such consent), after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and Requirements of Law, other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or any similar Requirements of Law notwithstanding such prohibition;

(g)            those assets as to which the Issuer in good faith and, if during the Collateral Consent Period, and Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders), reasonably determine in writing that the costs or other consequences (including tax consequences) of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby, in each case solely to the extent that such assets do not secure (and are not required to secure) any Senior Secured Credit Facility Obligations (including pursuant to any modification, refinancing or replacement thereof);

(h)            any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate or otherwise impair such trademark application;

(i)             assets to the extent a grant or perfection of a security interest in such assets would result in material adverse tax consequences to the Issuer or any Subsidiary as reasonably determined by the Issuer, in each case solely to the that such assets do not secure (and are not required to secure) any Senior Secured Credit Facility Obligations (including pursuant to any modification, refinancing or replacement thereof);

(j)             any assets of any Foreign Subsidiary, CFC or CFC Holdings Company (including any assets or Equity Interests in Subsidiaries of any CFC or CFC Holdings Company, but, for the avoidance of doubt, not the Equity Interests held directly by a Note Party in any CFC or CFC Holdings Company);

(k)            any Equity Interest held by and any asset of any (A) Person other than a Wholly Owned Subsidiary of the Issuer or (B) Immaterial Subsidiary;

(l)             any collateral securing Indebtedness pursuant to a Lien Incurred under clause (q) and (qq) of the definition of “Permitted Liens,”; and

(m)           any asset excluded pursuant to the definition of “Collateral and Guarantee Requirement”,

provided, however, that, subject to any applicable Intercreditor Agreement, Excluded Assets will not include to the maximum extent permitted by Requirements of Law, any Proceeds (as defined in the UCC), dividends, distributions, economic value, economic interest, contractual rights, voting or management rights, general intangibles, substitutions or replacements of any Collateral or any Excluded Assets (unless such items would otherwise constitute Excluded Assets expressly referred to above).

“Excluded Equity Interests” means:

(a)            any Equity Interest as to which the Issuer in good faith (and, if during the Collateral Consent Period, the Notes Collateral Agent, acting at the direction of the Majority Collateral Consenting Holders) reasonably determines that the costs or other consequences (including tax consequences) of pledging such Equity Interests are excessive in relation to the value of the security interest to be afforded thereby and which constitutes Excluded Equity Interests under the Parity Lien Loan Facility (including pursuant to any modification, replacement, renewal, extension or reinvestment thereof);

(b)            any Margin Stock;

(c)            Equity Interests of any Person, other than any Wholly Owned Subsidiary of the Issuer, to the extent, and for so long as, the pledge of such Equity Interests is prohibited by the terms of any Contractual Obligation, organizational document, joint venture agreement or shareholders’ agreement applicable to such Person, or creates an enforceable right of termination with respect to the foregoing in favor of any other party thereto (other than the Issuer or any Wholly Owned Subsidiary of the Issuer), in each case not created in contemplation of such Person becoming a non-Wholly-Owned Subsidiary;

(d)            the Equity Interests of any Special Purpose Subsidiary;

(e)            any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Issuer or any Subsidiary as reasonably determined by the Issuer, in each case solely to the extent that such assets do not secure (and are not required to secure) any Senior Secured Credit Facility Obligations (including pursuant to any modification, refinancing or replacement thereof);

(f)             any Equity Interests to the extent, and for so long as, the pledge thereof would be prohibited by any Requirements of Law (including pursuant to the Confirmation Order or financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations or any requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained) (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law); and

(g)            any issued and outstanding Equity Interests of a Subsidiary that is a Foreign Subsidiary, a CFC or a CFC Holding Company (other than any Equity Interests issued by any such Subsidiary that is directly held by a Note Party).

“Excluded Subsidiary” means:

(a)            any Subsidiary that is a Foreign Subsidiary, CFC or CFC Holding Company;

(b)            any Subsidiary that is prohibited by (x) Requirements of Law (including pursuant to the Confirmation Order or financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (y) Contractual Obligation from guaranteeing the First Lien Notes Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Issue Date or, with respect to any Subsidiary acquired by the Company or a Subsidiary after the Issue Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired;

(c)            any Subsidiary that is not a Wholly Owned Subsidiary of the Company;

(d)            any Immaterial Subsidiary designated in writing by the Company (provided that the Company shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the First Lien Notes Obligations to the extent that (i) the aggregate amount of gross revenue for all such Immaterial Subsidiaries excluded by this clause (d) exceeds 5% of the consolidated revenues of the Company and its Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (d), for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (d) exceeds 5% of the aggregate amount of Consolidated Total Assets of the Company and its Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (d), as at the end of the Test Period most recently ended on or prior to the date of determination);

(e)            any other Subsidiary with respect to which, in the reasonable judgment of the Company acting in good faith and, if during the Collateral Consent Period, the Trustee (acting at the direction of the Majority Collateral Consenting Holders), the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Holders therefrom;

(f)             any other Subsidiary excused from becoming a Note Party pursuant to the definition of “Collateral and Guarantee Requirement”;

(g)            [reserved];

(h)            any Subsidiary to the extent that the guarantee of the First Lien Notes Obligations would result in material adverse tax consequences to the Company or any Subsidiary as reasonably determined by the Company, solely to the extent that such assets do not secure (and are not required to secure) any Senior Secured Credit Facility Obligations (including pursuant to any modification, refinancing or replacement thereof);

(i)             any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same;

(j)             any Subsidiary that does not have the legal capacity to provide a guarantee of the First Lien Notes Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Company or any other Guarantor); and

(k)            any Special Purpose Subsidiary.

“Existing LMT Debt” has the meaning assigned to such term in the definition of the term “Liability Management Transaction.”

“Fair Market Value” means, with respect to any asset or property or group of assets or property on any date of determination, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Issuer.

“Financing Lease Obligation” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not straight-line or operating expenses) that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on the Issue Date, subject to Section 1.04(c).

“Financing Transactions” means, collectively, (a) the execution, delivery and performance by each Note Party of the First Lien Notes Documents and the Senior Secured Credit Facility Documents to which it is to be a party; (b) the issuance of the First Lien Notes and Incurrence of the Senior Secured Credit Facilities as of the Issue Date; and (c) the use of the proceeds thereof.

“First Lien Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial First Lien Notes and the Additional First Lien Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the First Lien Notes shall include the Initial First Lien Notes and any Additional First Lien Notes.

“First Lien Notes Documents” means the First Lien Notes (including Additional First Lien Notes), the First Lien Notes Guarantees, this Indenture and the Security Documents, and all other agreements executed and delivered to the Trustee or the Notes Collateral Agent by any Note Party in connection with the foregoing and specifically designated therein by a Note Party as a First Lien Notes Document.

“First Lien Notes Guarantee” means the Guarantee by each Guarantor of the First Lien Notes Obligations pursuant to Article 11.

“First Lien Notes Obligations” means all Obligations under or in respect of the First Lien Notes and the other First Lien Notes Documents, including for the avoidance of doubt, obligations in respect of Guarantees thereof.

“Fixed Amounts” has the meaning assigned to such term in Section 1.11(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; it being understood that, for purposes of this Indenture, all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“Global First Lien Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global First Lien Notes issued under this Indenture.

“Global First Lien Notes” means, individually and collectively, each of the Restricted Global First Lien Notes and the Unrestricted Global First Lien Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global First Lien Note Legend and that has the “Schedule of Exchanges of Interests in the Global First Lien Note” attached thereto, issued in accordance with Sections 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States, and the payment for which the United States pledges its full faith and credit.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well; to purchase assets, goods, securities or services; to take or pay; or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof; (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or Disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary Guarantor and any other Person that executes a supplement or joinder to this Indenture to Guarantee the First Lien Notes Obligations as a “Guarantor” pursuant to the provisions of this Indenture.

“Holder” means each Person in whose name the First Lien Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated in writing by the Issuer to the Trustee (a) whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 2.5% of the Consolidated Total Assets of the Issuer and its Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 2.5% of the consolidated revenues of the Issuer and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Immediate Family Members” means, with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company or any Subsidiary, the payment of dividends on Preferred Equity Interests in the form of additional shares of Preferred Equity Interests of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing any Indebtedness.

“Incur” means to create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Article 4:

(a)           amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b)           the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c)           the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness.

will not be deemed to be the Incurrence of Indebtedness.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.11(g).

“Indebtedness” of any Person means, without duplication:

(a)           all obligations of such Person for borrowed money;

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)           all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest; (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP; and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business);

(e)           all Financing Lease Obligations of such Person;

(f)            net obligations under any Swap Agreements;

(g)           the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(h)           all obligations of such Person with respect to Disqualified Equity Interests;

(i)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(j)            all Guarantees by such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business; (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset; (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any other Acquisition permitted under the First Lien Notes Document; (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business; (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations); (vi) customary obligations under employment agreements and deferred compensation arrangements; (vii) post-closing purchase price adjustments, noncompete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled, in each case, to the extent contingent; and (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer or any Subsidiary solely by reason of “pushdown” accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Net Debt of such Person, and (B) in the case of the Issuer and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. The amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (i) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indenture” means this Indenture, as amended, restated, amended and restated or supplemented (including pursuant to any Supplemental Indenture) or otherwise modified from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global First Lien Note through a Participant.

“Initial First Lien Notes” means the $1,240,362,247 in aggregate principal amount of First Lien Notes issued under this Indenture on the Issue Date.

“Initial Shareholders” means Strategic Value Partners, LLC, Silver Point Finance, LLC, GoldenTree Asset Management LP and Oaktree Capital Management, L.P. and, in each case, each of their Affiliates, related funds or accounts and funds or accounts under common management.

“Intellectual Property” means all worldwide intellectual property and proprietary rights, including Patents, Copyrights, intellectual property licensed under Licenses, Trademarks, Trade Secrets, Domain Names and rights in Software (each such term as defined in the Security Agreement).

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercreditor Agreement” means, as the context requires, the Equal Priority Intercreditor Agreement, the ABL Intercreditor Agreement, and/or any other intercreditor agreement (including any Junior Priority Intercreditor Agreement and / or Customary Intercreditor Agreement) then in effect.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company and its Subsidiaries, (i) intercompany advances between and among the Company and its Subsidiaries arising solely from their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business); or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing repayments of principal and payments of interest in respect of such Investment (to the extent any such aggregate payments to be deducted do not exceed the original principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof; (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer; (iii) any Investment in the form of a transfer of Equity Interests or other noncash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment; and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Business Acquisition shall be the Permitted Business Acquisition Consideration, minus the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends, or other distributions or similar payments in respect of such Investment (to the extent such amounts do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 4.07 and the definition of “Permitted Investment”, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. For the avoidance of doubt, if the Company or any Subsidiary issues, sells or otherwise Disposes of any Equity Interest of a Person that is a Subsidiary in a transaction otherwise permitted by this Indenture such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by the Company or any Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (with a stable outlook or better) and BBB- (or the equivalent) (with a stable outlook or better) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, (c) investments in any fund that invests at least a 95% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Issue Date” means August 6, 2026.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Debt” means any third-party Indebtedness for borrowed money (other than the First Lien Notes Obligations and any Senior Secured Credit Facility Obligations) owing by any Note Party (and any obligations in respect thereof) that is (x) Subordinated Indebtedness, (y) unsecured or (z) secured by a Junior Lien.

“Junior Lien” means a Lien granted on the Collateral that is expressly junior to the Liens on such Collateral securing the First Lien Notes Obligations pursuant to a Junior Priority Intercreditor Agreement (or other applicable Intercreditor Agreement); provided, that, for the avoidance of doubt, in no event shall any Lien on any Term Debt Priority Collateral granted pursuant to the ABL Facility Documents to secure any ABL Facility Obligations subject to the ABL Intercreditor Agreement constitute a “Junior Lien” hereunder.

“Junior Priority Intercreditor Agreement” means a Junior Priority Intercreditor Agreement substantially in the form of Exhibit H, entered into among the Notes Collateral Agent, the Parity Lien Loan Facility Agent and one or more junior representatives for holders of Junior Debt secured by Liens on the Collateral that rank, or are intended to rank, junior in priority to the Liens on the Collateral securing the First Lien Notes Obligations, with any immaterial changes and material changes thereto in light of the prevailing market conditions (as determined by the Issuer in good faith and, if during the Collateral Consent Period, the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders)).

“LCT Election” has the meaning assigned to such term in Section 1.10.

“LCT Test Date” has the meaning assigned to such term in Section 1.10.

“Legal Holiday” means a day that is not a Business Day. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Liability Management Transaction” means:

(a)           any debt tender offer or exchange, refinancing, restructuring or any similar transaction (either in a single transaction or in a series of related transactions) (each such transaction, an “exchange”) (or any transaction designed to circumvent the restrictions or requirements set forth in Articles 4 and 9 or contemporaneously achieve the same effect as an exchange) of any existing Indebtedness for borrowed money of the Company or any of its Subsidiaries or Affiliates (the “Existing LMT Debt”) with any other Indebtedness for borrowed money and/or preferred Equity Interests of the Company or any of its Subsidiaries or Affiliates (the “New LMT Debt”) in a transaction that is (x) not for a bona fide business purpose and instead would be contractually, structurally or temporally (or otherwise) senior to the Existing LMT Debt in respect of payment or Liens (including in right of proceeds) or (y) is not for a bona fide business purpose and is issued by an entity that is not a Note Party under the Existing LMT Debt on a non-pro rata basis into such New LMT Debt;

(b)           (i) any Investment, asset sale, transfer, exclusive license, conveyance or other disposition of assets (including by way of division) to an Affiliate of the Company or any of its Subsidiaries, in each case, that is not a Note Party (including any Non-Guarantor Subsidiary, Affiliate that is not a Note Party or “unrestricted subsidiary”), or (ii) any exclusive use of Material Intellectual Property (solely to the extent constituting Material Intellectual Property which is owned and controlled by a Note Party immediately prior to the new financing or guarantee referred to in clauses (a) and/or (b) below being consummated) as credit support for Indebtedness for borrowed money of a Subsidiary that is not a Note Party, in each case, to (a) facilitate a new capital raise or financing of Indebtedness for borrowed money (other than any financing permitted under this Indenture as of the date hereof that is permitted to be incurred from time to time pursuant to Section 4.09(b)(15)(i) and (ii)) and/or any preferred Equity Interests incurred by such Person (including a debtor-in-possession financing) for which such assets will constitute credit support in respect of such capital raise or financing and cease to constitute Collateral at the time of consummation of such transaction or (b) to guarantee existing Indebtedness of a Subsidiary that is not a Note Party (other than any financing permitted under this Indenture as of the date hereof that is permitted to be incurred from time to time pursuant to Section 4.09(b)(15) (i) and (ii)), in each case, excluding any transaction that is for a bona fide operational business purpose and not with the purpose of evading the lien priority, payment priority or guarantee requirements applicable to the First Lien Notes; or

(c)           any transaction whereby an obligation owed to an Affiliate of a Note Party (other than another Note Party or any Affiliate that is not a Subsidiary) would directly or indirectly be pari passu or contractually, structurally or temporally (or otherwise) senior (in right of payment or security (including in right of proceeds)) to the First Lien Notes but excluding any transaction that is for a bona fide operational business purpose and not with the purpose of evading the lien priority, payment priority or guarantee requirements applicable to the First Lien Notes (other than any financing permitted under this Indenture as of the date hereof that is permitted to be incurred from time to time pursuant to Section 4.09(b)(15)(i) and (ii)).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall a Non-Financing Lease Obligation or an agreement to sell, or the license, sublicense or cross license of Intellectual Property in the ordinary course of business, be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any Incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, Refinancing or similar payment of, Indebtedness, any Lien or any Equity Interests; (b) any Acquisition (or proposed Acquisition) by the Company or any Subsidiary permitted by this Indenture; (c) the making of any Disposition; (d) the making of any Investment (including any Acquisition) or Restricted Payment; and (e) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (a) through (e), including any transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (a) through (e).

“Majority Collateral Consenting Holders” means, at any time, Collateral Consenting Holders having First Lien Notes representing more than 50% of the aggregate outstanding principal amount of the First Lien Notes held by the Collateral Consenting Holders at such time.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Master Agreement” has the meaning assigned to such term in the definition of the term “Swap Agreement.”

“Material Adverse Effect” means any event, development or circumstance or condition that would materially adversely affect (a) the business, operations or the financial condition of the Issuer and its Subsidiaries, taken as a whole; (b) the ability of the Note Parties (taken as a whole) to fully and timely perform any of their payment obligations under the First Lien Notes Documents; or (c) the rights and remedies available to the Holders, the Trustee or the Notes Collateral Agent under any First Lien Notes Document.

“Material Holder” means any beneficial Holder that at any time, together with its Affiliates, owns, Beneficially or of record, or has the power to direct voting over, directly or indirectly, at least 12.5% of the common stock of the Issuer.

“Material Indebtedness” means (a) Indebtedness (other than the First Lien Notes Obligations) of any one or more of the Issuer and the Subsidiaries in an aggregate principal amount exceeding $40,000,000 and (b) Indebtedness in respect of (x) the ABL Facility and (y) the Parity Lien Loan Facility. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Material Intellectual Property” means Intellectual Property owned or exclusively licensed by the Company and its Subsidiaries that is material to the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, either prior to or pro forma for any applicable transfer or transaction, transfer or disposition.

“Material Property” means assets (including Intellectual Property) owned or exclusively licensed by the Company and its Subsidiaries that are material to the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, either prior to or pro forma for any applicable transaction, transfer or disposition.

“Minority Investment” means any Person (other than a Subsidiary) in which the Company or any Subsidiary owns capital stock.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the First Lien Notes Obligations (provided that in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage, documentary, intangible taxes or other similar mortgage taxes or recording fees, such Mortgage shall only secure an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by the Issuer). Each Mortgage shall be entered into by the owner of a Mortgaged Property in favor of the Notes Collateral Agent and shall be in form and substance reasonably satisfactory to the Issuer acting in good faith and, if during the Collateral Consent Period, the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders) ,with such provisions as may be required by local laws.

“Mortgaged Property” means each parcel of Real Property, together with the improvements thereon, that is located in the United States and owned in fee by a Note Party (unless such parcel is an Excluded Asset) and with respect to which a Mortgage is granted.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Cash Proceeds” means, with respect to any Asset Sale or other Disposition, or Casualty Event, any Incurrence of Indebtedness, any issuance of Equity Interests, or any other applicable event, gross cash proceeds received (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Casualty Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Casualty Event) therefrom, in each case net of:

(1)           all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes, paid or required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale, Disposition, Casualty Event or other applicable event;

(2)           all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, Disposition, Casualty Event or other applicable event, in accordance with the terms of any Lien upon such assets, or which by applicable law is required be repaid out of the proceeds from such Asset Sale, Disposition, Casualty Event or other applicable event and any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale or Disposition until such amounts are released to the Issuer or a Subsidiary;

provided, that no net cash proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $50,000,000, and no such net cash proceeds in any calendar year shall constitute Net Cash Proceeds with respect to any applicable Asset Sale, Disposition, Casualty Event or other applicable event until the aggregate amount of all such net cash proceeds exceed $100,000,000 (and then only with respect to the amount in excess of $100,000,000); provided further that, if the Disposed assets or property constituted Collateral, any reinvestment made with such Net Cash Proceeds must be in any assets or property that also constitute Collateral at the time of such reinvestment in order to be considered a permitted reinvestment for purposes of this definition, except to the extent any such assets or property are permitted to be acquired pursuant to clauses (b)(iii), (o) or (p) of the definition of “Permitted Investments” (and any such reinvestment shall utilize capacity thereunder) and the Company delivers a certificate to the Trustee (for delivery to the Holders) specifying the amount of such reinvestment and the capacity utilized under clauses (b)(iii), (o) or (p) of the definition of “Permitted Investments”.

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Issuer or any of its Subsidiaries or Parent Entities shall be disregarded.

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP as in effect on the Issue Date. For avoidance of doubt, (i) a straight-line or operating lease shall be considered a Non-Financing Lease Obligation and (ii) if the Issuer or its Subsidiaries enter into a Sale Leaseback with a Governmental Authority in connection with an Industrial Revenue Bond, the associated lease shall be deemed to be a Non-Financing Lease Obligation notwithstanding anything to the contrary herein.

“Non-Guarantor Subsidiary” means, as of any time of determination, any Subsidiary of the Issuer that is not a Guarantor at such time.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Not Otherwise Applied” means, with reference to any Net Cash Proceeds of any cash capital contribution, net proceeds of any noncash capital contribution or the Net Cash Proceeds from the sale or issuance of any Qualified Equity Interests that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transactions other than such particular use, payment or transaction.

“Note Party” means the Issuer and the Subsidiary Guarantors.

“Noteholder Direction” has the meaning assigned to such term in Section 6.01.

“Notes Collateral Agent” has the meaning assigned to such term in the preamble to this Indenture.

“Obligations” means any principal, premium (including any premium whether or not enforceable, permitted, allowed or valid, including under applicable Debtor Relief Laws or other applicable law), if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Responsible Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of, or counsel to, the Company or its Subsidiaries.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Issuer.

“Parity Lien” means a Lien granted on the Collateral under or pursuant to a Parity Lien Document to secure Parity Lien Obligations that is expressly equal in priority to the Liens on such Collateral securing the First Lien Notes Obligations pursuant to the Equal Priority Intercreditor Agreement (or other applicable Intercreditor Agreement).

“Parity Lien Debt” means any “Equal Priority Obligations” (or similar term) as defined in the Equal Priority Intercreditor Agreement (or any other applicable Intercreditor Agreement governing two or more series of Indebtedness secured by a Parity Lien.

“Parity Lien Controlling Collateral Agent” means the “Controlling Collateral Agent” (or similar term) as defined in the Equal Priority Intercreditor Agreement (or any other applicable Intercreditor Agreement governing two or more series of Parity Lien Debt).

“Parity Lien Loan Facility” means (i) the Parity Lien Loan Facility Agreement and (ii) whether or not the credit facility referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Parity Lien Loan Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Parity Lien Loan Facility Agent” means Acquiom Agency Services LLC and Seaport Loan Products LLC, in their capacity as administrative agents, and Acquiom Agency Services LLC, in its capacity as collateral agent, each under the Parity Lien Loan Facility, together with their successors and permitted assigns in such capacity.

“Parity Lien Loan Facility Agreement” means the Senior Secured Credit Agreement, dated as of the Issue Date, among the Issuer, as borrower, the lenders from time to time party thereto and the Parity Lien Loan Facility Agent, as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Parity Lien Loan Facility Agreement”).

“Parity Lien Loan Facility Documents” means the “Loan Documents” (or similar term) under and as defined in the Parity Lien Loan Facility Agreement.

“Parity Lien Loan Facility Obligations” means the “Secured Obligations” (or similar term) under and as defined in the Parity Lien Loan Facility Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means with respect to the Issuer and its Subsidiaries (i) any business or business activity conducted by any of them on the Issue Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto or (iii) any business or business activity that the senior management of the Issuer deems beneficial for the Issuer or such Subsidiary.

“Permitted Business Acquisition” means any Acquisition by the Company or any of the Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Requirements of Law; (b) such Acquisition involves the acquisition of such Person, or the assets of such Person, as the case may be, whose business constitutes a Permitted Business; (c) if such Acquisition involves the acquisition of Equity Interests of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Equity Interests becoming a Subsidiary and, to the extent required by the Collateral and Guarantee Requirement, a Subsidiary Guarantor; (d) to the extent set forth in the definition of the term “Collateral and Guarantee Requirement”, such Acquisition shall result in the Notes Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired; and (e) subject to Section 1.10, after giving pro forma effect to such Acquisition, no Event of Default under either Section 6.01(1), (2), (5) or (6) shall have occurred and be continuing.

“Permitted Business Acquisition Consideration” means, in connection with any Permitted Business Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Business Acquisition at the time such Permitted Business Acquisition is made) of, without duplication, (a) the purchase consideration paid or payable in cash for such Permitted Business Acquisition, whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Permitted Business Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Business Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Business Acquisition) to be established in respect thereof by the Issuer or its Subsidiaries.

“Permitted Holder” means (i) the Initial Shareholders (including any Initial Shareholders holding Equity Interests through an Equityholding Vehicle); (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Permitted Holders are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, such Initial Shareholders, collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Issuer held by such group; and (iii) any Permitted Plan.

“Permitted Investment” means:

(a)           Investments (i) existing or contemplated on the Issue Date or (ii) made pursuant to binding agreements in effect on the Issue Date, in each case to the extent listed on Schedule 6.04 of the Parity Lien Loan Facility Agreement as in effect on the Issue Date and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this clause (a) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Issue Date, except pursuant to the terms of such Investment or binding agreements existing or so contemplated as of the Issue Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this definition or Section 4.07;

(b)           (i) Investments by the Company or any Subsidiary Guarantor in the Company or any Subsidiary Guarantor, (ii) Investments by any Non-Guarantor Subsidiary in the Company or any other Subsidiary and (iii) Investments by the Company or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an amount not to exceed, in the aggregate with Investments made under the proviso to clauses (o) and (p) of this definition, the greater of (x) $50,000,000 and (y) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis, and, in each case, made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(c)           Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(d)           Investments arising out of the receipt by the Company or any Subsidiary of noncash consideration from Dispositions permitted under Section 4.10;

(e)           (A) loans and advances to officers, managers, directors, employees, and consultants of the Company or any of its Subsidiaries (i) to finance the purchase of Equity Interests of the Company or any of its Subsidiaries; provided that the amount of such loans and advances used to acquire such Equity Interests of the Company or any of its Subsidiaries shall be contributed to the Company in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this clause (e)(A)(iii) shall not exceed $7,500,000, and (B) advances of payroll payments and expenses to employees, consultants or independent contractors or other advances of salaries or compensation to employees, managers, consultants or independent contractors, in each case in the ordinary course of business;

(f)            Investments consisting of advances, loans, rebates and extensions of credit in the nature of accounts receivable, notes receivable security deposits and prepayments (including prepayments of expenses) arising and trade credit granted in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practice;

(g)           Investments in Swap Agreements permitted by Section 4.09(b)(4) and Cash Management Agreements permitted by Section 4.09;

(h)           Investments resulting from pledges and deposits referred to in clauses (g), (h), (o), (p), (s), (u), (v), (aa), (ee), (gg), (hh), (kk) and (nn) of the definition of “Permitted Liens”;

(i)            extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, material or equipment or other similar assets), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(j)            Investments received (i) in connection with, or as a result of, any bankruptcy, workout, reorganization or recapitalization of suppliers, trade creditors or customers or in settlement or compromise of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor or supplier, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Person who are not Affiliates;

(k)           Investments of a Subsidiary or held by a Person acquired after the Issue Date or of a Person merged into or consolidated or amalgamated with the Company or a Subsidiary in accordance with Section 5.01 after the Issue Date to the extent that (i) such acquisition, merger or consolidation otherwise constitutes a Permitted Investment permitted under this definition, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(l)            Investments received substantially contemporaneously in exchange for, or the payment of which is made with, Equity Interests of the Company; provided that (i) no Change in Control would result therefrom and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(m)          Guarantees by the Company or any Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or other obligations of the Company or any Subsidiary, in each case, that do not constitute Indebtedness and are entered into in the ordinary course of business;

(n)           the consummation of transactions contemplated by the Confirmed Chapter 11 Plan;

(o)           Investments constituting Permitted Business Acquisitions and made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction); provided, that the amount of such Investments by the Company or any Subsidiary Guarantor in any Person that is not, or does not as a result of such Permitted Business Acquisition become, a Note Party and any assets that are not owned by a Note Party, shall, in the aggregate with Investments under clauses (b)(iii) and (p) of this definition, not exceed the greater of (i) $50,000,000 and (ii) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis;

(p)           Investments made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) in any Person that does not constitute a Subsidiary (including Investments in Minority Investments and Investments in Joint Ventures or similar entities that do not constitute Subsidiaries) in an amount, in the aggregate with Investments under clauses (b)(iii) and (o) of this definition, not to exceed the greater of (x) $50,000,000 and (y) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis;

(q)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and/or customary trade arrangements with customers consistent with past practices and loans;

(r)            Investments consisting of Permitted Indebtedness, fundamental changes permitted by Section 5.01, Dispositions permitted by Section 4.10 and/or Permitted Payments (other than Restricted Investments);

(s)           the forgiveness or conversion to Qualified Equity Interests of any Indebtedness owed by the Company or any Subsidiary and permitted by Section 4.09;

(t)            the establishment or creation of Subsidiaries of the Company, if the Company and such Subsidiary comply with Section 4.17 and the Collateral and Guarantee Requirements, if and when applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this definition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 4.17 and pursuant to the Collateral and Guarantee Requirements until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(u)           [reserved];

(v)           Investments consisting of earnest money deposits required in connection with purchase agreements or other Permitted Business Acquisitions;

(w)          contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any of its Subsidiaries;

(x)           intercompany Investments, reorganizations and related activities among the Company and its Subsidiaries directly related to bona fide tax planning and reorganization and which are made for a legitimate business purpose which will result in a material tax benefit to the Company and its Subsidiaries (i) so long as after giving effect thereto, the security interest of the Secured Parties in the Collateral (prior to such Investments, reorganizations or related activities, as applicable), taken as a whole, is not impaired in any material respect or (ii) to the extent reasonably necessary to consummate a Specified Disposition, in each case, to the extent such Investments made or any other actions taken pursuant to this clause (x) are not adverse to the Holders in any material respect and are not made or taken in connection with a Liability Management Transaction;

(y)          deposits in the ordinary course of business to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(z)           Investments made in the ordinary course of business in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(aa)         to the extent constituting an Investment, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business and consistent with past practice and not in connection with a Liability Management Transaction;

(bb)         to the extent not required to repurchase First Lien Notes pursuant to an Asset Sale or Casualty Event Offer, Investments made in accordance with Section 4.10 hereof with the proceeds received in connection with an Asset Sale or a Casualty Event;

(cc)         any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(dd)         Investments in deposit accounts and securities accounts in the ordinary course of business;

(ee)         Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise constituting Permitted Investments under this definition;

(ff)          any additional Investments (including Investments in Minority Investments and Investments in Joint Ventures or similar entities that do not constitute Subsidiaries) made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this clause (ff) measured at the time such Investment is made to exceed, after giving pro forma effect to such Investment, an amount equal to the greater of (x) $125,000,000 and (y) 19.25% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis;

(gg)        Indebtedness under the Parity Lien Loan Facility Agreement repurchased by the Company or a Subsidiary pursuant to, and subject to, cancellation in accordance with the terms thereof (as in effect on the Issue Date);

(hh)        guarantee obligations of the Company or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ii)           acquisitions by the Company of obligations of one or more directors, officers, employees, member or management or consultants of the Company or its Subsidiaries in connection with such Person’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(jj)           Investments made to acquire, purchase, repurchase, redeem, acquire or retire Equity Interests of the Company (or any Parent Entity thereof) owned by any employee stock ownership plan or key employee stock ownership plan of the Company (or any Parent Entity thereof).

For purposes of determining compliance with Section 4.07, (A) Investments need not be incurred solely by reference to one category of Investments set forth in this definition but are permitted to be made in part under any combination thereof and of any other available exemption and (B) in the event that a portion of any Investment could be classified as having been made pursuant to clause (ff) above (giving pro forma effect to the making of such Investment), the Company, in its sole discretion, may classify such portion of such Investment as having been made pursuant to clause (ff) above and thereafter the remainder of such Investment or as having been made pursuant to one or more of the other clauses of this definition.

“Permitted Liens” means:

(a)           Liens on property or assets of the Subsidiaries existing on the Issue Date or pursuant to agreements in existence on the Issue Date and set forth on Schedule 6.02 of the Parity Lien Loan Facility Agreement as in effect on the Issue Date or, to the extent not listed in such schedule, such property or assets have a Fair Market Value that does not exceed $30,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of the Company or any Subsidiary that was not subject to the original Lien, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Permitted Indebtedness, in each case, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions and additions thereto and improvements thereon (it being understood that individual financings provided by any Lender may be cross-collateralized to other financings of the same type provided by any such lender or its Affiliates) and (ii) such Lien shall secure only those obligations that such Liens secured on the Issue Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Permitted Indebtedness;

(b)           any Lien created under the First Lien Notes Documents securing the First Lien Notes Obligations (or any Permitted Refinancing thereof provided that the Liens do not extend to any assets that are not Collateral; provided further that the Liens securing such Permitted Refinancing Indebtedness shall be subject to the Equal Priority Intercreditor Agreement (or, to the extent such Liens do not, or are not intended to, constitute Parity Lien Obligations, a Customary Intercreditor Agreement which shall provide that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the First Lien Notes Obligations)) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Issue Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property that is (x) affixed or incorporated into the property covered by such Lien or (y) if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, such property; it being understood that such requirement (i) was in effect at the time such property was acquired or such Person became a Subsidiary and (ii) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 4.09(b)(8) or Section 4.09(b)(10);

(d)           Liens for Taxes, assessments or other governmental charges or levies that are either not yet overdue by more than thirty (30) days or thereafter payable without penalty, or that are being contested in compliance with Section 4.05, or arise as of the Petition Date to the extent that payment of such Taxes, assessments, or governmental charges are excused or prohibited by the Debtor Relief Law or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Issue Date;

(e)           the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (a), (c), (j), (t), (ii) and (gg) of this definition of “Permitted Liens” upon or in the same assets theretofore subject to such Lien other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) in the case of Liens permitted by clauses (a), (c), (ii) or (gg) of this definition of “Permitted Liens”, after-acquired property subject to a Lien securing Permitted Indebtedness the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof;

(f)            landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(g)           (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than in respect of employee benefit plans subject to ERISA or similar state, local or foreign laws) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(h)           deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Financing Lease Obligations), tenders, statutory obligations, surety, customs, and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Company or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(i)            (i) zoning restrictions, survey exceptions, easements, trackage rights, encroachments, protrusions, leases (other than Financing Lease Obligations), licenses, special assessments, rights-of-way, restrictions on, or agreements dealing with, the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar charges or encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole, (ii) ground leases or subleases in respect of Real Property on which facilities owned or leased by the Company or any of its Subsidiaries are located and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary course of conduct of the business of the Company and its Subsidiaries, taken as a whole;

(j)            Liens securing Indebtedness permitted pursuant to Section 4.09(b) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that

(i)           [reserved];

(ii)          other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto; and

(iii)         with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by a single lender may be cross collateralized to other financings of equipment provided solely by such lender;

(k)           Liens on the Collateral (which may rank equal (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the First Lien Notes Obligations) securing any Permitted Refinancing Indebtedness with respect thereto, which Liens shall be subject to a Customary Intercreditor Agreement;

(l)            Liens securing judgments that do not constitute an Event of Default;

(m)          Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Issue Date and pursuant to Section 4.17 or otherwise by the Collateral and Guarantee Requirement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Indenture;

(n)           any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Company or any Subsidiary as lessee, sublessee, sublessor, licensor or sublicensor in the ordinary course of business;

(o)           Liens that are contractual rights of set-off (i) relating to the establishment of depository or custody relations with banks not given in connection with the Incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business; provided that Liens permitted pursuant to this clause (o) may be first priority Liens and not subject to any Lien or security interest securing the First Lien Notes Obligations;

(p)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(q)           Liens securing obligations in respect of Indebtedness permitted under Section 4.09(b)(6) and covering the property or assets (or the documents of title in respect of such property or assets) financed by such Indebtedness and the proceeds and products thereof;

(r)            Liens securing ABL Facility Obligations permitted under Section 4.09(b)(15); provided that the Liens securing such Indebtedness shall be subject to the ABL Intercreditor Agreement;

(s)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t)            Liens on the assets of a Non-Guarantor Subsidiary that secure Permitted Indebtedness of such Subsidiary that is permitted to be Incurred under Section 4.09;

(u)           Liens solely on any earnest money deposits of cash or Cash Equivalents made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof;

(v)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or other property and bailee arrangements entered into in the ordinary course of business;

(w)           Lien arising by operation of Requirements of Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Requirements of Law) in favor of a seller or buyer of goods;

(x)           Liens securing Parity Lien Loan Facility Obligations and any other Parity Lien Debt, in each case permitted under Section 4.09(b)(16); provided that the Liens do not extend to any asset that are not Collateral; provided further that the Liens securing such Indebtedness shall be subject to the Equal Priority Intercreditor Agreement (or, to the extent such Liens do not, or are not intended to, constitute Parity Lien Obligations, a Customary Intercreditor Agreement which shall provide that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the First Lien Notes Obligations);

(y)           Liens securing (x) Indebtedness or other obligations of the Company or a Subsidiary in favor of the Company or any Note Party and (y) Indebtedness or other obligations of any Non-Guarantor Subsidiary in favor of any other Non-Guarantor Subsidiary;

(z)           Liens arising from precautionary Uniform Commercial Code financing statements or similar filings or consignments entered into in connection with any transaction otherwise permitted under this Indenture;

(aa)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb)         leases, subleases, licenses and sublicenses not constituting Financing Lease Obligations of Real Property granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(cc)         Liens securing obligations in respect of letters of credit permitted under Section 4.09(b)(6);

(dd)        Liens securing Indebtedness permitted under Section 4.09(b)(25);

(ee)         Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a transaction that constitutes a Permitted Investment or that is permitted pursuant to Section 4.07 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 4.10, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ff)          Liens on Equity Interests of Joint Ventures (other than a Subsidiary) securing obligations of such Joint Venture;

(gg)         receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(hh)         Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ii)           Liens not otherwise permitted by this definition of “Permitted Liens”; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate principal amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, clause (e) of this definition of “Permitted Liens” in respect of a Refinancing of Indebtedness previously secured under this clause (ii)) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” the greater of (x) $200,000,000 and (y) 30.80% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided that, if such Liens are consensual Liens secured by Collateral, such Liens shall rank junior to the Liens on the Collateral securing the First Lien Notes Obligations on the terms set forth in the applicable Intercreditor Agreement; provided, further, that any such Liens incurred under this clause (ii) secures obligations incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction); provided, further, that subject to Section 10.11, the Trustee shall be authorized to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this clause (ii);

(jj)           Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Subsidiaries in the ordinary course of business; provided that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 4.09;

(kk)         Liens on securities that are the subject of repurchase agreements constituting Permitted Investments;

(ll)           the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(mm)       agreements to subordinate any interest of the Company or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(nn)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(oo)        Liens securing surety bonds and commercial letters of credit permitted pursuant to Section 4.09(b)(7);

(pp)        Liens securing Swap Agreements submitted for clearing in accordance with Requirements of Law;

(qq)        (i) Liens on cash or Cash Equivalent collateral securing Indebtedness Incurred under Section 4.09(b)(6) up to 105% of the face value of such Incurred Indebtedness and any ancillary, attributable, incidental or related amounts; and (ii) Liens on collateral securing Indebtedness Incurred under Section 4.09(b)(25);

(rr)          utility and similar deposits in the ordinary course of business;

(ss)         Liens arising in connection with rights of dissenting equityholders pursuant to Requirements of Law;

(tt)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(uu)         with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary); and

(vv)         Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of determining compliance with Section 4.12, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this definition of “Permitted Liens” but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to clause (ii) above (giving pro forma effect to the Incurrence of such portion of such Indebtedness or other obligations), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (ii) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this definition and (C) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer or any Subsidiary, the payment of dividends on Preferred Equity Interest in the form of additional shares of Preferred Equity Interest of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing any Indebtedness.

Notwithstanding the foregoing, the Issuer shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Equity Interests of any Subsidiary, now owned or hereafter acquired, except for Liens permitted to be incurred under clauses (b) and (r) of the definition hereof and nonconsensual Liens created by operation of law.

“Permitted Payments” means any Restricted Payment permitted to be made pursuant to Section 4.07.

“Permitted Plan” means any employee benefits plan of the Company or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part); by adding or replacing lenders, creditors, agents; or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that:

(A)          the principal amount (or, if higher, accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or, if higher, accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, plus additional amounts permitted to be incurred under Section 4.09(b);

(B)          such Permitted Refinancing Indebtedness shall not be Incurred by, or guaranteed by, any Non-Guarantor Subsidiary (it being understood that any Note Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness);

(C)          such Permitted Refinancing Indebtedness shall have (1) a final maturity date equal to or later than the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) the maturity date of the First Lien Notes, and (2) a Weighted Average Life to Maturity equal to or greater than the lessor of (1) the Weighted Average Life to Maturity of the Refinanced Indebtedness and (2) the Weighted Average Life to Maturity of the First Lien Notes; provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness either is subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject) or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges;

(D)          to the extent such Refinanced Indebtedness is subordinated in right of payment to the First Lien Notes Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the First Lien Notes Obligations on terms in all material respects at least as favorable, taken as a whole, to the Holders (as determined in good faith by the Issuer) as those contained in the documentation governing the Refinanced Indebtedness (except, for the avoidance of doubt, to the extent permitted by dollar- for-dollar usage of any other basket set forth in Section 4.09);

(E)           (1) if such Refinanced Indebtedness is secured by a Parity Lien on any Collateral, the Permitted Refinancing Indebtedness shall be secured by a Parity Lien or Junior Lien on the Collateral or shall be unsecured; (2) if such Refinanced Indebtedness is secured by a Junior Lien on any Collateral, the Permitted Refinancing Indebtedness shall be secured by a Junior Lien on the Collateral or shall be unsecured; and (3) if such Refinanced Indebtedness is unsecured, the Permitted Refinancing Indebtedness shall be unsecured (except, for the avoidance of doubt, in the case of each of clauses (1), (2) and (3), to the extent of any dollar for dollar usage of any other basket set forth in the definition of “Permitted Indebtedness” and lien basket set forth in the definition of “Permitted Liens”; provided that, for the avoidance of doubt, if such Refinanced Indebtedness is not secured by any Collateral, such Permitted Refinancing Indebtedness shall not be secured by assets not constituting Collateral;

(F)           [reserved];

(G)           if such Refinanced Indebtedness is subject to an Intercreditor Agreement and is secured by any Collateral, a Senior Representative validly acting on behalf of holders of such Permitted Refinancing Indebtedness (to the extent secured) shall become party to an Intercreditor Agreement; and

(H)          except for any of the following that are only applicable to periods after the Latest Maturity Date (as defined in the Parity Lien Loan Facility Documents as in effect on the Issue Date) the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Issuer to either (1) be consistent with market terms and conditions at the time of incurrence, issuance or effectiveness or (2) not be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions, taken as a whole, contained in the documentation governing such Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed rates or payment-in-kind interest), interest rate margins, AHYDO Catch-Up Payments, rate floors, fees, funding discounts, original issue discounts, closing payments, maturity, currency types and denominations, and redemption or prepayment terms and premiums).

For the avoidance of doubt, any such Permitted Refinancing Indebtedness shall not contain terms and requirements regarding payment, lien and collateral priority, redemption or prepayments, collateral, guarantees, covenants (including financial ratios, tests and other financial covenant) or similar items that are more favorable to the lenders or holders providing such Indebtedness, as a whole, than such terms and requirements that are applicable to the First Lien Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means April 16, 2026.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Issuer or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Equity Interests” mean any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all First Lien Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Entity” means any Acquired Entity or Business or any Sold Entity or Business.

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refunding Equity Interests” has the meaning set forth in Section 4.07(b)(2).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global First Lien Note” means a Global First Lien Note substantially in the form of Exhibit A hereto bearing the Global First Lien Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the First Lien Notes initially issued or distributed in reliance on Rule 903 of Regulation S.

“Reinvestment Period” means, with respect to any Asset Sale (excluding any Asset Sale resulting from a transaction pursuant to clause (6) of the definition of “Asset Sale”) or Casualty Event, the day that is 12 months after the receipt of cash proceeds (or, if such cash proceeds are committed to be invested in the business of the Issuer or any of the Subsidiaries within such 12-month period but have not been so invested within such period, the day that is 6 months following such 12-month period) by the Issuer or any Subsidiary from such Asset Sale or Casualty Event.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and controlling persons of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Required Holders” means, at any time, Holders having First Lien Notes representing more than 50% of the aggregate outstanding principal amount of the First Lien Notes at such time; provided that, at any time that Material Holders, individually or collectively, are known by the Company (based solely on information certified and provided to the Company by a Material Holder in writing) to Beneficially Own First Lien Notes representing more than 50% of the aggregate outstanding principal amount of the First Lien Notes then outstanding (the “Relevant Consent Period”), “Required Holders” shall include (x) three Beneficial Holders who are not Material Holders or Affiliates of Material Holders (such Holders, “Unaffiliated Holders”) or (y) if the Company has knowledge that there are less than three Unaffiliated Holders at any time, all existing Unaffiliated Holders at such time; provided, further, during the Relevant Consent Period, in connection with any proposed action of Required Holders, the Company shall deliver (or cause to be delivered) to the Trustee a written notice requesting the consent of the Unaffiliated Holders to such proposed action, and if any Unaffiliated Holder does not respond in writing to the Company (or to such other Person designated by the Company in such notice) within ten (10) Business Days after delivery of such notice (each such non-responding Unaffiliated Holder, a “Non-Responding Holder”), such Non-Responding Holder shall be deemed to have consented to the proposed action for purposes of determining whether the requisite Unaffiliated Holders have consented. The Company shall provide to the Trustee evidence (which may consist solely of an Officer’s Certificate) confirming that the requisite Unaffiliated Holders have consented (or been deemed to have consented) to the proposed action. The Trustee shall be entitled to conclusively rely on any such Officer’s Certificate or other written representations (or the absence thereof) without independent investigation or verification, and the Trustee shall not have any liability to any Person for such reliance. The Company shall have no obligation to conduct a consent solicitation through DTC or any other clearing system, or to comply with any consent solicitation procedures of DTC or any other clearing system, in connection with obtaining the consent of Unaffiliated Holders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means (a) when used with respect to the Trustee, any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers having direct responsibility for the administration of this Indenture, and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture and (b) with respect to any Note Party, the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer, general counsel, secretary or other similar officer, manager or a director of a Note Party; with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof; as to any document delivered on the Issue Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Note Party; and, solely for purposes of notices given pursuant to an Officer’s Certificate, any other officer or employee of the applicable Note Party so designated by any of the foregoing officers in a notice to the Trustee or any other officer or employee of the applicable Note Party designated in or pursuant to an agreement between the applicable Note Party and the Trustee. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Definitive First Lien Note” means a Definitive First Lien Note bearing the Private Placement Legend.

“Restricted Global First Lien Note” means a Global First Lien Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means (a) each Holder, (b) the Trustee, (c) the Notes Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Note Party and/or under any First Lien Notes Document and (e) the permitted successors and assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Issue Date, among the Note Parties party thereto and the Notes Collateral Agent, in its capacity as collateral agent for the Secured Parties.

“Security Documents” means the Security Agreement, each Mortgage, each Intercreditor Agreement and each other security agreement, pledge agreement or other agreement or document executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the First Lien Notes Obligations.

“Senior Secured Credit Facility” means (i) the ABL Facility, (ii) the Parity Lien Loan Facility and/or (iii) any Additional Parity Lien Debt Facility, as the context may require.

“Senior Secured Credit Facility Agent” means (i) with respect to any matter in respect of ABL Priority Collateral, the ABL Facility Agent, acting in the capacity of “Senior Representative” (as defined in the ABL Intercreditor Agreement) acting in accordance with the ABL Intercreditor Agreement and the applicable “Senior Documents” (as defined in the ABL Intercreditor Agreement), (ii) the Parity Lien Loan Facility Agent acting at the “Direction of the Required Lenders” (as defined in the Parity Lien Loan Facility Documents) (and otherwise pursuant to, and in accordance with, the Parity Lien Loan Facility Agreement and the other Parity Lien Loan Facility Documents), (iii) any Additional Parity Lien Debt Facility Agent acting pursuant to, and in accordance with, the applicable Additional Parity Lien Debt Facility Documents and/or (iv) with respect to any Term Debt Priority Collateral, the Parity Lien Controlling Collateral Agent, acting as (x) “Senior Representative” (as defined in the ABL Intercreditor Agreement) in accordance with the ABL Intercreditor and the applicable “Senior Documents” (as defined in the ABL Intercreditor Agreement) and/or (y) “Controlling Collateral Agent” (as defined in the Equal Priority Intercreditor Agreement) in accordance with the Equal Priority Intercreditor Agreement and the applicable “Loan Documents” (as defined in the Equal Priority Intercreditor Agreement), as the context may require.

“Senior Secured Credit Facility Agreement” means (i) the ABL Facility Agreement, (ii) the Parity Lien Loan Facility Agreement and/or (iii) any credit agreements, notes, note purchase agreements, commercial paper facilities, indentures or other agreements governing an Additional Parity Lien Debt Facility, as the context may require.

“Senior Secured Credit Facility Documents” means (i) with respect to the ABL Facility Agent, the ABL Facility Documents (and including, for the avoidance of doubt, each Intercreditor Agreement to which it is a party), (ii) with respect to the Parity Lien Loan Facility Agent, the Parity Lien Loan Facility Documents (and including, for the avoidance of doubt, each Intercreditor Agreement to which it is a party), (iii) with respect to the Parity Lien Controlling Collateral Agent, the Parity Lien Loan Facility Documents, the First Lien Notes Documents and each Intercreditor Agreement to which the Parity Lien Controlling Collateral Agent is a party and/or (iv) with respect to any Additional Parity Lien Debt Facility Agent, the applicable Additional Parity Lien Debt Facility Documents to which it is a party (and including, for the avoidance of doubt, the Equal Priority Intercreditor Agreement and each other Intercreditor Agreement to which it is a party).

“Senior Secured Credit Facility Obligations” means (i) the ABL Facility Obligations, (ii) the Parity Lien Loan Facility Obligations and/or (iii) any Additional Parity Lien Debt Facility Obligations, as the context may require.

“Significant Subsidiary” means, at any date of determination, (a) any Subsidiary whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 10% of the Consolidated Total Assets of the Issuer and the Subsidiaries at such date, (b) any Subsidiary whose gross revenues (when combined with the gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Issuer and the Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Subsidiary (when combined with the total assets or gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in clause (5) or (6) of Section 6.01 would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” means, with respect to the Company and its Subsidiaries on a consolidated basis on the Issue Date after giving effect to the Transactions, that (a) the Fair Value and the Present Fair Saleable Value of the assets of the Company and its Subsidiaries taken as a whole each exceed their Stated Liabilities and Identified Contingent Liabilities; (b) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (c) the Company and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Defined terms used in the foregoing definition have the meanings set forth in the solvency certificate delivered on the Issue Date.

“Special Purpose Subsidiary” means any (a) not-for-profit Subsidiary or (b) captive insurance company.

“Specified Dispositions” means one or more Dispositions (including any transaction or series of transactions comprising one or more Dispositions) of the businesses and/or assets (including Equity Interests) separately disclosed to the Trustee in writing by the Issuer (the “Specified Disposition Letter”) prior to or concurrently with the Issue Date. For the purpose of this Indenture, any reference to a Specified Disposition shall include the transaction or series of transactions disclosed to the Trustee, including any Disposition (or series of Dispositions), directly or indirectly, in whole or in part, from time to time, in one or more transactions, of the Equity Interests in, or property, business or assets (including Subsidiaries and Minority Investments) forming part of, or used or held for use in, acquired for use in, or otherwise relating to the business, assets or Equity Interests described in such disclosure, or otherwise ancillary, attributable, incidental or related to, in each case, whether now owned or hereafter acquired, forming part of such Specified Disposition. Each Holder acknowledges and agrees that the Specified Disposition Letter is confidential and may only be disclosed by the Trustee to a Holder if (i) such Holder requests receipt of the Specified Disposition Letter in writing and (ii) the Issuer delivers written approval to the Trustee to disclose the Specified Disposition Letter to such Holder. The Trustee shall not have any duty to monitor or determine whether a Specified Disposition has occurred or if any Specified Disposition requires repayment of indebtedness pursuant to Section 4.10(a)(3), or to notify any Holder of the occurrence of a Specified Disposition, other than delivery to the Holders of any notice that a Specified Disposition has occurred that the Trustee receives from the Issuer.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any third-party Indebtedness for borrowed money which is contractually subordinated in right of payment to the First Lien Notes Obligations pursuant to a written agreement to that effect.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation limited liability company, partnership, association, joint venture or other entity of which a majority of the (a) total economic interest of such Person or (b) shares of stock, equity interests, or other securities or interests having ordinary voting power for the election of directors or other governing body (irrespective of whether or not at the time such securities or interests shall have or might have voting power by reason of the happening of any contingency), in each case of clause (a) and (b) are at the time beneficially owned (or, as applicable, the economic benefit of which is to be received), or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Issuer.

“Subsidiary Guarantor” means each Subsidiary that is a party to this Indenture as a “Guarantor”; provided that, without the prior written consent of the Issuer, no Excluded Subsidiary shall be required to be a Guarantor.

“Supermajority Level I Holders” means, at any time, Holders holding First Lien Notes representing more than 66 2/3% of the aggregate outstanding principal amount of First Lien Notes at such time; provided that, at any time that Material Holders, individually or collectively, have First Lien Notes representing more than 66 2/3% of the aggregate First Lien Notes then outstanding, “Supermajority Level I Holders” shall include (x) three Unaffiliated Holders (with the deemed consent and notice provisions applicable to Unaffiliated Holders set forth in the definition of “Required Holders” applying mutatis mutandis), or (y) if there are less than three Unaffiliated Holders at any time, all existing Unaffiliated Holders at such time.

“Supermajority Level II Holders” means, at any time, Holders holding First Lien Notes representing more than 90% of the aggregate outstanding principal amount of First Lien Notes at such time; provided that, at any time that Material Holders, individually or collectively, have First Lien Notes representing more than 90% of the aggregate First Lien Notes then outstanding, “Supermajority Level II Holders” shall include (x) three Unaffiliated Holders (with the deemed consent and notice provisions applicable to Unaffiliated Holders set forth in the definition of “Required Holders” applying mutatis mutandis), or (y) if there are less than three Unaffiliated Holders at any time, all existing Unaffiliated Holders at such time.

“Supplemental Indenture” means the Supplemental Indenture substantially in the form of Exhibit D hereto.

“Survey” has the meaning assigned to such term in the Parity Lien Loan Facility Agreement (as in effect on the Issue Date) and, if applicable, shall include any survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located; (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or, if such construction shall not have been completed as of such date of delivery, not earlier than 20 days (or, if during the Collateral Consent Period, such earlier period as the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders) may agree) prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property; (iii) certified by the surveyor (in a commercially reasonable manner and if during the Collateral Consent Period, reasonably acceptable to the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders)) to the Notes Collateral Agent and the title insurance company; (iv) complying in all respects with the minimum detail requirements of the American Land Title Association/National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey; and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor or the Issuer, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Holder or any Affiliate of a Holder).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Debt Priority Collateral” shall have the meaning given to such term in the ABL Intercreditor Agreement.

“Term Loans” shall have the meaning assigned to such term in the Parity Lien Loan Facility Agreement.

“Test Period” means, for any determination under this Indenture, the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such date of determination (taken as one accounting period) in respect of which annual or internal financial statements are available for each fiscal quarter or fiscal year in such period; provided that, prior to the first date that financial statements have been delivered pursuant to this Indenture, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Company ended June 30, 2026. A Test Period may be designated by reference to the last day thereof (i.e., the June 30, 2026 Test Period refers to the period of four consecutive fiscal quarters of the Company ended June 30, 2026), and a Test Period shall be deemed to end on the last day thereof.

“Testing Party” has the meaning assigned to such term in Section 1.10.

“TIA” means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Transactions” means, collectively, (a) the transactions contemplated by or in connection with the Confirmed Chapter 11 Plan or necessary to effectuate the Confirmed Chapter 11 Plan, (b) the consummation of the transactions contemplated by this Indenture, (c) the Financing Transactions, (d) the consummation of the ABL Facility, (e) the consummation of the Parity Lien Loan Facility and (f) the consummation of any other transactions in connection with the foregoing.

“U.S.” and “United States” mean the United States of America.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Unaffiliated Holders” has the meaning assigned to such term in the definition of the term “Required Holders.”

“Unidentified Claimants” means each Person entitled to a Term Loan pursuant to the Confirmed Chapter 11 Plan on account of an Allowed Claim or Allowed Interest (each as defined in the Confirmed Chapter 11 Plan) that, as of the date hereof, has not responded to a request from the Disbursement Agent for information necessary to facilitate the distributions to which it is entitled in accordance with the Confirmed Chapter 11 Plan.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means, as of any date of determination, cash or Cash Equivalents of the Issuer or any of its Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Subsidiaries. For the avoidance of doubt, (a) “Unrestricted Cash” shall not include any cash or Cash Equivalents that are subject to a Lien permitted by clause (qq) of the definition of “Permitted Liens” and (b) cash or Cash Equivalents held in deposit accounts that are subject to a deposit account control agreement or similar control agreement shall not be deemed “restricted” for purposes of this definition solely by reason of being subject to such deposit account control agreement or similar control agreement, so long as no exclusive control notice (or similar activation notice) has been delivered with respect thereto that restricts the applicable Note Party’s access to or use of such cash or Cash Equivalents.

“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests that are at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) be appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who is entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares, (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law or (c) shares sold pursuant to Local Management Plans) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.         Other Definitions.

Term	Defined in Section
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11
“Asset Sale or Casualty Event Offer”	3.10
“Authentication Order”	2.02
“Change in Control Offer”	4.15
“Change in Control Payment”	4.15
“Change in Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Double-Dip Provision”	4.09
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Initial Agreement”	4.08
“Initial Default”	6.01
“Legal Defeasance”	8.02
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“payment default”	6.01
“Permitted Indebtedness”	4.09
“Purchase Date”	3.10
“Registrar”	2.03
“Required Filing Dates”	4.03
“Required Reports”	4.03
“Restricted Payment”	4.07
“Successor Issuer”	5.01
“U.S.A. Patriot Act”	13.13

Section 1.03.         Rules of Construction.

With reference to this Indenture and each other First Lien Notes Document, unless otherwise specified herein or in such other First Lien Notes Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any First Lien Notes Document shall refer to such First Lien Notes Document as a whole and not to any particular provision thereof.

(c)           The term “including” is by way of example and not limitation.

(d)           Section, Exhibit and Schedule references are to the First Lien Notes Document in which such reference appears.

(e)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)           Section headings herein and in the other First Lien Notes Documents are included for convenience of reference only and shall not affect the interpretation of this Indenture or any other First Lien Notes Document.

(h)           Any reference to any Person shall be construed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)            The word “will” shall be construed to have the same meaning as the word “shall.”

(k)           The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)           References to organizational documents, agreements (including the First Lien Notes Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Indenture, the ABL Intercreditor Agreement, the Equal Priority Intercreditor Agreement and any other applicable Intercreditor Agreement.

(m)           Except as expressly provided for herein, references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

Section 1.04.         Accounting Terms; GAAP.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Issuer’s historical financial statements, except as otherwise specifically prescribed herein.

(b)           Notwithstanding any other provision contained herein: (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825-Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value” as defined therein; and (ii) unless the Issuer elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on December 31, 2018 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions (including the definition of “Indebtedness”), calculations and deliverables under this Indenture or any other First Lien Notes Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(c)           For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the operating income of such Person or business shall not be excluded from the calculation of operating income until such Disposition shall have been consummated.

Section 1.05.         Currency Translation. (a) For purposes of any determination under Article 4 or any determination under any other provision of this Indenture requiring the use of a current exchange rate, all amounts Incurred, outstanding or proposed to be Incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article 4 with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment or payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is Incurred or made or Disposition or Restricted Payment or payment made; (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred (and, if applicable, any associated Lien granted) under a particular basket to Refinance other Indebtedness denominated in a foreign currency that was originally Incurred under the same basket, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Refinanced Indebtedness (and, if applicable, any associated Lien granted) does not exceed the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) Incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder plus additional amounts permitted to be incurred under Section 4.09; and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be Incurred or made or Disposition or Restricted Payment or payment made at any time under such Sections. For purposes of calculating the Consolidated Total Net Leverage Ratio, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to this Indenture.

Section 1.06.         No Incorporation by Reference of Trust Indenture Act. This Indenture will not be qualified under the Trust Indenture Act or subject to the terms of the Trust Indenture Act.

Section 1.07.         Rounding. Any financial ratios required to be complied with by the Issuer pursuant to this Indenture (or required to be satisfied in order for a specific action to be permitted under this Indenture) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08.         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09.         Timing of Payment or Performance. Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.10.         Limited Condition Transactions.

(a)           In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as such representations and warranties are true and correct (to the extent required by such provisions) as of, or no Default, Event of Default or specified Event of Default, as applicable, exists on, the LCT Test Date (as defined below) for such Limited Condition Transaction. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this clause (a), any Default, Event of Default or specified Event of Default occurs following the LCT Test Date for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such failure, Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)           In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(1)           determining compliance with any provision of this Indenture that requires the calculation of the Consolidated Total Net Leverage Ratio or any other ratio test; or

(2)           testing baskets or any other calculations set forth in this Indenture (including baskets or any other calculations measured as a percentage of Consolidated Total Assets, Consolidated EBITDA);

(3)           in each case, at the option of the Company, any of its Subsidiaries, a Parent Entity, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (such election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive documentation, submission of notice or the making of definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date on which the definitive acquisition agreements (or, if applicable, a binding offer, or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction is entered into, provided or made, as applicable, or the date that a certificate of a Responsible Officer of the Company is given with respect to the designation of a Subsidiary as restricted or unrestricted or for such Limited Condition Transaction are entered into; (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment; or (z) in respect of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date, the Company or its Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with.

(4)           For the avoidance of doubt, if the Testing Party has made an LCT Election and (A) any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture and (B) any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Company, the target company or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent Test Periods shall have become available, the Testing Party may elect, in its sole discretion, to redetermine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, and (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. Notwithstanding anything to the contrary herein, in connection with any Limited Condition Transaction that constitutes a UK “certain funds” acquisition, the provisions of this Section 1.10 shall be deemed modified as necessary to reflect customary UK “certain funds” conditionality.

Section 1.11.         Pro Forma and Other Calculations.

(a)           Notwithstanding anything to the contrary herein, but subject to Section 1.10, financial ratios and tests (including measurements of Consolidated Total Assets or Consolidated EBITDA), including the Consolidated Total Net Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.11. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Internal Financial Statements are available.

(b)           Any financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA) that has been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Consolidated Total Assets or “unrestricted” cash and Cash Equivalents on the last day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any Subsidiary since the beginning of such Test Period shall have made any transaction that would have required adjustment pursuant to this Section 1.11, then the relevant financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c)           In the event that the Company or any Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than normal fluctuations in revolving Indebtedness Incurred for working capital purposes), in each case included in the calculations of any financial ratio or test that is to be calculated on a pro forma basis, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(d)           Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Company to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company or applicable Subsidiary may designate.

(e)           Any such pro forma calculation may include, without duplication, adjustments calculated in accordance with Regulation S-X under the Securities Act.

(f)           For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or, except as described in Section 1.11, any other financial ratio, test, covenant, calculation or measurement (including any Consolidated Total Net Leverage Ratio test, Unrestricted Cash and the amount of Consolidated EBITDA and/or Consolidated Total Assets), such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.10), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(g)           Notwithstanding anything to the contrary herein, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture (including any covenant) that does not require compliance with a financial ratio or test (including any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently, simultaneously or contemporaneously with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test any Consolidated Total Net Leverage Ratio test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (including amounts Incurred under the Incremental Amount) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(h)           Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Indenture that was calculated or determined in good faith by a Responsible Officer of the Company based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Indenture at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Indenture.

(i)           For purposes of the calculation of the Consolidated Total Net Leverage Ratio in connection with the Incurrence of any Indebtedness under a revolving credit or other similar facility in connection with entering into a commitment letter or similar agreement with respect to the Incurrence of any Indebtedness that would not be prohibited under Section 4.09 (and, in each case, any Permitted Lien securing such Indebtedness, such Person may elect, pursuant to a certificate of a Responsible Officer of the Issuer delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any such Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Issuer, its Subsidiaries or any third party), as the case may be, as being Incurred or secured, as the case may be, as of the date such certificate is delivered, and (i) any subsequent Incurrence of such Indebtedness or such Lien under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to a certificate of a Responsible Officer of the Issuer delivered to the Trustee; and (iii) at all times thereafter, for subsequent calculations of the Consolidated Total Net Leverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

Section 1.12.         Divisions.

For all purposes under the First Lien Notes Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been Disposed by the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article 2
The First Lien Notes

Section 2.01.         Form and Dating.

(a)           General. The First Lien Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The First Lien Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each First Lien Note will be dated the date of its authentication. The First Lien Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the First Lien Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any First Lien Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Upon delivery to the Trustee of an Officer’s Certificate, Opinion of Counsel and Authentication Order, to issue Additional First Lien Notes under this Indenture, Additional First Lien Notes ranking pari passu with the Initial First Lien Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial First Lien Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial First Lien Notes; provided that Additional First Lien Notes will not be issued with the same CUSIP, if any, as existing First Lien Notes unless such Additional First Lien Notes are fungible with existing First Lien Notes for U.S. federal income tax purposes. Any Additional First Lien Notes shall be issued with the benefit of an indenture supplemental to this Indenture. The Initial First Lien Notes issued on the Issue Date and any Additional First Lien Notes issued shall be treated as a single class for all purposes under this Indenture.

The Company may issue and distribute the Initial First Lien Notes on the Issue Date in one or more Global First Lien Notes, including 144A Global First Lien Notes, Regulation S Global First Lien Notes and AI Global First Lien Notes, based on the certifications, elections and instructions made or deemed made pursuant to the Confirmed Chapter 11 Plan and the applicable election procedures. The Company, the Trustee and the Registrar shall be entitled to accept and conclusively rely on the Confirmed Chapter 11 Plan, the Confirmation Order, such election procedures, DTC instructions and any certifications or agent’s messages received in connection therewith in lieu of any legal opinion regarding whether the Initial First Lien Notes issued pursuant to the Confirmed Chapter 11 Plan are exempt from registration under the Securities Act and/or eligible for DTC, book-entry delivery, settlement and depository services, and no Person shall require any legal opinion regarding the validity of any transaction contemplated by the Confirmed Chapter 11 Plan, including whether such Initial First Lien Notes are exempt from registration and/or eligible for DTC. None of the Company, the Trustee or the Registrar shall have any duty to investigate or verify the status of any beneficial owner or participant except as expressly required by this Indenture.

(b)           Global First Lien Notes. First Lien Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global First Lien Note Legend thereon and the “Schedule of Exchanges of Interests in the Global First Lien Note” attached thereto). First Lien Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global First Lien Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global First Lien Note” attached thereto). Each Global First Lien Note will represent such of the outstanding First Lien Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding First Lien Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding First Lien Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global First Lien Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding First Lien Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)           Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global First Lien Note that are held by Participants through Euroclear or Clearstream.

Section 2.02.         Execution and Authentication.

At least one Responsible Officer must sign the First Lien Notes for the Company by manual, facsimile or electronic signature.

If a Responsible Officer whose signature is on a First Lien Note no longer holds that office at the time a First Lien Note is authenticated, the First Lien Note will nevertheless be valid.

A First Lien Note will not be valid until authenticated by the manual, facsimile or electronic signature of the Trustee. The signature will be conclusive evidence that the First Lien Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by one Responsible Officer (an “Authentication Order”), authenticate First Lien Notes for original issue that may be validly issued under this Indenture, including any Additional First Lien Notes. With respect to any Additional First Lien Notes, the Company shall set forth in an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a)           the aggregate principal amount of such Additional First Lien Notes to be authenticated and delivered pursuant to this Indenture; and

(b)           the issue prices, the issue date and the CUSIP number of such Additional First Lien Notes.

The aggregate principal amount of First Lien Notes outstanding at any time may not exceed the aggregate principal amount of First Lien Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall Additional First Lien Notes be Incurred for the primary purpose of influencing the votes with respect to an amendment, waiver or other modification under this Indenture or otherwise to effectuate an amendment or waiver to this Indenture or any Security Document.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate First Lien Notes. An authenticating agent may authenticate First Lien Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.         Registrar and Paying Agent.

The Company will maintain an office or agency where First Lien Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where First Lien Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the First Lien Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global First Lien Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global First Lien Notes.

Section 2.04.         Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the First Lien Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the First Lien Notes.

Section 2.05.         Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of First Lien Notes.

Section 2.06.         Transfer and Exchange.

(a)           Transfer and Exchange of Global First Lien Notes. A Global First Lien Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global First Lien Notes will be exchanged by the Company for Definitive First Lien Notes if:

(1)           the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within one-hundred and twenty (120) days after the date of such notice from the Depositary;

(2)           the Company in its sole discretion determines that the Global First Lien Notes (in whole but not in part) should be exchanged for Definitive First Lien Notes and delivers a written notice to such effect to the Trustee; or

(3)           there has occurred and is continuing a Default or Event of Default with respect to the First Lien Notes and Holders of a majority of the aggregate principal amount of the outstanding First Lien Notes so request.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive First Lien Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global First Lien Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Except as provided in this Section 2.06, every First Lien Note authenticated and delivered in exchange for, or in lieu of, a Global First Lien Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global First Lien Note. A Global First Lien Note may not be exchanged for another First Lien Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global First Lien Note may be transferred and exchanged as provided in Section 2.06(b) or Section 2.06(c) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global First Lien Notes. The transfer and exchange of beneficial interests in the Global First Lien Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Neither the Trustee nor the Registrar shall have any duty to monitor compliance with the requirements or conditions for effecting transfers of beneficial interests within a Global First Lien Note. Beneficial interests in the Restricted Global First Lien Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global First Lien Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)           Transfer of Beneficial Interests in the Same Global First Lien Note. Beneficial interests in any Restricted Global First Lien Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global First Lien Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global First Lien Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global First Lien Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)           All Other Transfers and Exchanges of Beneficial Interests in Global First Lien Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)           both:

(i)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global First Lien Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)           instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)           both:

(i)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive First Lien Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)           instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive First Lien Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global First Lien Notes contained in this Indenture and the First Lien Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global First Lien Note(s) pursuant to Section 2.06(g) hereof.

(3)           Transfer of Beneficial Interests to Another Restricted Global First Lien Note. A beneficial interest in any Restricted Global First Lien Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global First Lien Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)           if the transferee will take delivery in the form of a beneficial interest in the 144A Global First Lien Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)           if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global First Lien Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)           if the transferee will take delivery in the form of a beneficial interest in the AI Global First Lien Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)           Transfer and Exchange of Beneficial Interests in a Restricted Global First Lien Note for Beneficial Interests in an Unrestricted Global First Lien Note. A beneficial interest in any Restricted Global First Lien Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global First Lien Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global First Lien Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)           if the holder of such beneficial interest in a Restricted Global First Lien Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global First Lien Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)           if the holder of such beneficial interest in a Restricted Global First Lien Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global First Lien Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global First Lien Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global First Lien Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global First Lien Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global First Lien Note.

(c)           Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)           Beneficial Interests in Restricted Global First Lien Notes to Restricted Definitive First Lien Notes. If any holder of a beneficial interest in a Restricted Global First Lien Note proposes to exchange such beneficial interest for a Restricted Definitive First Lien Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive First Lien Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the holder of such beneficial interest in a Restricted Global First Lien Note proposes to exchange such beneficial interest for a Restricted Definitive First Lien Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)           if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)           if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)           if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)           if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global First Lien Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive First Lien Note in the appropriate principal amount. Any Definitive First Lien Note issued in exchange for a beneficial interest in a Restricted Global First Lien Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive First Lien Notes to the Persons in whose names such First Lien Notes are so registered. Any Definitive First Lien Note issued in exchange for a beneficial interest in a Restricted Global First Lien Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)           Beneficial Interests in Restricted Global First Lien Notes to Unrestricted Definitive First Lien Notes. A holder of a beneficial interest in a Restricted Global First Lien Note may exchange such beneficial interest for an Unrestricted Definitive First Lien Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive First Lien Note only if the Registrar receives the following:

(A)           if the holder of such beneficial interest in a Restricted Global First Lien Note proposes to exchange such beneficial interest for an Unrestricted Definitive First Lien Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)           if the holder of such beneficial interest in a Restricted Global First Lien Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive First Lien Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)           Beneficial Interests in Unrestricted Global First Lien Notes to Unrestricted Definitive First Lien Notes. If any holder of a beneficial interest in an Unrestricted Global First Lien Note proposes to exchange such beneficial interest for a Definitive First Lien Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive First Lien Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global First Lien Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive First Lien Note in the appropriate principal amount. Any Definitive First Lien Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive First Lien Notes to the Persons in whose names such First Lien Notes are so registered. Any Definitive First Lien Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)           Restricted Definitive First Lien Notes to Beneficial Interests in Restricted Global First Lien Notes. If any Holder of a Restricted Definitive First Lien Note proposes to exchange such First Lien Note for a beneficial interest in a Restricted Global First Lien Note or to transfer such Restricted Definitive First Lien Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global First Lien Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the Holder of such Restricted Definitive First Lien Note proposes to exchange such First Lien Note for a beneficial interest in a Restricted Global First Lien Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)           if such Restricted Definitive First Lien Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such Restricted Definitive First Lien Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)           if such Restricted Definitive First Lien Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such Restricted Definitive First Lien Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)           if such Restricted Definitive First Lien Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)           if such Restricted Definitive First Lien Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive First Lien Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global First Lien Note, in the case of clause (B) above, the 144A Global First Lien Note, in the case of clause (C) above, the Regulation S Global First Lien Note and, in the case of clause (E) above, the AI Global First Lien Note.

(2)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global First Lien Notes. A Holder of a Restricted Definitive First Lien Note may exchange such First Lien Note for a beneficial interest in an Unrestricted Global First Lien Note or transfer such Restricted Definitive First Lien Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global First Lien Note only if the Registrar receives the following:

(A)           if the Holder of such Definitive First Lien Notes proposes to exchange such First Lien Notes for a beneficial interest in the Unrestricted Global First Lien Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)           if the Holder of such Definitive First Lien Notes proposes to transfer such First Lien Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global First Lien Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive First Lien Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global First Lien Note.

(3)           Unrestricted Definitive First Lien Notes to Beneficial Interests in Unrestricted Global First Lien Notes. A Holder of an Unrestricted Definitive First Lien Note may exchange such First Lien Note for a beneficial interest in an Unrestricted Global First Lien Note or transfer such Definitive First Lien Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global First Lien Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive First Lien Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global First Lien Notes.

If any such exchange or transfer from a Definitive First Lien Note to a beneficial interest is effected at a time when an Unrestricted Global First Lien Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global First Lien Notes in an aggregate principal amount equal to the principal amount of Definitive First Lien Notes so transferred.

(e)           Transfer and Exchange of Definitive First Lien Notes for Definitive First Lien Notes. Upon request by a Holder of Definitive First Lien Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive First Lien Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive First Lien Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)           Restricted Definitive First Lien Notes to Restricted Definitive First Lien Notes. Any Restricted Definitive First Lien Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive First Lien Note if the Registrar receives the following:

(A)           if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)           if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)           if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)           Restricted Definitive First Lien Notes to Unrestricted Definitive First Lien Notes. Any Restricted Definitive First Lien Note may be exchanged by the Holder thereof for an Unrestricted Definitive First Lien Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive First Lien Note if the Registrar receives the following:

(A)           if the Holder of such Restricted Definitive First Lien Notes proposes to exchange such First Lien Notes for an Unrestricted Definitive First Lien Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)           if the Holder of such Restricted Definitive First Lien Notes proposes to transfer such First Lien Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive First Lien Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)           Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive First Lien Notes may transfer such First Lien Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive First Lien Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive First Lien Notes pursuant to the instructions from the Holder thereof.

(f)           Legends. The following legends will appear on the face of all Global First Lien Notes and Definitive First Lien Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)           Private Placement Legend.

(A)           Except as permitted by subparagraph (B) below, each Global First Lien Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS FIRST LIEN NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN,

THE ACQUIRER

(1)           REPRESENTS THAT:

(A)           IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR

(B)           IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF SEC RULE 501(A) UNDER THE SECURITIES ACT) THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER ACCREDITED INVESTOR, OR

(C)           IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT); AND

(2)           AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS FIRST LIEN NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY

(A)           TO THE COMPANY OR ITS DIRECT OR INDIRECT PARENT,

(B)           PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,

(C)           TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,

(D)           IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR

(E)           PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(B)           Notwithstanding the foregoing, any Global First Lien Note or Definitive First Lien Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all First Lien Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)           Global First Lien Note Legend. Each Global First Lien Note will bear a legend in substantially the following form:

“THIS GLOBAL FIRST LIEN NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS FIRST LIEN NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL FIRST LIEN NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL FIRST LIEN NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL FIRST LIEN NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR FIRST LIEN NOTES IN DEFINITIVE FORM, THIS FIRST LIEN NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUER AGREES TO PROVIDE TO THE HOLDER, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, YIELD TO MATURITY, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE WITH RESPECT TO THE NOTE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE ISSUER AT THE FOLLOWING ADDRESS: QVC GROUP, INC., 1200 WILSON DRIVE, WEST CHESTER, PA 19380, ATTENTION: GENERAL COUNSEL, EMAIL: [***].”

(g)           Cancellation and/or Adjustment of Global First Lien Notes. At such time as all beneficial interests in a particular Global First Lien Note have been exchanged for Definitive First Lien Notes or a particular Global First Lien Note has been redeemed, repurchased or canceled in whole and not in part, each such Global First Lien Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global First Lien Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global First Lien Note or for Definitive First Lien Notes, the principal amount of First Lien Notes represented by such Global First Lien Note will be reduced accordingly and an endorsement will be made on such Global First Lien Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global First Lien Note, such other Global First Lien Note will be increased accordingly and an endorsement will be made on such Global First Lien Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)           General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global First Lien Notes and Definitive First Lien Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)           No service charge will be made to a Holder of a beneficial interest in a Global First Lien Note or to a Holder of a Definitive First Lien Note for any registration of transfer or exchange, but the Company and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3)           The Registrar will not be required to register the transfer of or exchange of any First Lien Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)           All Global First Lien Notes and Definitive First Lien Notes issued upon any registration of transfer or exchange of Global First Lien Notes or Definitive First Lien Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global First Lien Notes or Definitive First Lien Notes surrendered upon such registration of transfer or exchange.

(5)           Neither the Registrar nor the Company will be required:

(A)           to issue, to register the transfer of or to exchange any First Lien Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of First Lien Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)           to register the transfer of or to exchange any First Lien Note selected for redemption in whole or in part, except the unredeemed portion of any First Lien Note being redeemed in part; or

(C)           to register the transfer of or to exchange a First Lien Note between a record date and the next succeeding interest payment date.

(6)           Prior to due presentment for the registration of a transfer of any First Lien Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any First Lien Note is registered as the absolute owner of such First Lien Note for the purpose of receiving payment of principal of and interest on such First Lien Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)           The Trustee will authenticate Global First Lien Notes and Definitive First Lien Notes in accordance with the provisions of Section 2.02 hereof.

(8)           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by email.

(9)           Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary. Neither the Company, the Trustee nor any Agent shall have any responsibility or obligation to any Beneficial Owner in a Global First Lien Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the First Lien Notes or with respect to the delivery to any Participant, Indirect Participant, Beneficial Owner or other Person (including any notice of redemption) or the payment of any amount, under or with respect to such First Lien Notes. The rights of Beneficial Owners in a Global First Lien Note shall be exercised only through the Depositary, subject to the Applicable Procedures. The Company, the Trustee, and any Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to their members, participants and any Beneficial Owners. The Company, the Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered Holder of any Global First Lien Note for all purposes of this Indenture relating to such Global First Lien Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the owner or Holder of a Beneficial Ownership interest in such Global First Lien Note) as the sole Holder of such Global First Lien Note and shall have no obligations to the Beneficial Owners thereof.

Section 2.07.         Replacement First Lien Notes.

If any mutilated First Lien Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any First Lien Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement First Lien Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a First Lien Note is replaced. The Company may charge for its expenses in replacing a First Lien Note.

Every replacement First Lien Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other First Lien Notes duly issued hereunder.

Section 2.08.         Outstanding First Lien Notes.

The First Lien Notes outstanding at any time are all the First Lien Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global First Lien Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a First Lien Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the First Lien Note; however, First Lien Notes held by the Company or any of its Subsidiaries shall not be deemed to be outstanding for purposes of Section 3.07 hereof.

If a First Lien Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced First Lien Note is held by a protected purchaser.

If the principal amount of any First Lien Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay First Lien Notes payable on that date, then on and after that date such First Lien Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09.         Treasury Notes.

In determining whether the Holders of the required principal amount of First Lien Notes have concurred in any direction, waiver or consent, First Lien Notes owned by the Company or any Guarantor or any of their Subsidiaries, or by any Person directly or indirectly controlling or controlled by or under direct, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only First Lien Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10.         Temporary Notes.

Until certificates representing First Lien Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary First Lien Notes. Temporary First Lien Notes will be substantially in the form of certificated First Lien Notes but may have variations that the Company considers appropriate for temporary First Lien Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate Definitive First Lien Notes in exchange for temporary Notes.

Holders of temporary First Lien Notes will be entitled to all of the benefits of this Indenture.

Section 2.11.         Cancellation.

The Company at any time may deliver First Lien Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any First Lien Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all First Lien Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled First Lien Notes (subject to the record retention requirements of the Exchange Act and the Trustee). Certification of the destruction of all canceled First Lien Notes will be delivered to the Company upon its written request therefor. The Company may not issue new First Lien Notes to replace First Lien Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.         Defaulted Interest.

If the Company defaults in a payment of interest on the First Lien Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the First Lien Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each First Lien Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.         Actions of a Holder.

For the purpose of providing any consent, waiver or instruction to the Company, the Trustee or Notes Collateral Agent, a “Holder” shall include a Person who provides to the Company, Trustee or Notes Collateral Agent, as the case may be, an affidavit of beneficial ownership of a First Lien Note.

Article 3
Redemption and Prepayment

Section 3.01.         Notices to Trustee.

If the Company elects to redeem First Lien Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least ten (10) days but not more than sixty (60) days before a redemption date, an Officer’s Certificate setting forth:

(1)           the clause of this Indenture pursuant to which the redemption shall occur;

(2)           the redemption date;

(3)           the principal amount of First Lien Notes to be redeemed; and

(4)           the redemption price.

Section 3.02.         Selection of First Lien Notes to Be Redeemed or Purchased.

If less than all of the First Lien Notes are to be redeemed or purchased at any time, the Trustee (or Registrar if other than the Trustee) will select the First Lien Notes for redemption or purchase in compliance with the requirements of the principal securities exchange, if any, on which the First Lien Notes are listed, as certified in writing to the Trustee by the Company, and in compliance with the requirements of DTC, or if the First Lien Notes are not so listed or such exchange prescribes no method of selection and the First Lien Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no First Lien Note of $1.00 in aggregate principal amount or less shall be redeemed or purchased in part.

If any First Lien Note is to be redeemed in part only, the notice of redemption that relates to that First Lien Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original First Lien Note will be issued in the name of the Holder thereof upon cancellation of the original First Lien Note. In the case of a Global First Lien Note, an appropriate notation will be made on such First Lien Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), First Lien Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest ceases to accrue on First Lien Notes or portions of them called for redemption.

The Trustee will promptly notify the Company in writing of the First Lien Notes selected for redemption or purchase and, in the case of any First Lien Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of First Lien Notes selected will be in minimum denominations of $1.00 or whole multiples of $1.00 in excess thereof; except that if all of the First Lien Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of First Lien Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to First Lien Notes called for redemption or purchase also apply to portions of First Lien Notes called for redemption or purchase.

The Trustee shall not be responsible for making any calculations in connection with a redemption.

Section 3.03.         Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, notices of redemption will be delivered by the Company electronically or mailed by first class mail at least 10 but not more than sixty (60) days before the redemption date to each Holder to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the First Lien Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12 hereof.

The notice will identify the First Lien Notes to be redeemed and will state:

(1)           the redemption date;

(2)           the redemption price;

(3)           if any First Lien Note is being redeemed in part, the portion of the principal amount of such First Lien Note to be redeemed and that, after the redemption date upon surrender of such First Lien Note, a new First Lien Note or First Lien Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original First Lien Note;

(4)           the name and address of the Paying Agent;

(5)           that First Lien Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)           that, unless the Company defaults in making such redemption payment, interest on First Lien Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the First Lien Notes and/or Section of this Indenture pursuant to which the First Lien Notes called for redemption are being redeemed;

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the First Lien Notes; and

(9)           whether the redemption is conditioned on any events and what such conditions are.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least forty-five (45) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Any redemption and notice of redemption may, at the Company’s discretion, be given prior to the completion of a transaction (including an equity offering, an incurrence of Indebtedness, a Change in Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction, and may include multiple amounts of First Lien Notes that may be redeemed and conditions precedent applicable to such different amounts of First Lien Notes. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 3.04.         Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, First Lien Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the satisfaction of any condition set forth in the notice of redemption.

Section 3.05.         Deposit of Redemption or Purchase Price.

Prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all First Lien Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all First Lien Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the First Lien Notes or the portions of First Lien Notes called for redemption or purchase. If a First Lien Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such First Lien Note was registered at the close of business on such record date. If any First Lien Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the First Lien Notes and in Section 4.01 hereof.

Section 3.06.         First Lien Notes Redeemed or Purchased in Part.

Upon surrender of a First Lien Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new First Lien Note equal in principal amount to the unredeemed or unpurchased portion of the First Lien Note surrendered.

Notwithstanding anything to the contrary in this Indenture, subject to applicable law and the terms of this Indenture, the Company and its Affiliates may at any time and from time to time acquire First Lien Notes by means other than a redemption subject to Section 3.07 or an offer required under Section 3.10 or Section 4.15, including through negotiated transactions, Dutch auctions, open market purchases, tender offers or any other transactions with one or more Holders or beneficial owners, in each case upon such terms, at such prices and with such consideration as the Company or such Affiliate may determine. Any such acquisition shall not be subject to the pro rata selection provisions of Section 3.02

Section 3.07.         Optional Redemption.

(a)           Except as set forth in clause (b) below, the First Lien Notes are not redeemable at the option of the Company.

(b)           At any time, the Company may redeem the First Lien Notes in whole or in part, at its option, upon not less than ten (10) nor more than sixty (60) days’ prior notice at a redemption price equal to 100% of the principal amount of such First Lien Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(c)           If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the First Lien Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose First Lien Notes will be subject to redemption by the Company.

(d)           Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the First Lien Notes or portions thereof called for redemption on the applicable redemption date.

(e)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.         [Reserved].

Section 3.09.         Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the First Lien Notes.

Section 3.10.         Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase First Lien Notes (an “Asset Sale or Casualty Event Offer”), it will follow the procedures specified below.

The Asset Sale or Casualty Event Offer shall be made to all Holders and, to the extent the Company elects, to all holders of other outstanding Parity Lien Debt to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale or Casualty Event Offer will remain open for a period of at least twenty (20) Business Days following its commencement and not more than thirty (30) Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three (3) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply the amount of Excess Proceeds required to be offered pursuant to Section 4.10 hereof (the “Offer Amount”) to the purchase of First Lien Notes and such other Parity Lien Debt (on a pro rata basis based on the principal amount of First Lien Notes and such other Parity Lien Debt surrendered, if applicable) or, if less than the Offer Amount has been tendered, all First Lien Notes and other Parity Lien Debt tendered in response to the Asset Sale or Casualty Event Offer. Payment for any First Lien Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a First Lien Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender First Lien Notes pursuant to the Asset Sale or Casualty Event Offer.

Upon the commencement of an Asset Sale or Casualty Event Offer, the Company will send, electronically or by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender First Lien Notes pursuant to the Asset Sale or Casualty Event Offer. The notice, which will govern the terms of the Asset Sale or Casualty Event Offer, will state:

(1)           that the Asset Sale or Casualty Event Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale or Casualty Event Offer will remain open;

(2)           the Offer Amount, the purchase price and the Purchase Date;

(3)           that any First Lien Note not tendered or accepted for payment will continue to accrue interest;

(4)           that, unless the Company defaults in making such payment, any First Lien Note accepted for payment pursuant to the Asset Sale or Casualty Event Offer will cease to accrue interest after the Purchase Date;

(5)           that Holders electing to have a First Lien Note purchased pursuant to an Asset Sale or Casualty Event Offer may elect to have First Lien Notes purchased in minimum denominations of $1.00 or an integral multiple of $1.00 in excess thereof;

(6)           that Holders electing to have First Lien Notes purchased pursuant to any Asset Sale or Casualty Event Offer will be required to surrender the First Lien Note, with the form entitled “Option of Holder to Elect Purchase” attached to the First Lien Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three (3) days before the Purchase Date;

(7)           that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, an email or other electronic transmission or letter (or otherwise in compliance with the Depositary’s procedures) setting forth the name of the Holder, the principal amount of the First Lien Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such First Lien Note purchased;

(8)           that, if the aggregate principal amount of First Lien Notes and other Parity Lien Debt surrendered by holders thereof exceeds the Offer Amount, the Company will select the First Lien Notes and other Parity Lien Debt to be purchased on a pro rata basis based on the principal amount of First Lien Notes and such other Parity Lien Debt surrendered (with such adjustments as may be deemed appropriate by the Company so that only First Lien Notes in minimum denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased); and

(9)           that Holders whose First Lien Notes were purchased only in part will be issued new First Lien Notes equal in principal amount to the unpurchased portion of the First Lien Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of First Lien Notes or portions thereof tendered pursuant to the Asset Sale or Casualty Event Offer, or if less than the Offer Amount has been tendered, all First Lien Notes tendered, and will deliver or cause to be delivered to the Trustee the First Lien Notes properly accepted together with an Officer’s Certificate stating that such First Lien Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five (5) days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the First Lien Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new First Lien Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new First Lien Note to such Holder, in a principal amount equal to any unpurchased portion of the First Lien Note surrendered. Any First Lien Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale or Casualty Event Offer on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Notwithstanding anything in this Section 3.10 to the contrary, the asset sale or casualty event offer provisions set forth in this Section 3.10 and in Section 4.10 hereof are subject to the terms of the Equal Priority Intercreditor Agreement, and in the event of any conflict between the terms of this Indenture with respect to the foregoing and the terms of the Equal Priority Intercreditor Agreement, the terms of the Equal Priority Intercreditor Agreement shall govern and control.

Article 4
Covenants

Section 4.01.         Payment of First Lien Notes.

Principal of, and premium, if any, and interest on the First Lien Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the paying agent, payment of interest may be made by check mailed to the Holders of the First Lien Notes at their respective addresses set forth in the register of Holders provided that all payments of principal, premium, if any, interest with respect to First Lien Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the First Lien Notes on the dates and in the manner provided in the First Lien Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. New York Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue principal at the then applicable interest rate on the First Lien Notes, plus 2.00% per annum to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02.         Maintenance of Office or Agency.

The Company will maintain in the United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where First Lien Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the First Lien Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the First Lien Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof; provided that no office of the Trustee shall be an office or agency of the Company for the purposes of effective service of legal process against the Company.

Section 4.03.         Reports.

(a)           Whether or not the Company is subject to Sections 13(a) or 15(d) of the Exchange Act, so long as any First Lien Notes remain outstanding, the Company shall file with the SEC, or make available on its website (which may be on a non-public, password protected website maintained by the Company to which access will be given to the Trustee, the Holders, beneficial holders, prospective investors (which shall be limited to QIBs, Accredited Investors or Non-U.S. Persons that certify their status as such to the reasonable satisfaction of the Company) and securities analysts and market making financial institutions that are reasonably satisfactory to the Company) the annual reports, quarterly reports and current reports which the Company would have been required to file with the SEC pursuant to such Sections 13(a) or 15(d) if the Company were so subject (the “Required Reports”), such documents to be filed with the SEC or made available on its website (including such non-public, password protected website) no later than fifteen (15) days after the respective dates by which the Company would have been required to file such documents if the Company were so subject (including any extension as would be permitted by Rule 12b-25 under the Exchange Act, the “Required Filing Dates”); provided that any audited financial statements contained in such reports shall be reported on by an independent public accounting firm of recognized national standing. The Company may condition the delivery of any such reports to such Trustee, Holders, beneficial holders, prospective investors (which shall be limited to QIBs, Accredited Investors or Non-U.S. Persons that certify their status as such to the reasonable satisfaction of the Company) and securities analysts and market making financial institutions via such non-public, password protected website on the agreement of such Persons to (i) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the First Lien Notes and (ii) not publicly disclose any such reports (and the information contained therein) and information. The Company may deny access to any competitively sensitive information and reports otherwise to be provided pursuant to this Section 4.03(a) to any Holder, beneficial holder, prospective investor, securities analyst or market making financial institution that is a competitor of the Company or its Subsidiaries to the extent that the Company determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Company and its Subsidiaries.

(b)           Unless the Company is otherwise obligated to do so under the Exchange Act, the Required Reports will not be required to (i) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Items 301 or 302 of Regulation S-K or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), in each case, as in effect on the Issue Date, (ii) contain the separate financial information or other information contemplated by Rules 3-05, 3-09, Rule 3-10, Rule 3-16 or Rule 4-08 of Regulation S-X promulgated by the SEC (or any similar successor provision) or any schedules required by Regulation S-X; provided that the Required Reports will contain customary summary financial information with respect to Guarantor and Non-Guarantor Subsidiaries; (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402, or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure, (vii) any disclosures relating to climate, environmental, social, governance, sustainability, human capital or other similar matters that are or may be required under any statute, rule, regulation, release, form or interpretive guidance of the SEC, whether currently in effect, proposed, adopted, amended, vacated, stayed, reinstated or repealed at any time after the Issue Date (including, without limitation, SEC Release Nos. 33-11275 and 34-99678, any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K, and any successor, replacement, renumbered or differently-styled rule, regulation, release or guidance of the SEC addressing substantially similar subject matter, regardless of the specific form such rule, regulation, release or guidance takes if and when finally adopted) or (viii) trade secrets, privileged or confidential information obtained from another Person, competitively sensitive information or other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form customarily included in an offering memorandum for high-yield debt securities. Unless the Company is otherwise obligated to do so under the Exchange Act, the Company will not be obligated to report in current reports on Form 8-K (i) the occurrence of any event if the Company determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its Subsidiaries and any director, officer or manager of the Company or any of its Subsidiaries, (iii) copies of any agreements, financial statements, reports, letters or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person or competitively sensitive information.

(c)           The Company shall also in any event (1) on the earlier of (a) fifteen (15) days after each Required Filing Date and (b) the ninetieth (90th) day after the end of each fiscal year, with respect to annual reports, or the forty-fifth (45th) day after the end of each of the first three fiscal quarters of each fiscal year, with respect to quarterly reports, file with the Trustee, copies of the Required Reports and (2) if such reports are not filed with the SEC supply copies of such documents to the Holders at the Company’s cost. For purposes of this clause (c), the Company shall be deemed to have furnished such Required Reports to the Holders and the Trustee if:

(1)           the Company has filed such reports with the SEC via the SEC’s Electronic Data Gathering, Analysis, and Retrieval Filing System (EDGAR) and such reports are publicly available; or

(2)           the Company has posted such Required Reports on its website (which may be on a non-public, password protected website maintained by the Company to which access will be given to the Trustee, the Holders, beneficial holders, prospective investors and securities analysts and market making financial institutions that are reasonably satisfactory to the Company) and such Required Reports are available.

(d)           The Company shall make available to any prospective purchaser of First Lien Notes or beneficial owner of First Lien Notes in connection with any sale of First Lien Notes the information required by Rule 144A(d)(4) under the Securities Act so long as such First Lien Notes are not freely transferable under the Securities Act.

(e)           It is understood that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted on the Company’s website or filed with the SEC. The posting or delivery of any such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(f)           The Company shall use commercially reasonable efforts to notify the Trustee promptly upon the occurrence of a Holder becoming or ceasing to be a Material Holder, in each case to the extent such information has been provided directly to the Company by such Holder in writing. For the avoidance of doubt, such information shall be shared only with the Trustee and not any Holder or other Secured Party, and the Company shall have no independent obligation to monitor or investigate whether any Holder is or has become a Material Holder.

Section 4.04.         Compliance Certificate. Within one hundred twenty (120) days after the end of each fiscal year, the Company will deliver to the Trustee an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous fiscal year and, if any such Default occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

Section 4.05.         Taxes. The Company will, and will cause each Subsidiary to, pay all of its obligations in respect of Taxes, assessments and other governmental charges (including in its capacity as withholding agent), before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the Company or such Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or arise as of the Petition Date to the extent the payment of such Taxes, assessments, or governmental charges are excused or prohibited by the Debtor Relief Laws or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Issue Date or except where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.06.         Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.         Limitation on Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(1)           pay any dividends or make any payment or distribution on account of the Company’s Equity Interests or return any capital to equity holders, including any dividend, payment or distribution payable in connection with any merger or consolidation involving the Company or any of its Subsidiaries), in each case, except:

(A)           dividends, payments and distributions payable in the Qualified Equity Interests of the Company; and

(B)           dividends, payments and distributions payable to the Company or a Guarantor (and, in the case of any such Guarantor making such dividend, payment or distribution, to holders of any applicable class or series of Equity Interests other than the Company or another Guarantor on no more than a pro rata basis in accordance with its Equity Interests in such class or series);

(2)           purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any Parent Entity, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation, in each case held by a Person other than the Company or a Subsidiary;

(3)           prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Junior Debt on or prior to the stated maturity thereof (in each case, other than with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness and payments of regularly scheduled interest, fees, expenses, indemnification obligations and AHYDO Catch-Up Payments shall be permitted) (each, a “Junior Financing Debt Restricted Payment”); or

(4)           make any Restricted Investment (any such dividend, payment, distribution, prepayment, repurchase, redemption or other defeasance or other action or Restricted Investment referred to in clauses (1) through (4) above (other than any exceptions thereto) are referred to herein as a “Restricted Payment”), unless, at the time of such Restricted Payment:

(A)           no Default or Event of Default shall have occurred and be continuing or would immediately occur after giving effect to such Restricted Payment; and

(B)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(i)           the greater of (x) $100,000,000 and (y) 15.40% of Consolidated EBITDA for the most recently ended Test Period; plus, to the extent not already included in this clause (i), the sum of

(ii)          the net cash proceeds received by the Company in respect of sales and issuances of its Qualified Equity Interests or capital contributions (other than the issuance of Equity Interests to officers, directors or employees of the Company or any Subsidiary pursuant to employee benefit or incentive plans or other similar arrangements, the issuance of Equity Interests to any Subsidiary, and the issuance of Qualified Equity Interests that are used to make Investments pursuant to clause (s) of the definition of “Permitted Investments”), plus

(iii)         the net cash proceeds of Indebtedness and Disqualified Equity Interests of the Company, in each case incurred or issued after the Issue Date, which have been exchanged or converted into Qualified Equity Interests of the Company, plus

(iv)         the net cash proceeds of Dispositions of Investments (including Investments in joint ventures or other minority-held entities) made in reliance on this Section 4.07(a) (in an amount, together with amounts added pursuant to clause (v) below, not to exceed the amount of such Investment made in reliance on this Section 4.07(a), plus

(v)          returns, profits, distributions, returns on capital and similar amounts received in cash or Permitted Investments on Investments (including joint ventures or other minority-held entities) made in reliance on Section 4.07(a) (in an amount, together with amounts added pursuant to clause (iv) above, not to exceed the amount of such Investments made in reliance on Section 4.07(a)), plus

(vi)         the aggregate fair market value (as reasonably determined by the Company) of marketable securities received by the Company or a Subsidiary since the Issue Date from any Person other than the Company or a Subsidiary, over

(vii)        the sum of all Restricted Payments made prior to such time utilizing the amounts available under this Section 4.07(a)(4)(B) or portions thereof in effect on the date of any such Restricted Payment.

(b)           The provisions of Section 4.07(a) hereof will not prohibit any of the following:

(1)           (A) the payment of Restricted Payments within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Section 4.07 or (B) the prepayment, repurchase, redemption, repurchase or other defeasance or retirement of Junior Debt if, at the date of any irrevocable prepayment, repurchase, redemption, repurchase or other defeasance or retirement notice, such prepayment, repurchase, redemption, repurchase or other defeasance or retirement would have complied with the provisions of this Indenture;

(2)           (i) Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests (“Treasury Equity Interests”) of the Company or any Subsidiary or any Equity Interests of any Parent Entity or Equityholding Vehicle, in exchange for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from equity contributions or sales or issuances (other than to the Company or a Subsidiary) of Equity Interests of the Company or any Parent Entity or Equityholding Vehicle to the extent contributed to the Company (in each case other than Disqualified Equity Interests, “Refunding Equity Interests”) made within 120 days of such contribution or sale or issuance of Refunding Equity Interests and (ii) the Company and any Subsidiary may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 4.09) of such Person;

(3)           the acquisition, retirement, purchase or redemption of any of its Equity Interests (or any options or warrants or equity appreciation rights or similar securities issued with respect to any of such Equity Interests) held by future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company (or any Parent Entity) and the Subsidiaries of the Company, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation or similar rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreements or equity holders’ agreement (including, for the avoidance of doubt, any principal or interest payable on any Indebtedness Incurred by the Company in connection with any such redemption, acquisition, retirement or repurchase); provided that, the aggregate amount of all cash paid in respect of all such shares of Equity Interests (or any options or warrants or stock appreciation rights or similar securities issued with respect to any of such Equity Interests) so acquired, retired, purchased or redeemed does not exceed an amount equal to:

(A)           $5,000,000 in any calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 4.07(b)(3)(A) before giving pro forma effect to any carry forward, may be carried forward to the two immediately succeeding calendar years (but not any other) and utilized to make payments pursuant to this Section 4.07(b)(3) (any amount so carried forward shall be deemed to be used last in the subsequent calendar year), plus

(B)           all proceeds obtained by the Company after the Issue Date from the sale of such Equity Interests to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (3), plus

(C)           all Net Cash Proceeds obtained from any key-man life insurance policies received by the Company after the Issue Date, minus

(D)           the amount of any previous Restricted Payments made pursuant to clauses (A) through (C) of this Section 4.07(b)(3); and provided, further, that the cancellation of Indebtedness owing to the Company or any Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, or any of the Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Equity Interests will not be deemed to constitute a Restricted Payment for purposes of this Indenture;

(4)           Restricted Payments by the Subsidiaries of the Company to the Company and to Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Company and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(5)           [reserved];

(6)           the consummation of the transactions contemplated by the Confirmed Chapter 11 Plan;

(7)           Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition or similar Permitted Investment pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders

(8)           noncash repurchases of Equity Interests deemed to occur upon exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price of such options and warrants

(9)           the making and payment of Restricted Payments:

(A)           to the extent the Company is filing an income tax return as a member of a consolidated, combined, unitary or aggregate group with a Parent Entity, the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Company to pay) any tax liability in respect of income attributable to the Company and its Subsidiaries, but not in excess of the tax liability that the Company would incur if it filed tax returns as the parent of a consolidated, combined, unitary or aggregate group for itself and its Subsidiaries (and net of any payment already made and to be made by the Company or its Subsidiaries to a taxing authority to satisfy such tax liability);

(B)           the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Company to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’) corporate or other legal existence;

(C)           the proceeds of which shall be used to make Investments contemplated by clause (e) of the definition of “Permitted Investments”;

(D)           to the extent not constituting a Restricted Investment, the proceeds of which shall be used to finance a Permitted Investments (other than clauses (a) or (ee) of the definition of “Permitted Investment”) as a Permitted Investment or as a Restricted Investment pursuant to any other clause of this Section 4.07 if made by the Company or a Subsidiary; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of the Subsidiaries and such contribution shall be Not Otherwise Applied or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Company or one of the Subsidiaries (to the extent permitted by Section 5.01 in order to consummate such Investment, and (C) such Parent Entity and its Affiliates (other than the Company or a Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Subsidiary could have otherwise given such consideration or made such payment in compliance with this Indenture;

(10)         Restricted Payments to allow any Parent Entity to (i) pay cash in lieu of the issuance of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests), share split, reverse share split or combination thereof or any Acquisition or other Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(11)         Restricted Payments in the form of dividends or other distributions in an amount not to exceed (i) the aggregate Net Cash Proceeds received by the Company or any Subsidiary in connection with the consummation of any Specified Disposition, (ii) [reserved], (iii) the aggregate net proceeds of any cash refund to the Company or any Subsidiary resulting from claims related to IEEPA tariffs, duties, or other IEEPA charges, and/or (iv) the aggregate Net Cash Proceeds received by the Company or any Subsidiary from Dispositions of Real Property pursuant to a Sale Leaseback pursuant to clause (6) of the definition of “Asset Sale” in an aggregate amount under this clause (iv) of up to $60,000,000, in the case of each of clauses (i), (iii) and (iv) solely to the extent such proceeds are received on or prior to August 6, 2028; provided, that, the Company may make the Restricted Payments described in the preceding clause (i) solely to the extent that, after giving pro forma effect to each such Restricted Payment, the Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended prior to each such Restricted Payment, as if such Restricted Payment had occurred on the first day of such Test Period, is no greater than 1.125:1.00;

(12)         [reserved];

(13)         Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of the Company or any Subsidiary in connection with the exercise or vesting of Equity Interests or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Equity Interests in connection with any exercise of Equity Interests or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Equity Interests or equity awards;

(14)         to the extent a Permitted Investment permitted under the definition thereof, any Subsidiary that is not a Wholly Owned Subsidiary of the Company may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Company or a Subsidiary;

(15)         payments described in Sections 4.11(a)(4), (5), (7), and (16);

(16)         [reserved];

(17)         make payments made to optionholders or holders of profits interests of the Company in connection with, or as a result of, any distribution being made to shareholders of the Company (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were shareholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section 4.07, and any payment hereunder shall reduce payments available under such other paragraph);

(18)         Restricted Payments to pay for the redemption, acquisition, retirement or repurchase, in each case for nominal value, of Equity Interests of the Company from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager or consultant of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Equity Interests was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates to the failure of such earn-out to fully vest;

(19)         payments or distributions to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) in connection with any permitted Acquisitions or similar Investments or transfer of assets that complies with Section 5.01;

(20)         the Company and its Subsidiaries may on any date make Restricted Payments in an amount not to exceed $50,000,000 in the aggregate in any calendar year; provided that, after giving pro forma effect to each such Restricted Payment under this clause (20), the Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended prior to each such Restricted Payment, as if such Restricted Payment had occurred on the first day of such Test Period, shall be no greater than 1.52:1.00;

(21)         Junior Financing Debt Restricted Payments in an aggregate amount that shall not cause the aggregate amount of all such payments made pursuant to this Section 4.07(b)(21) measured at the time such payment is made to exceed, after giving pro forma effect thereto, an amount equal to $15,000,000; and

(22)         Junior Financing Debt Restricted Payments with respect to Indebtedness acquired pursuant to Section 4.09(h), so long as (x) such payment is made or deposited with a trustee or other similar representative of the holders of such Junior Debt contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Debt is Incurred and (y) is deemed to be an Investment pursuant to Section 4.07 and permitted to be made as an Investment under Section 4.07.

Notwithstanding anything to the contrary in this Section 4.07, any Restricted Payment made pursuant to (i) Section 4.07(a)(4) or the foregoing clauses (11) and (20) shall be made in cash and (ii) Section 4.07(a)(4) and the foregoing clauses (1) through (22) shall be made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction).

For purposes of determining compliance with Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (22) above, or is permitted pursuant to Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investment”, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.07, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any Subsidiary, as the case may be, pursuant to the Restricted Payment. For the avoidance of doubt, this Section 4.07 shall not restrict the making of any AHYDO Catch-Up Payment with respect to, and required by the terms of, any Indebtedness of the Company or any of the Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08.         Limitation on Restrictions on Distributions from Subsidiaries.

(a)           The Company shall not, nor shall it permit any Subsidiary to enter into any agreement or instrument after the Issue Date that by its terms restricts (i) the ability of any Non-Guarantor Subsidiary to pay dividends or distributions or make other distributions on its Equity Interests to the Company or any Note Party that is a direct or indirect parent of such Subsidiary or (ii) the ability of the Company or any Note Party to create, incur, assume or permit to exist Liens on the property of such Person pursuant to the Security Documents to secure the First Lien Notes Obligations, in each case, other than those arising under any First Lien Notes Document or the Senior Secured Credit Facility Documents.

(b)           The provisions of Section 4.08(a) hereof will not prohibit:

(1)           restrictions imposed by applicable Requirements of Law;

(2)           contractual encumbrances or restrictions (x) in effect on the Issue Date with respect to Permitted Liens, (y) on the granting of Liens pursuant to any documentation governing any Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 4.09 or (z) pursuant to documentation related to any permitted amendment, modification, renewal, increase, supplement or other refinancing of any Indebtedness existing on the Issue Date that does not expand the scope of any such encumbrance or restriction in any material respect or make such restriction more onerous in any material respect than those prior to such amendment, modification, renewal, increase, supplement or other refinancing;

(3)           any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets not prohibited under Section 4.10 pending the closing of such sale or Disposition;

(4)           customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures;

(5)           (x) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 4.09 and secured by a Permitted Lien to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, and (y) restrictions imposed by other Indebtedness, Disqualified Equity Interests or preferred stock permitted to be incurred pursuant to Section 4.09 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock are no less favorable to the Company, taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in this Indenture as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Company in good faith, to make scheduled payments of cash interest on the First Lien Notes when due;

(6)           customary provisions contained in leases, subleases, licenses, sublicenses or cross licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(7)           customary provisions restricting subletting or assignment of any lease governing a leasehold or subleasehold interest;

(8)           customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(9)           customary restrictions and conditions contained in any agreement relating to the sale of any asset not prohibited under Section 4.10 applicable to the asset to be sold pending the consummation of such sale;

(10)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)         customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;

(12)         purchase money obligations for property acquired in the ordinary course of business and Financing Lease Obligations that impose restrictions on transferring the property so acquired;

(13)         any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its subsidiaries, or the property or assets of the Person and its subsidiaries, so acquired or designated;

(14)         customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Company, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligation; and

(15)         any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, restates, replaces, restructures or refinances, an agreement or instrument referred to in clauses (1) to (14) of this Section 4.08(b) or this clause (15) (an “Initial Agreement”) or contained in any amendment, supplement, extension, renewal, restatement, replacement, restructuring or other modification to an agreement referred to in clauses (1) to (14) of this Section 4.08(b) or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such agreement or instrument are not materially less favorable to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

(c)           For purposes of determining compliance with this Section 4.08, (i) the priority of any Preferred Equity Interests in receiving dividends or liquidating distributions prior to dividends or liquidating distributions on Equity Interests shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Company or a Subsidiary of the Company of other Indebtedness Incurred by the Company or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09.         Limitation on Indebtedness.

(a)           The Company will not, and will not permit any Subsidiary to, Incur any Indebtedness.

(b)           The provisions of Section 4.09(a) hereof will not prohibit the incurrence of the following Indebtedness (“Permitted Indebtedness”):

(1)           Indebtedness existing on the Issue Date and either (i) permitted to remain outstanding under the Confirmed Chapter 11 Plan or (ii) set forth on Schedule 6.01 of the Parity Lien Loan Facility Agreement as in effect on the Issue Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(2)           (i) the First Lien Notes Obligations, including Indebtedness created hereunder and under the other First Lien Notes Documents and (ii) any Permitted Refinancing Indebtedness to Refinance (in whole or in part) any such First Lien Notes Obligations;

(3)           Indebtedness of the Issuer to any Subsidiary and of any Subsidiary to the Issuer or any other Subsidiary; provided that (i) Indebtedness of any Non-Guarantor Subsidiary owing to the Issuer or any Note Party shall be deemed an Investment and utilize capacity under the definition of “Permitted Investment”, (ii) within the time periods after the Issue Date specified in Exhibit K or in each case as of such later date as may be agreed by the Required Holders, Indebtedness of any Note Party owing to any Non-Guarantor Subsidiary shall be subordinated in right of payment to the First Lien Notes Obligations, and such subordination shall be evidenced by the Intercompany Note; and any such Indebtedness shall be made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(4)           Indebtedness of the Issuer and the Subsidiaries pursuant to Swap Agreements to the extent that, at the time entered into, such Swap Agreements were (i) in the ordinary course of business to hedge or mitigate risks to which the Issuer or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Issuer or any Subsidiary;

(5)           Obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts, in each case, incurred in the ordinary course of business;

(6)           Solely during the period from the Issue Date until the date that falls six (6) months after the Issue Date (provided that such date may be extended upon notice by the Issuer to the Trustee by up to an additional three (3) months without the consent of any Holder), Indebtedness Incurred under the DIP LC Credit Agreement or any successor agreement with any issuing bank thereunder in respect of any Indebtedness initially Incurred thereunder;

(7)           Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees (including bank guarantees), financial assurances, bankers’ acceptance facilities and similar obligations, in each case not in connection with the borrowing of money, including those incurred to secure health, safety and environmental obligations;

(8)           (i)             Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Issuer or any Subsidiary, in each case after the Issue Date as the result of an Acquisition, Investment or similar transaction; provided that:

(A)          subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 6.01(1), (2), (5) or (6) has occurred and is continuing;

(B)           as of the date that any such Person becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such a Person or any of its Subsidiaries) or the date that any such assets are acquired by the Issuer or any Subsidiary and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness then outstanding pursuant to this clause (8) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Permitted Investment and similar transactions to be consummated in connection therewith, the Issuer and the Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Permitted Investment, similar transaction had occurred on the first day of such Test Period, that is no greater than the lesser of (x) 2.00:1.00 and (y) the Consolidated Total Net Leverage Ratio immediately prior to such Incurrence and such other transactions;

(C)           such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D)           such Indebtedness is not guaranteed in any respect by the Issuer or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) (except, for the avoidance of doubt, to the extent permitted by dollar-for-dollar usage of any other basket set forth in any other clause of this Section 4.09(b)); and

(E)           (x) the Equity Interests of such Person is pledged to the Notes Collateral Agent to the extent required by the Collateral and Guarantee Requirements and (y) such Person executes a joinder or supplemental indenture to this Indenture and each applicable Security Document and a counterpart signature page to the Intercompany Note, in each case to the extent required by the Collateral and Guarantee Requirement; provided that the requirements of this clause (E) shall not apply to any Indebtedness of the type that could have been Incurred under clause (11) of this Section 4.09(b); and

(ii)           any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(9)           [Reserved];

(10)         (i)         Indebtedness of the Issuer or any Subsidiary Incurred to finance an Acquisition or similar Investment; provided that:

(A)           subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 6.01(1), (2), (5) or (6) has occurred and is continuing;

(B)           as of the date of such Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding pursuant to this clause (10), does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” subject to Section 1.10, an aggregate amount such that after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Permitted Investment and similar transactions to be consummated in connection therewith, the Issuer and the Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Permitted Investment, similar transaction had occurred on the first day of such Test Period, that is no greater than the lesser of (x) 2.00:1.00 and (y) the Consolidated Total Net Leverage Ratio immediately prior to such Incurrence and such other transactions;

(C)           such Indebtedness may be unsecured or secured solely by Liens on the Collateral that rank junior to the Liens on the Term Debt Priority Collateral securing the First Lien Notes Obligations; and

(D)           (x)  the Equity Interests of any Person acquired in such Acquisitions or other Permitted Investments (the “Acquired Person”) is pledged to the Notes Collateral Agent as Collateral for the benefit of the Secured Parties and (y) such Acquired Person executes a supplement to each of the First Lien Notes Guarantee and the Security Agreement and a counterpart signature page to the Intercompany Note, in each case of this clause (D), to the extent required under the Collateral and Guarantee Requirement; and

(E)           any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(11)         (i) Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness) the proceeds of which are used to finance the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or otherwise Incurred in respect of Capital Expenditures and other Financing Lease Obligations; provided that such Indebtedness is Incurred concurrently with or within 365 days after the date of substantial completion of the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement or the making of the applicable Capital Expenditure; provided, further, that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (11)(i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (11)(ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” exceed an aggregate amount equal to the greater of (a) $25,000,000 and (b) 3.85% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance Indebtedness incurred pursuant to clause (i) above; provided, further, that any such Indebtedness incurred under this clause (11) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(12)         Indebtedness arising from agreements of the Issuer or any Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any noncompete, consulting or similar arrangement, contingent earnout obligations or similar obligations, in each case entered into in connection with the Permitted Business Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests permitted hereunder, other than Guarantees Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, but including in connection with Guarantees, letter of credit, surety bonds or performance bonds securing the performance of the Issuer or any such Subsidiary pursuant to such agreements; provided that any Indebtedness Incurred under this clause (12) by any Non-Guarantor Subsidiary shall not exceed an aggregate principal amount equal to the greater of (a) $100,000,000 and (b) 15.40% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided, further, that any such Indebtedness incurred under this clause (12) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(13)         Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations, termination fees or similar obligations contained in supply or manufacturing arrangements, in each case, in the ordinary course of business;

(14)         (i) Indebtedness representing deferred compensation or stock based or similar compensation to officers, directors, managers, employees, consultants or independent contractors of the Issuer (or any Parent Entity thereof or any Equityholding Vehicle) and the Subsidiaries Incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Issuer (or any Parent Entity thereof or any Equityholding Vehicle) or the Subsidiaries under deferred compensation arrangements to their employees, officers, directors, managers, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with any Permitted Investment (other than pursuant to clause (r) or (s) of the definition of “Permitted Investment”) permitted under the definition thereof;

(15)         Indebtedness Incurred:

(i) (A) under the ABL Facility, including any amounts of interest, fees, expenses and indemnification obligations related thereto, and (B) Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (w) the ABL Facility incurred on the Issue Date may not be refinanced in part, and any Permitted Refinancing Indebtedness thereof shall only be permitted if such ABL Facility is refinanced in full, (x) the aggregate principal amount of all Indebtedness incurred pursuant to this clause (15)(i) shall not exceed (1) prior to a refinancing of the ABL Facility incurred on the Issue Date in full, $600,000,000 and (2) thereafter, $750,000,000, (y) no Indebtedness incurred pursuant to this clause (15)(i) shall be incurred in the form of a term loan, term notes, or “FILO” facility and (z) any Indebtedness incurred pursuant to this clause (15)(i) shall be incurred under a single revolving credit agreement; and

(ii) (A) under the ABL Facility or any one or more other debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit (as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time) which is solely guaranteed by, and/or secured by the assets or property of, each CBI Party and (B) Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that Indebtedness incurred pursuant to clause (ii) shall not exceed $30,000,000 and shall be without recourse to the Issuer or any other Subsidiary that is not a CBI Party.

(16)         (i) the Parity Lien Loan Facility Obligations outstanding on the Issue Date plus an additional amount of Parity Lien Loan Facility Obligations not to exceed the Incremental Amount (as defined in Parity Lien Loan Facility Agreement as in effect on the Issue Date) together with any amounts of interest, fees, expenses and indemnification obligations related thereto; provided any such Incremental Amount shall be incurred in compliance with Section 2.17 of the Parity Lien Loan Facility Agreement as in effect on the Issue Date) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness ; provided that any amounts that constitute an “Unclaimed Distribution” (as defined in the Parity Lien Loan Facility Agreement as in effect on the Issue Date) on the date that is 60 days after the Issue Date shall be automatically discharged, terminated and canceled and may not be reborrowed or refinanced;

(17)         Indebtedness in respect of letters of credit, bank guarantees, surety bonds, performance bonds and similar instruments that are outstanding from time to time in an aggregate amount not to exceed $50,000,000;

(18)         except as otherwise limited by clauses (1), (2), (8), and (9) of this Section 4.09(b), Guarantees Incurred by (i) any Subsidiary in respect of Indebtedness of the Issuer or any other Subsidiary that is permitted to be Incurred under this Indenture and (ii) the Issuer in respect of Indebtedness of any Subsidiary that is permitted to be Incurred under this Indenture; provided that (A) Guarantees Incurred by the Issuer or any Note Party in respect of Indebtedness of any Non-Guarantor Subsidiary shall be deemed an Investment and utilize capacity under the definition of “Permitted Investment” and (B) if the applicable Indebtedness is subordinated to the First Lien Notes Obligations, any such Guarantees shall be subordinated to the First Lien Notes Obligations;

(19)         Guarantees incurred in the ordinary course of business in respect of obligations (not constituting Indebtedness) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(20)         (i) unsecured Indebtedness in respect of obligations of the Issuer or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Issuer or any Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(21)         unsecured Indebtedness consisting of promissory notes issued by the Issuer or any Subsidiary to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Immediate Family Members) of the Issuer (or any Parent Entity or Equityholding Vehicle), any of its Subsidiaries, in each case, to finance the retirement, acquisition, repurchase or redemption of Equity Interests of the Issuer (or any Parent Entity thereof or any Equityholding Vehicle to the extent such Parent Entity or any Equityholding Vehicle uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Equity Interests) or the Equity Interests of the Issuer, in each case to the extent permitted by Section 4.07 (other than Section 4.07(b)(2)(ii)), in an amount not to exceed $5,000,000 in any calendar year; provided that 100% of the unused amount of payments in respect of this clause (21) before giving pro forma effect to any carry forward, may be carried forward to the two immediately succeeding calendar years (but not any other); provided that, any such Indebtedness shall reduce availability under Section 4.07 to the extent of any amounts incurred from time to time under this clause (21), whether or not outstanding, except in respect of amounts forgiven or canceled without payment being made;

(22)         [reserved];

(23)         [reserved];

(24)         other Indebtedness of the Issuer and the Subsidiaries; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions (including the use of the proceeds thereof), the aggregate principal amount of Indebtedness then outstanding under this clause (24) shall not exceed the greater of (i) $200,000,000 and (ii) 30.80% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided, further, that the aggregate principal amount of any Indebtedness incurred under this clause (24) by any Non-Guarantor Subsidiary shall not exceed the greater of (i) $50,000,000 and (ii) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis in aggregate principal amount; provided, further, that any such Indebtedness incurred under this clause (24) shall be secured only by all or a portion of the Collateral securing the First Lien Notes (and shall be secured on a junior basis to the Liens securing the First Lien Notes (including in right of proceeds of the Collateral)); provided, further, that any such Indebtedness incurred under this clause (24) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(25)         Indebtedness incurred for working capital needs (including local lines of credit) of any Non-Guarantor Subsidiary; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (25) shall not exceed the greater of (i) $50,000,000 and (ii) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided, further, that any such Indebtedness incurred under this clause (25) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(26)         [reserved];

(27)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(28)          customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(29)         endorsement of instruments or other payment items for deposit in the ordinary course of business;

(30)         obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(31)         [reserved];

(32)         [reserved]; and

(33)         all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this definition.

(c)           The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09.

(d)           For purposes of determining compliance with this Section 4.09:

(1)           in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) hereof, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses described in Section 4.09(b) hereof;

(2)           all Indebtedness Incurred under (x) the ABL Facility shall be deemed to be Incurred under clause (15) of Section 4.09(b) hereof and (y) the Parity Lien Loan Facility shall be deemed to be Incurred under clause (16) of Section 4.09(b) hereof and, in each case, may not later be reclassified;

(3)           Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)           if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to any clause of Permitted Indebtedness and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)           the principal amount of any Disqualified Equity Interests of the Company or a Subsidiary, or Preferred Equity Interest of a Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)           in the case of any Permitted Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(7)           the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP;

(8)           accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Equity Interest or Disqualified Equity Interests or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09 and Section 4.12 hereof. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness;

(9)           notwithstanding anything to the contrary herein, (a) any intercompany loans, advances or other Indebtedness owed by a Note Party to any Non-Guarantor Subsidiary shall be unsecured and subordinated in right of payment to the First Lien Notes Obligations and (b) no Indebtedness incurred by any Non-Guarantor Subsidiary, the proceeds of which is or is contemplated to be lent by such Non-Guarantor Subsidiary to any Note Party, may be Guaranteed by the Issuer or any Guarantor nor shall the Issuer or any Guarantor provide any other credit support in respect of such Indebtedness (this paragraph, the “Double-Dip Provision”); and

(10)         notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or a Subsidiary may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10.         Limitation on Sales of Assets and Subsidiary Stock.

(a)           The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless:

(1)           such Asset Sale shall be for no less than the Fair Market Value of such property at the time of such Asset Sale;

(2)           in any such Asset Sale for a purchase price in excess of $5,000,000, the Issuer or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; and

(3)           on or prior to the expiration of the Reinvestment Period, 100% of the Net Cash Proceeds from such Asset Sale (and include, for the avoidance of doubt, any Casualty Event pursuant to clause (15) of the definition of “Asset Sale” but excluding (1) the Net Cash Proceeds from such Asset Sale (or a series of related Asset Sales) (i) made in the ordinary course of business or consistent with past practice, (ii) of that certain Real Property owned by HSN, Inc., a Delaware corporation or (iii) of ABL Priority Collateral, (2) the Net Cash Proceeds from any Specified Disposition except to the extent that, after giving pro forma effect to each such Specified Disposition, the Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended prior to each such Specified Disposition, as if such Specified Disposition had occurred on the first day of such Test Period, is greater than 1.125:1.00 and (3) net proceeds from any cash refund resulting from claims related to IEEPA tariffs, duties, or other IEEPA related charges) is applied by the Company or such Subsidiary, as the case may be, at its option:

(A)           to reduce Indebtedness (through a prepayment, repayment, defeasance or purchase, as applicable) in respect of (i) the First Lien Notes, by redeeming First Lien Notes with such Net Cash Proceeds as provided under Section 3.07 of this Indenture or by making an offer (in accordance with the procedures set forth herein for an Asset Sale or Casualty Event Offer) to all Holders to purchase their First Lien Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of First Lien Notes so purchased or (ii) other Parity Lien Debt; provided that, to the extent the Company or a Subsidiary prepays, repays, defeases or purchases any such Parity Lien Debt, the Company or such Subsidiary shall ratably prepay, repay, defease or purchase First Lien Notes as provided under clause (i) of this paragraph (in any such case, such ratable reduction of First Lien Notes Obligations in an amount equal to the product of (I) the amount of such Net Cash Proceeds multiplied by (II) a fraction, the numerator of which is the outstanding principal amount of First Lien Notes, and the denominator of which is the sum of (x) the outstanding principal amount of such other Parity Lien Debt with respect to which such prepayment, redemption, defeasance or purchase applies, plus (y) the outstanding principal amount of the First Lien Notes);

(B)           to reinvest such amount in the business of the Company or any of the Subsidiaries (provided it shall not be considered a permitted reinvestment of such Net Cash Proceeds for purposes of this paragraph (i) to make intercompany Investments, (ii) to invest in working capital assets (including cash, Cash Equivalents and liquid securities) or (iii) to make interest payments or repay Indebtedness, other than as expressly set forth in paragraph (A) above); provided that the Issuer or the applicable Subsidiary shall comply with the Collateral and Guarantee Requirement with respect to such reinvestment, if applicable; or

(C)           any combination of the foregoing;

provided that, pending the final application of any such Net Cash Proceeds, the Company and its Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Cash Proceeds in any manner not prohibited by this Indenture; provided, further that, notwithstanding any other provisions in this Section 4.10, (X) to the extent that any or all of the Net Cash Proceeds of any such Asset Sale by a Foreign Subsidiary giving rise to Net Cash Proceeds (a “Foreign Subsidiary Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States or from being distributed to a Note Party, the portion of such Net Cash Proceeds so affected will not be required to be applied to reduce the First Lien Notes Obligations at the times provided in this Section 4.10 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or distribution to a Note Party, and once such repatriation or distribution of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation or distribution will be promptly effected, and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation or distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the reduction of the First Lien Notes Obligations pursuant to this Section 4.10 to the extent provided herein; and (Y) to the extent that the Issuer has determined in good faith that repatriation or distribution of any of or all the Net Cash Proceeds of any Foreign Subsidiary Disposition would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected will not be required to be applied to reduce the First Lien Notes Obligations at the times provided in this Section 4.10 but may be retained by the applicable Foreign Subsidiary unless and until such material adverse tax consequences would no longer result from such repatriation or distribution.

(b)           Any Net Cash Proceeds from Asset Sales or Casualty Events that are not applied or invested, as provided in Section 4.10(a) hereof and within the time period set forth therein will be deemed to constitute “Excess Proceeds” hereunder. If Excess Proceeds hereunder exceeds $50,000,000 at any time, the Company will within thirty (30) days be required to make an Asset Sale or Casualty Event Offer to all Holders of First Lien Notes issued under this Indenture and, to the extent required or permitted by the terms of any Parity Lien Debt, ratably to all holders of such other outstanding Parity Lien Debt, to purchase and/or prepay the maximum principal amount of First Lien Notes and any such other Parity Lien Debt to which the Asset Sale or Casualty Event Offer applies that may be purchased and/or prepaid out of the Excess Proceeds, at an offer price in respect of the First Lien Notes in an amount equal to 100% of the principal amount of the First Lien Notes and such other Parity Lien Debt, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase and/or prepayment, in accordance with the procedures set forth in Section 3.10 hereof and/or the agreements governing such other Parity Lien Debt, as applicable, and, with respect to the First Lien Notes, in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof.  The Company will deliver notice of such Asset Sale or Casualty Event Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of First Lien Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Sale and offering to repurchase the First Lien Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Company may satisfy its obligation to make an Asset Sale or Casualty Event Offer with respect to any Net Cash Proceeds of any Asset Sale by making an Asset Sale or Casualty Event Offer with respect to such Net Cash Proceeds (the “Advance Portion”) in advance of being required to do so by the terms of this Indenture (an “Advance Offer”).

(c)           To the extent that the aggregate amount of First Lien Notes and such other Parity Lien Debt so validly tendered and not properly withdrawn pursuant to an Asset Sale or Casualty Event Offer is less than the amount offered in the Asset Sale or Casualty Event Offer (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for any purpose not prohibited by this Indenture. If the aggregate principal amount of the First Lien Notes and such other Parity Lien Debt tendered by such holders thereof, collectively, exceeds the amount offered in the Asset Sale or Casualty Event Offer (or, in the case of an Advance Offer, the Advance Portion), the Company shall purchase and/or prepay the First Lien Notes (subject to applicable DTC procedures as to Global Notes) and such other Parity Lien Debt (as applicable) on a pro rata basis based on the aggregate principal amount of tendered First Lien Notes and such other Parity Lien Debt with adjustments as necessary so that no First Lien Notes or other Parity Lien Debt will be repurchased and/or prepaid in an unauthorized denomination. Upon completion of any such Asset Sale or Casualty Event Offer (or Advance Offer), the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds (or Advance Portion) upon such completion). An Asset Sale or Casualty Event Offer or an Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the First Lien Notes, the Security Documents and/or the Guarantees (but the Asset Sale or Casualty Event Offer or Advance Offer may not condition tenders on the delivery of such consents).

(d)           To the extent that any portion of Net Cash Proceeds payable in respect of the First Lien Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the First Lien Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

(e)           For the purposes of Section 4.10(a)(2) hereof, the following will be deemed to be cash:

(1)           any liabilities (as shown on the Issuer’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on the Issuer’s or such Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Subsidiary, other than (x) liabilities consisting of loans, notes or other Indebtedness for borrowed money and (y) Junior Debt or other liabilities that are by their terms subordinated in right of payment in cash to the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which the Issuer and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalents,

(2)           any non-cash proceeds received in the form of Indebtedness or Equity Interests are pledged to the Notes Collateral Agent to the extent required under the Collateral and Guarantee Requirement; and

(3)           securities, notes or other obligations received by the Company or any Subsidiary of the Company from the transferee that are converted by the Company or such Subsidiary into cash or Cash Equivalents within one-hundred and eighty (180) days following the closing of such Asset Sale.

(f)           The Company will comply to the extent applicable with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with each repurchase of First Lien Notes pursuant to this Section 4.10 (including any repurchase made pursuant to Section 2.10 of the Equal Priority Intercreditor Agreement). To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 hereof or this Section 4.10 or Section 2.10 of the Equal Priority Intercreditor Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.10 hereof or this Section 4.10 or Section 2.10 of the Equal Priority Intercreditor Agreement by virtue of such compliance.

(g)           The asset sale and casualty event offer provisions set forth in this Section 4.10 are subject to the terms of the Equal Priority Intercreditor Agreement. In the event of any conflict between the terms of this Indenture with respect to the mandatory application of Net Cash Proceeds, the timing or manner of any Asset Sale or Casualty Event Offer, or the treatment of Excess Proceeds, and the terms of the Equal Priority Intercreditor Agreement, the terms of the Equal Priority Intercreditor Agreement shall govern and control. Without limiting the foregoing, compliance by the Company with the mandatory prepayment provisions of Section 2.10 of the Equal Priority Intercreditor Agreement (including as to timing, ratable allocation, treatment of declined amounts and the Annual Mandatory Prepayment Cap (as defined therein)) shall constitute compliance with this Section 4.10, and no failure or inability by the Company to comply with any provision of this Section 4.10 arising solely as a result of complying with Section 2.10 of the Equal Priority Intercreditor Agreement shall constitute a Default or Event of Default under this Indenture.

Section 4.11.         Limitation on Affiliate Transactions.

(a)           The Company shall not, and shall not permit any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, involving aggregate payments or consideration for any such transaction or series of related transactions in excess of $5,000,000 (each, an “Affiliate Transaction”) unless such transaction is upon terms substantially as favorable to the Company or such Subsidiary, as applicable, as would be obtainable at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, except for:

(1)           any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company;

(2)           loans or advances to officers, directors, employees or consultants of the Company or any of the Subsidiaries to the extent permitted by Section 4.07;

(3)           transactions among the Company and the Subsidiaries and transactions among the Subsidiaries or any Person that becomes a Subsidiary as a result of any such transactions;

(4)           the consummation of transactions contemplated by the Confirmed Chapter 11 Plan;

(5)           the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements set forth on Schedule 6.08 of the Parity Lien Loan Facility Agreement as in effect on the Issue Date and any amendment thereto or replacement agreement which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any replacement agreement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or replacement agreement are not otherwise more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(6)           transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(7)           employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Company and the Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Company;

(8)           Permitted Payments, complying with the provisions of Section 4.07;

(9)           any purchase by any director, officer, employee or consultant of the Company of Equity Interests of the Company or any contribution by a Parent Entity to, or purchases of, Equity Interests of the Company;

(10)         [reserved];

(11)         transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Company and its Subsidiaries engage;

(12)         any transaction in respect of which the Company delivers to the Trustee (for distribution to the Holders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good-faith determination of the Company qualified to render such letter, which letter states that such transaction is on terms that are substantially as favorable to the Company or such Subsidiary, as applicable, as would be obtainable at such time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(13)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or the Subsidiaries;

(14)         transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Company and its Subsidiaries engage;

(15)         equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Issuer permitted by Section 4.07;

(16)         any agreements or arrangements between a third party and an Affiliate of the Company that are acquired or assumed by the Company or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Company or any Subsidiary; provided that (x) such acquisition or merger is permitted under this Indenture and (y) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 4.11;

(17)         the payment of fees and reasonable out-of-pocket costs to, and indemnities to, directors, managers, officers, employees and consultants of the Company and the Subsidiaries in the ordinary course of business; and

(18)         licenses, sublicenses and cross-licenses involving any Intellectual Property of the Company or any Subsidiary between the Company and the Subsidiaries, or otherwise in compliance with the terms of this Indenture and on terms that are fair to the Company or the Subsidiaries.

Notwithstanding anything to the contrary in this Section 4.11, no Affiliate of the Company (other than its Subsidiaries to the extent expressly permitted pursuant to the terms of this Indenture) shall provide Indebtedness to the Company or any of its respective Subsidiaries unless (i) there are non-Affiliate holders of such Indebtedness, (ii) such Affiliates are treated no more favorably than all other holders of such Indebtedness and (iii) such Indebtedness is incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and not to evade the requirements for incurring Indebtedness under Section 4.09.

Section 4.12.         Limitation on Liens.

The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Company or any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except Permitted Liens.

Section 4.13.         Business Activities.

The Company will not, and will not permit any of its Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Section 4.14.         Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)           its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2)           the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the First Lien Notes.

Section 4.15.         Offer to Repurchase Upon Change in Control.

(a)           Upon the occurrence of a Change in Control, unless the Company has previously or concurrently delivered a redemption notice (that may only be conditional upon the occurrence of such Change in Control) with respect to all the outstanding First Lien Notes as set forth under Section 3.07 hereof, the Company will make an offer to purchase all of the First Lien Notes (the “Change in Control Offer”) at a price in cash (the “Change in Control Payment”) equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the First Lien Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within thirty (30) days following any Change in Control, the Company will deliver notice of such Change in Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of First Lien Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change in Control and stating:

(1)           that the Change in Control Offer is being made pursuant to this Section 4.15 and that all First Lien Notes tendered will be accepted for payment;

(2)           the purchase price and the purchase date, which date shall be no earlier than ten (10) days and no later than sixty (60) days from the date such notice is mailed (the “Change in Control Payment Date”);

(3)           that any First Lien Note not tendered will continue to accrue interest;

(4)           that, unless the Company defaults in the payment of the Change in Control Payment, all First Lien Notes accepted for payment pursuant to the Change in Control Offer will cease to accrue interest after the Change in Control Payment Date;

(5)           that Holders electing to have any First Lien Notes purchased pursuant to a Change in Control Offer will be required to surrender the First Lien Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the First Lien Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change in Control Payment Date;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second (2nd) Business Day preceding the Change in Control Payment Date, an email or other electronic transmission or letter or otherwise in compliance with the Depositary’s procedures setting forth the name of the Holder, the principal amount of First Lien Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the First Lien Notes purchased; and

(7)           that Holders whose First Lien Notes are being purchased only in part will be issued new First Lien Notes equal in principal amount to the unpurchased portion of the First Lien Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, as applicable, and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of First Lien Notes pursuant to a Change in Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

(b)           On the Change in Control Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all First Lien Notes or portions of First Lien Notes properly tendered pursuant to the Change in Control Offer;

(2)           deposit with the Paying Agent an amount equal to the Change in Control Payment in respect of all First Lien Notes or portions of First Lien Notes properly tendered; and

(3)           deliver or cause to be delivered to the Trustee the First Lien Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of First Lien Notes or portions of First Lien Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five (5) days after the Change in Control Payment Date) to each Holder of First Lien Notes properly tendered the Change in Control Payment for such First Lien Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new First Lien Note equal in principal amount to any unpurchased portion of the First Lien Notes surrendered, if any. The Company will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change in Control Payment Date.

Prior to complying with any of the provisions of this Section 4.15, but in any event within ninety (90) days following a Change in Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of First Lien Notes required by this Section 4.15.

(c)           Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change in Control Offer upon a Change in Control if (1) a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all First Lien Notes properly tendered and not withdrawn under the Change in Control Offer, (2) notice of redemption has been given pursuant to Section 3.07 hereof and, in the event that such redemption is subject to one or more conditions precedent, such conditions have been satisfied or waived or (3) in the event that, upon the consummation of such Change in Control, the Company defeases or discharges the First Lien Notes as provided for under Articles 8 or 12 hereof, as applicable.

(d)           Notwithstanding anything to the contrary contained herein, a Change in Control Offer may be made in advance of a Change in Control, conditioned upon the consummation of such Change in Control, if a definitive agreement is in place for the Change in Control at the time the Change in Control Offer is made.

(e)           If holders of not less than 90% in aggregate principal amount of the outstanding First Lien Notes validly tender and do not withdraw such First Lien Notes in a Change in Control Offer and the Company, or any third party making a Change in Control Offer in lieu of the Company as described above, purchases all of the First Lien Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than ten (10) days’ nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Change in Control Offer described above, to redeem all First Lien Notes that remain outstanding following such purchase at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Section 4.16.         [Reserved].

Section 4.17.         Additional First Lien Notes Guarantees.

The Company is obligated to cause (i) each Subsidiary of the Company that is formed or acquired after the Issue Date (other than an Excluded Subsidiary) and (ii) any Subsidiary that is an Excluded Subsidiary, which ceases to constitute an Excluded Subsidiary, in each case, to guarantee the First Lien Notes and the Company’s other obligations under the Indenture by executing a Supplemental Indenture, to provide a First Lien Notes Guarantee and execute joinders to the Security Documents and become a Grantor (as defined in the First Lien Security Agreement) under the Security Agreement pursuant to Section 7.10 thereof and take all actions required by, and subject to the limitations set forth in the Collateral and Guarantee Requirement, in each case, to the extent required under the First Lien Notes Documents with respect to its assets that constitute Collateral within forty-five (45) days after the date its obligation to guarantee the First Lien Notes and the Company’s other obligations under the Indenture arises; provided that this Section 4.17 shall not be applicable in the event that the Guarantee of the Company’s obligations under the First Lien Notes or the Indenture by such Subsidiary would not be permitted under applicable law.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the period described above and such Guarantee may be released at any time in the Company’s sole discretion so long as (1) such Subsidiary is not then a guarantor or grantor in respect of any Senior Secured Credit Facility Obligations and (2) any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

Section 4.18.         Credit Ratings. The Company shall use commercially reasonable efforts to obtain within three months of the Issue Date, and to thereafter maintain, a public rating of the First Lien Notes by each of S&P and Moody’s, but in any event, not a specific rating.

Section 4.19.         Liability Management Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Liability Management Transaction; provided, however, without limiting anything in Article 9, the Company and its Subsidiaries shall be permitted to enter into a Liability Management Transaction if either: (A) such transaction is consented to by the Supermajority Level II Holders and is otherwise permitted by the terms of this Indenture; or (B) each Holder is offered a bona fide right to participate in such transaction, on a pro rata basis (based on the amount of First Lien Notes Obligations that are adversely affected thereby held by each Holder as compared to the total amount of First Lien Notes Obligations and all other obligations (including any other Equal Priority Obligations (as defined in the Equal Priority Intercreditor Agreement)) then outstanding that are secured on a pari passu basis with the First Lien Notes Obligations) on the same terms, and such offer is made no less than fifteen (15) Business Days prior to the date of such election to participate.

Section 4.20.         Post-Closing Obligations.

The Company shall deliver to the Trustee or the Notes Collateral Agent, as applicable, each of the documents, instruments, agreements, and other items described on Exhibit K hereto, and/or take the actions described therein, on or prior to the date(s) specified with respect to each such delivery as set forth therein (or, in each case as of such later date as may be agreed by the Collateral Consenting Holders).

Section 4.21.         Material Property.

Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries shall (a) not permit any Material Property which is owned and controlled by a Note Party to be owned and controlled, as of the time of the applicable transfer, acquisition, or other transaction, by any Person other than a Note Party, including as a result of any form of disposition, including, without limitation, any sale, lease, license, transfer, Investment, Restricted Payment or otherwise and (b) not, directly or indirectly, transfer (including as a result of any form of disposition, including, without limitation, any sale, lease, license, transfer, transfer or issuance of Capital Stock of a Note Party holding such exclusive license, Investment, Restricted Payment or otherwise, but other than any transfer to another Note Party) any interest in an exclusive license (to which license a Note Party is party) in Material Intellectual Property that is exclusively licensed, as of the time such transfer, to a such Note Party; provided that nothing in this Section 4.21 shall prohibit (i) a Disposition on arm’s length terms of Material Property to unaffiliated third parties in connection with transactions otherwise permitted pursuant to Section 4.10, if such transaction was for a bona fide business purpose and not in connection with a Liability Management Transaction or such Disposition is a Specified Disposition or (ii) any non-exclusive license, sublicense, or cross-license of Material Intellectual Property pursuant to any transaction entered into in the ordinary course of business for a bona fide operational business purpose and not in connection with a Liability Management Transaction, (iii) any exclusive license, sublicense, or cross-license of Intellectual Property pursuant to a transaction that does not materially and adversely affect the operation of the business of the Company and its Subsidiaries is entered into for a bona fide operational business purpose and not in connection with a Liability Management Transaction or (iv) the termination, non-renewal or expiration of any exclusive license, sublicense, or cross-license of Intellectual Property (not in connection with a Liability Management Transaction) that in the bona fide judgment of the Company is no longer useful or desirable in the business of the Company and its Subsidiaries; provided that for purpose of this Section 4.21, whether any property constitutes “Material Property” and “Material Intellectual Property” shall be determined as of the time of the applicable transfer, acquisition, or other transaction to which this Section 4.21 is being applied, either prior to or after giving effect to such transfer, acquisition or other transaction.

Section 4.22.         Notices of Material Events.

(a)           Promptly after any Responsible Officer of the Company obtains actual knowledge thereof, the Company will furnish to the Trustee written notice of the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.

(b)           Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Company describing such event or development requiring such notice.

(c)           The Company will furnish to the Trustee prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Trustee (acting at the direction of the Majority Collateral Consenting Holders)) written notice of any change (i) in any Guarantor’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Guarantor or in the form of its organization or (iii) in any Guarantor’s organizational identification number (if any) or Federal taxpayer identification number.

(d)           The Company will furnish to the Trustee written notices of any material amendment, modification or waiver to the ABL Facility Agreement, other agreement governing the ABL Facility or the Parity Lien Loan Facility Documents.

Notwithstanding the foregoing, for purposes of clauses (c) and (d) under this Section 4.22, the Company shall be deemed to have delivered such written notices to the Trustee if (i) the Company has filed current reports including information required under clause (c) or (d), as applicable, with the SEC via the SEC’s Electronic Data Gathering, Analysis, and Retrieval Filing System (EDGAR) and such reports are publicly available or (ii) the Company has posted such written notices on its website (which may be on a non-public, password protected website maintained by the Company).

Article 5
Successors

Section 5.01.         Merger, Consolidation or Sale of Assets.

The Company will not, and will not permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           any Subsidiary or any other Person may be merged, amalgamated or consolidated with or into the Company or the Company may Dispose of all or substantially all of its business units, assets or other properties to another Person; provided that,

(1)           the Company shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Company is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Company) or in connection with a Disposition of all or substantially all of the Company’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein referred to as the “Successor Issuer”),

(2)           the Successor Issuer (if other than the Company) shall expressly assume all the obligations of the Company under this Indenture, the First Lien Notes, and the other First Lien Notes Documents pursuant to a supplemental indenture hereto and joinders thereto, executed and delivered to the Trustee,

(3)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Issuer provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (1) and (2) above, and

(4)           if such merger, amalgamation, consolidation or Disposition involves the Company and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition is not a Subsidiary (A) no Event of Default has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each other Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Issuer is the Company, shall have confirmed by a supplemental indenture and a joinder to the Security Agreement that its Guarantee and such Guarantor’s obligations shall apply to the Successor Issuer’s obligations under this Indenture, (C) (1) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Issuer is the Company, shall have by a supplement to the First Lien Notes Documents confirmed that its obligations thereunder shall apply to the Successor Issuer’s obligations under this Indenture and (2) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Issuer is the Company, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Issuer’s obligations under this Indenture, (D) the Company shall have delivered to the Trustee and Notes Collateral Agent a certificate of a Financial Officer stating that such merger, amalgamation, consolidation or Disposition and any supplements to the First Lien Notes Documents preserve the enforceability of the Guarantee and the Security Agreement and the perfection of the Liens on the Collateral under the Security Documents and does not otherwise conflict with this Indenture or any other First Lien Notes Document, (E) [reserved] and (F) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise Permitted Investment (other than clauses (d) or (r) of the definition of “Permitted Investment”) or Section 4.07 (other than 4.07(b)(5) and 4.07(b)(19)); provided, further, that, if the foregoing are satisfied, the Successor Issuer (if other than the Company) will succeed to, and be substituted for, the Company under this Indenture (provided, further, that, in the event of a Disposition of all or substantially all of the Company’s assets or property to a Successor Issuer (which is not the Company) as set forth above and if the original Company retains any assets or property other than immaterial assets or property after such Disposition, such original Company shall remain obligated as a co-Company along with the Successor Issuer hereunder);

(b)           any Subsidiary or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company or any Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiaries, (A) a Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Company shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Subsidiary) to become a Subsidiary, (ii) [reserved], (iii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiaries, if the surviving Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties is the Company or a Subsidiary, then any Indebtedness of the Company or any Subsidiary assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 4.09 of this Indenture (without giving effect to clause (i) of “Permitted Indebtedness”), and (iv) if such merger, amalgamation, consolidation or Disposition involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Subsidiary (or, in the case of clause (b), involves any Person that is not a Guarantor), (A) subject to Section 1.10, no Event of Default has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Company shall have delivered to the Trustee a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any First Lien Notes Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents, and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise a Permitted Investment (other than clauses (d) or (r) of the definition of “Permitted Investment”), Section 4.10 (other than clause (b)(2) of the definition “Asset Sale”) or Section 4.07 (other than 4.07(b)(5) and 4.07(b)(19)); provided, further, that if such merger, amalgamation, consolidation or Disposition is made by a Note Party and the surviving Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties is not a Note Party, such merger, amalgamation, consolidation or Disposition shall be made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(c)           any Subsidiary may (i) merge, amalgamate or consolidate with or into the Company or any other Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company, a Guarantor or any other Subsidiary;

(d)           the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(e)           any Subsidiary may liquidate or dissolve or change its legal form if (x) the Company determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Company and is not materially disadvantageous to the Holders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 4.07 (other than clauses (d), (k), (r), and (ee) of the definition of “Permitted Investments” and other than Section 4.07(b)(5) and Section 4.07(b)(19)) and Section 4.10, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Company or (1) if such Subsidiary is a Guarantor, another Guarantor and (2) if such Subsidiary is not a Guarantor, another Subsidiary after giving effect to such liquidation or dissolution or change of legal form; and

(f)           the Company and the Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to (i) effect a Disposition (other than a Disposition of all or substantially all the assets of the Company and the Subsidiaries, taken as a whole) permitted pursuant to Section 4.10 (other than clause (b)(2) of the definition of “Asset Sale”), (ii) reorganize or reincorporate any such Person in the United States, any state thereof, the District of Columbia or, other than the Company, any territory thereof, or (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Person or another jurisdiction of the United States, any state thereof, the District of Columbia or, other than the Company, any territory thereof; provided that, with respect to any of the actions described in clauses (ii) and (iii) above, the Company or applicable Subsidiary shall have complied with Section 10.04 and the foregoing provisions of Sections 5.01(a) and 5.01(b), as applicable.

Section 5.02.         Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on, the First Lien Notes except in the case of a lease of all or substantially all of such successor Person’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

Article 6
Defaults and Remedies

Section 6.01.         Events of Default.

Each of the following is an “Event of Default”:

(1)           default in any payment of interest on any First Lien Note when due and payable, continued for five (5) Business Days;

(2)           default in the payment of the principal amount of or premium, if any, on any First Lien Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)           failure to comply with the Company’s agreements or obligations contained in this Indenture or the other First Lien Notes Documents for thirty (30) days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding First Lien Notes (with a copy to the Trustee) which notice requires that the default be remedied and states that it is a notice of default under this Indenture;

(4)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) other than Indebtedness owed to the Company or a Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default is in respect of any Material Indebtedness and either:

(A)           is (x) caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a “payment default”) or (y) results in the acceleration of such Indebtedness prior to its stated final maturity; or

(B)           in the case of the ABL Facility or the Parity Lien Loan Facility, enables or permits (with all applicable grace periods set forth in the applicable Senior Secured Credit Facility Agreement under which such Material Indebtedness was created having expired) the holder or holders of such Material Indebtedness or any Senior Secured Credit Facility Agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to its scheduled maturity;

provided that this paragraph (B) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Indenture), (ii) any Indebtedness that becomes due as a result of a Refinancing thereof permitted under Section 4.09 or (iii) any Indebtedness required to be (or for which an offer is required to) prepaid, repurchased, redeemed or defeased in connection with any asset sale event, casualty or condemnation event, change in control, result of excess cash flow or similar event;

(5)           the Company, a Guarantor or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary:

(A)          commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)           makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due;

(6)           a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(A)           is for relief against the Company, a Guarantor or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

(B)           appoints a custodian of the Company, a Guarantor or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Company, a Guarantor or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary; or

(C)           orders the liquidation of the Company or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute (except, in the case of a Guarantor of a Significant Subsidiary, in a transaction permitted by Section 5.01);

and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(7)           failure by the Company, a Guarantor or any Significant Subsidiary or group of Subsidiaries that, taken together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $40,000,000 other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)           any Guarantee of the First Lien Notes by a Guarantor that is a Significant Subsidiary (or group of Subsidiaries that, taken together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) ceases to be in full force and effect, other than in accordance with the terms of this Indenture or a Guarantor denies or disaffirms its obligations under its Guarantee of the First Lien Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with this Indenture;

(9)           with respect to any Collateral constituting more than $25,000,000 individually or in the aggregate, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Holders of the First Lien Notes the Liens purported to be created thereby, or any of the Security Documents is declared null and void or the Company or any Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of this Indenture or the terms of the Security Documents, (ii) except to the extent that any such cessation of the Liens results from the failure of the Notes Collateral Agent or the applicable Senior Secured Credit Facility Agent, as the case may be, to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements, to the extent the Guarantors are otherwise in compliance with their collateral and related notification requirements under the First Lien Note Documents, (iii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage or (iv) unless waived by the requisite lenders under any Credit Facility if, after that waiver, the Company is in compliance with Article 10 hereof); provided that if a failure of the sort described in this clause (9) is susceptible of cure, no Event of Default shall arise under this clause (9) with respect thereto until thirty (30) days after written notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 25% in principal amount of the then outstanding First Lien Notes issued under this Indenture;

(10)         the Company or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period) set forth in the instrument or agreement under which such Indebtedness was created; and

(11)         any claim or litigation resulting in an adverse ruling against the Company or any Subsidiary for the payment of money aggregating in excess of $100,000,000, unless (x) such amount in excess of $100,000,000 is fully covered by insurance of such Company or Subsidiary or (y) such adverse ruling is subject to appeal within fourteen (14) days and so long as such claim remains under appeal or is being contested in good faith by appropriate proceedings.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the First Lien Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five (5) Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the First Lien Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the First Lien Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of First Lien Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the First Lien Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of First Lien Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action.

Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.02.         Acceleration.

If an Event of Default (other than an Event of Default specified in clauses (5) or (6) of Section 6.01 hereof) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of the outstanding First Lien Notes by written notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the First Lien Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of a declaration of acceleration of the First Lien Notes because an Event of Default specified in clause (4) of Section 6.01 hereof has occurred and is continuing, the declaration of acceleration of the First Lien Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) of Section 6.01 hereof shall be remedied or cured, or waived by the Holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, only if (1) the annulment of the acceleration of the First Lien Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default, except nonpayment of principal, premium or interest, if any, on the First Lien Notes that became due solely because of the acceleration of the First Lien Notes, have been cured or waived, and (3) all fees and expenses owed to the Trustee in connection with such Default or Event of Default have been paid.

If an Event of Default described in clauses (5) or (6) of Section 6.01 hereof with respect to the Company, a Significant Subsidiary or a Guarantor occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the First Lien Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Except as set forth in Article 9, the Holders of a majority in principal amount of the outstanding First Lien Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, if any) and rescind any such acceleration with respect to such First Lien Notes and its consequences hereunder if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03.         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the First Lien Notes or to enforce the performance of any provision of the First Lien Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the First Lien Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a First Lien Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.         Waiver of Past Defaults.

Except as set forth in Article 9, the Holders of a majority in principal amount of the outstanding First Lien Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, if any) and its consequences hereunder; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding First Lien Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration by notice to the Company and the Trustee. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.         Control by Majority.

Except as otherwise provided in this Indenture, Holders of a majority in principal amount of the outstanding First Lien Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to any Holder) or that may involve the Trustee in personal liability.

Section 6.06.         Limitation on Suits.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided the Trustee with indemnity or security satisfactory to the Trustee against any fee, loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the First Lien Notes unless:

(1)           such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)           Holders of at least 25% in principal amount of the outstanding First Lien Notes have requested in writing the Trustee to pursue the remedy;

(3)           such Holders have offered and, if requested, provided in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)           the Trustee has not complied with such request within sixty (60) days after the receipt of the written request and the offer of security or indemnity; and

(5)           the Holders of a majority in principal amount of the outstanding First Lien Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such sixty (60)-day period.

A Holder of a First Lien Note may not use this Indenture to prejudice the rights of another Holder of a First Lien Note or to obtain a preference or priority over another Holder of a First Lien Note.

Section 6.07.         Rights of Holders of First Lien Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a First Lien Note to receive payment of principal of, premium on, if any, or interest, if any, on the First Lien Note, on or after the respective due dates expressed in the First Lien Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.         Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or Section 6.01(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the First Lien Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the First Lien Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the First Lien Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the First Lien Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.         Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall, subject to the provisions of the Intercreditor Agreements, pay out the money in the following order:

First: to the Trustee, the Notes Collateral Agent, the Agents, and their respective agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Notes Collateral Agent and the costs and expenses of collection;

Second: to Holders of First Lien Notes for amounts due and unpaid on the First Lien Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the First Lien Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of First Lien Notes pursuant to this Section 6.10.

Section 6.11.         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a First Lien Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding First Lien Notes.

Article 7
Trustee

Section 7.01.         Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificate or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)           this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2)           the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e)           No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holder has offered, and if requested, provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.         Rights of Trustee.

(a)           The Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in accordance with such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance therewith.

(c)           The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by a Responsible Officer of the Company.

(f)           The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)           In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the First Lien Notes and this Indenture.

(i)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Notes Collateral Agent, and each agent, custodian and other Person employed to act hereunder, as if the Notes Collateral Agent, agent, custodian or other Person were named as the Trustee herein.

(j)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgement, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company during its regular business hours, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(k)           The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder.

(m)           The permissive rights of the Trustee hereunder shall not be construed as duties.

(n)           The Trustee shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the First Lien Notes.

(o)           For the avoidance of doubt, nothing herein or in any Security Document shall require the Trustee to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Security Document) and such responsibility shall be solely that of the Company.

(p)           The Trustee shall not be under any obligation to insure any of the Collateral, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Collateral Documents. The Trustee shall not be responsible for any loss which may be suffered by any Person as a result of the lack of or inadequacy of any such insurance. Where the Trustee is named on any insurance policy as a loss payee or an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the Collateral, the risk assumed by the insurers or any other information of any kind.

(q)           Knowledge of information acquired by Wilmington Savings Fund Society, FSB in any capacity hereunder shall not be imputed to Wilmington Savings Fund Society, FSB in any other capacity in which it may act hereunder or under any other document related to any transaction involving the First Lien Notes or to any affiliate of Deutsche Bank Trust Company Americas and vice versa.

(r)           The Trustee shall not be liable for theft, loss, damage or destruction of any possessory collateral sent via overnight carrier.

(s)           The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and neither the Trustee nor any other agent assumes responsibility for their correctness. Neither the Trustee nor any other agent makes representations as to the validity or sufficiency of this Indenture or of the First Lien Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the First Lien Notes and perform its obligations hereunder.

Section 7.03.         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of First Lien Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04.         Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the First Lien Notes, it shall not be accountable for the Company’s use of the proceeds from the First Lien Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the First Lien Notes or any other document in connection with the sale of the First Lien Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.         Notice of Defaults.

If a Default occurs and is continuing and the Trustee is given notice of such occurrence by the Company, the Trustee must give notice of the Default to the Holders within sixty (60) days after being notified by the Company or obtaining knowledge. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any First Lien Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06.         Compensation and Indemnity.

(a)           The Company and the Guarantors will jointly and severally be responsible to pay to the Trustee and the Notes Collateral Agent from time to time reasonable compensation for their acceptance of this Indenture and services hereunder. The Trustee’s and the Notes Collateral Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by them in addition to the compensation for their services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and counsel.

(b)           The Company and the Guarantors will jointly and severally indemnify the Trustee, the Notes Collateral Agent and their respective employees, officers, directors and agents against any and all losses, liabilities or expenses (excluding Taxes imposed with respect to income) incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture, the other First Lien Notes Documents and the Intercreditor Agreements, including the costs and expenses of enforcing this Indenture, the other First Lien Notes Documents and the Intercreditor Agreements, against the Company and the Guarantors (including this Section 7.06) and defending themselves against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to their respective gross negligence or willful misconduct, as determined by a final order of a court of competent jurisdiction. The Trustee or the Notes Collateral Agent, as applicable, will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent, as applicable, to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. At the request of the Trustee or the Notes Collateral Agent, the Company or such Guarantor will defend the claim and the Trustee or the Notes Collateral Agent, as applicable will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel.

(c)           The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee or the Notes Collateral Agent.

(d)           To secure the Company’s and the Guarantors’ payment obligations in this  Section 7.06, each of the Trustee and the Notes Collateral Agent will have a Lien prior to the First Lien Notes on all money or property held or collected by the Trustee or the Notes Collateral agent, as applicable, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular First Lien Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)           When the Trustee or the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in clause (5) or (6) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of their agents and counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

(f)           The Agents shall have the benefit of the provisions of this Article as though they were named as the Trustee herein; provided that the Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in this Section 7.06 as if references therein to the Trustee were references to the Notes Collateral Agent.

Section 7.07.         Replacement of Trustee or Notes Collateral Agent.

(a)           A resignation or removal of the Trustee or the Notes Collateral Agent, as applicable, and appointment of a successor Trustee or a successor Notes Collateral Agent will become effective only upon the successor Trustee or Notes Collateral Agent’s acceptance of appointment as provided in this Section 7.07.

(b)           The Trustee or the Notes Collateral Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding First Lien Notes may remove the Trustee or the Notes Collateral Agent by so notifying the Trustee and the Company in writing with fifteen (15) days’ prior written notice and may appoint a successor Trustee or a successor Notes Collateral Agent. The Company may remove the Trustee if or the Notes Collateral Agent if:

(1)           the Trustee or the Notes Collateral Agent fails to comply with Section 7.09 hereof;

(2)           the Trustee or the Notes Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Debtor Relief Law;

(3)           a custodian or public officer takes charge of the Trustee or the Notes Collateral Agent or its property; or

(4)           the Trustee or the Notes Collateral Agent becomes incapable of acting.

(c)           If the Trustee or the Notes Collateral Agent resigns or if the Holder's of a majority in aggregate principal amount of First Lien Notes remove the Trustee or the Notes Collateral Agent as provided herein but fail to appoint a successor Trustee or a successor Notes Collateral Agent within 60 days is removed or if a vacancy otherwise exists in the office of Trustee or Notes Collateral Agent for any reason, the Company will promptly appoint a successor Trustee or successor Notes Collateral Agent.

(d)           If a successor Trustee or successor Notes Collateral Agent does not take office within sixty (60) days after the retiring Trustee or retiring Notes Collateral Agent resigns or is removed, the retiring Trustee or the retiring Notes Collateral Agent at the expense of the Company, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding First Lien Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Notes Collateral Agent, as applicable.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee or the Notes Collateral Agent and the appointment of a successor Trustee or a successor Notes Collateral Agent, as applicable.

(f)           A successor Trustee or a successor Notes Collateral Agent will deliver a written acceptance of its appointment to the retiring Trustee or the retiring Notes Collateral Agent, as applicable, and to the Company. Thereupon, the resignation or removal of the retiring Trustee or Notes Collateral Agent, as applicable, will become effective, and the successor Trustee or successor Notes Collateral Agent, as applicable, will have all the rights, powers and duties of the Trustee or the Notes Collateral Agent, as applicable, under this Indenture. The successor Trustee or the successor Notes Collateral Agent, as applicable, will mail a notice of its succession to Holders. The retiring Trustee or retiring Notes Collateral Agent, as applicable, will promptly, at the expense of the Company, transfer all property held by it as Trustee or as Notes Collateral Agent, as applicable, to the successor Trustee or the successor Notes Collateral Agent, as applicable; provided all sums owing to the Trustee or the Notes Collateral Agent hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee or the retiring Notes Collateral Agent, as applicable.

Section 7.08.         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09.         Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

Article 8
Legal Defeasance and Covenant Defeasance

Section 8.01.         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding First Lien Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02.         Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding First Lien Notes (including the First Lien Notes Guarantees), this Indenture and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding First Lien Notes (including the First Lien Notes Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such First Lien Notes, the First Lien Notes Guarantees, this Indenture and the Security Documents (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding First Lien Notes to receive payments in respect of the principal of, premium on, if any, or interest, if any, on such First Lien Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)           the Company’s obligations with respect to such First Lien Notes under Article 2 and Section 4.02 hereof;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)           this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the First Lien Notes may not be accelerated because of an Event of Default with respect to the First Lien Notes specified in Section 6.01 hereof.

Section 8.03.         Covenant Defeasance.

Upon the Company’s exercise under  Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 hereof and Section 5.01 (other than clauses (1) and (2) of Section 5.01) hereof with respect to the outstanding First Lien Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the First Lien Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such First Lien Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding First Lien Notes and First Lien Notes Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such First Lien Notes and First Lien Notes Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under  Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the First Lien Notes may not be accelerated because of an Event of Default specified in Sections 6.01(3), Section 6.01(4), Section 6.01(5) (with respect only to the Company, Guarantors and Significant Subsidiaries), (6) (with respect only to the Company, Guarantors and Significant Subsidiaries), (7) and (8) hereof and such events will not constitute Events of Default.

Section 8.04.         Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03 hereof:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations or a combination thereof, the principal and interest on which will be sufficient for the payment of principal, premium, if any, and interest on the First Lien Notes on the applicable redemption date or maturity date, as the case may be, and the Company must specify whether the First Lien Notes are being defeased to the date of Stated Maturity or to a particular redemption date;

(2)           an Opinion of Counsel in the United States stating that Holders and beneficial owners of the First Lien Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of an election under Section 8.02 hereof only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service that is received by the Company or published, or change in applicable U.S. federal income tax law since the issuance of the First Lien Notes);

(3)           an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(4)           an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(5)           an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Section 8.05.         Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding First Lien Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such First Lien Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such First Lien Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding First Lien Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on any First Lien Note and remaining unclaimed for two (2) years after such principal, premium, if any, interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such First Lien Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07.         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the First Lien Notes and the First Lien Notes Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any First Lien Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such First Lien Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
Amendment, Supplement and Waiver

Section 9.01.         Without Consent of Holders of First Lien Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of First Lien Notes, the Company, the Trustee and the other parties thereto, as applicable, may amend or supplement any First Lien Notes Documents, the ABL Intercreditor Agreement, any Equal Priority Intercreditor Agreement or any other applicable Intercreditor Agreement to:

(1)           cure any ambiguity, mistake, defect, error or inconsistency, or reduce the minimum denomination of the First Lien Notes;

(2)           provide for the assumption by a successor Person of the obligations of the Company under any First Lien Notes Document or to comply with the covenant described in Section 5.01;

(3)           provide for uncertificated First Lien Notes in addition to or in place of certificated First Lien Notes or to alter the provisions of the Indenture relating to the form of the First Lien Notes (including related definitions) provided, that such First Lien Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)           add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Subsidiary;

(5)           make any change (including changing the CUSIP or other identifying number on any First Lien Notes) that does not adversely affect the rights of any Holder in any material respect;

(6)           make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional First Lien Notes;

(7)           provide for any Subsidiary to provide a Guarantee in accordance with Section 4.17 hereof to add Guarantees with respect to the First Lien Notes, to add security to or for the benefit of the First Lien Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the First Lien Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(8)           evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Notes Collateral Agent pursuant to the requirements thereof or to provide for the accession by the Trustee or the Notes Collateral Agent to any First Lien Notes Document;

(9)           add additional obligors under this Indenture, the First Lien Notes or the First Lien Notes Guarantees;

(10)         make any amendment to the provisions of this Indenture relating to the transfer and legending of First Lien Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of First Lien Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in First Lien Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer First Lien Notes;

(11)         comply with the rules and procedures of any applicable securities depositary;

(12)         to add or release Collateral from, or subordinate, the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents, this Indenture, the ABL Intercreditor Agreement, any Equal Priority Intercreditor Agreement or any other applicable Intercreditor Agreement, as applicable;

(13)         to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Trustee, Notes Collateral Agent and Holders of the First Lien Notes, as additional security for the payment and performance of all or any portion of the First Lien Notes Obligations, on any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or on which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(14)         to add Additional Parity Lien Secured Parties to any Security Documents, the ABL Intercreditor Agreement, any Equal Priority Intercreditor Agreement or any other applicable Intercreditor Agreement; or

(15)         make additional Indebtedness subject to the terms of the ABL Intercreditor Agreement and/or any Equal Priority Intercreditor Agreement (and join the representatives and agents under such additional Indebtedness as parties to the ABL Intercreditor Agreement and/or any Equal Priority Intercreditor Agreement), in accordance with the terms and conditions of such agreements.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and/or the Notes Collateral Agent, as applicable, of the documents described in Sections 7.02 and 9.05 hereof, the Trustee and/or the Notes Collateral Agent, as applicable, will join with the Company and the Guarantors in the execution of any amended or supplemental indenture or other document authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or the Notes Collateral Agent, as applicable, will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.         With Consent of Holders of First Lien Notes.

Except as provided below in this Section 9.02, the Company, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.10, Section 4.10 and Section 4.15 hereof) the First Lien Notes, the First Lien Notes Guarantees, the First Lien Notes Documents, the ABL Intercreditor Agreement, any Equal Priority Intercreditor Agreement, any other applicable Intercreditor Agreement, and the other Security Documents with the consent of the Holders of a majority in principal amount of the First Lien Notes then outstanding (including, without limitation, Additional First Lien Notes, if any) voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such First Lien Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the First Lien Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the First Lien Notes or the First Lien Notes Guarantees may be waived with the consent of the Holders of a majority in principal amount of the First Lien Notes then outstanding (including, without limitation, Additional First Lien Notes, if any) voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such First Lien Notes). Section 2.08 hereof shall determine which First Lien Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and/or the Notes Collateral Agent, as applicable, of evidence satisfactory to the Trustee and/or Notes Collateral Agent, as applicable, of the consent of the Holders of First Lien Notes as aforesaid, and upon receipt by the Trustee and/or the Notes Collateral Agent, as applicable, of the documents described in Sections 7.02 and 9.05 hereof, the Trustee and/or the Notes Collateral Agent, as applicable, will join with the Company and the Guarantors in the execution of such amended or supplemental indenture or other documentation unless such amended or supplemental indenture or other documentation directly affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental Indenture or other documentation.

It is not necessary for the consent of the Holders of First Lien Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of First Lien Notes given in connection with a tender of such Holder’s First Lien Notes will not be rendered invalid by such tender.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will deliver to the Holders of First Lien Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the First Lien Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the First Lien Notes or the First Lien Notes Guarantees. However, without the written consent of each Holder directly and adversely affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any First Lien Notes held by a non-consenting Holder):

(1)           reduce the principal amount of First Lien Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the rate of or change the time for payment of interest, including default interest, on any First Lien Note;

(3)           reduce the principal of or change the fixed maturity of any First Lien Note (except as provided above with respect to Section 3.10, Section 4.10 and Section 4.15 hereof);

(4)           make any First Lien Note payable in money other than that stated in the First Lien Notes;

(5)           impair the contractual right of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, on or interest, if any, on such Holder’s First Lien Notes on or after the due date therefor;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of First Lien Notes to receive payments of principal of, premium, if any, on, or interest, if any, on the First Lien Notes;

(7)           waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the First Lien Notes (except a rescission of acceleration of the First Lien Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding First Lien Notes and a waiver of the payment default that resulted from such acceleration);

(8)           make any change in any of the provisions set forth in this Section 9.02;

(9)           make any change in the percentage set forth in the definition of “Material Holder”, “Required Holders”, “Supermajority Level I Holders”, “Supermajority Level II Holders”, change the required number of Holders set forth in the definition of “Unaffiliated Holder” or change any other provision of any First Lien Notes Document specifying the number or percentage of Holders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(10)         release or have the effect of releasing all or substantially all the value of the Guarantees (except as expressly provided in this Indenture);

(11)         release or have the effect of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in this Indenture or the Security Documents);

(12)         make any amendment or modification that would authorize the incurrence of additional Indebtedness that would be issued under this Indenture in contemplation of or for the primary purpose of influencing any voting threshold for purposes of any amendment, modification or waiver of the First Lien Notes Documents;

(13)         make any changes that would (a) contractually, structurally or temporally subordinate, or have the direct or indirect effect of subordinating, any First Lien Notes Obligations in right of payment to any Indebtedness for borrowed money or (b) contractually, structurally or temporally subordinate, or have the direct or indirect effect of subordinating, any Liens or rights of proceeds from Liens securing the First Lien Notes Obligations to any Liens or rights of proceeds from Liens on the Collateral securing any Indebtedness for borrowed money without the written consent of each affected Holder, except, (x) in each case, Indebtedness that is expressly permitted to be pari passu in either payment or Lien priority to the First Lien Notes Obligations pursuant to this Indenture as in effect on the Issue Date, (y) pursuant to a transaction providing for the incurrence of Indebtedness that is senior or pari passu in Lien and/or payment priority to the First Lien Notes in which participation is offered to all affected Holders on a pro rata basis (based on the amount of First Lien Notes Obligations that are adversely affected thereby held by each Holder as compared to the total amount of First Lien Notes Obligations and all other obligations (including any other Equal Priority Obligations (as defined in the Equal Priority Intercreditor Agreement)) then outstanding that are secured on a pari passu basis with the First Lien Notes Obligations) on the same terms and conditions as offered to all other providers of such Indebtedness (other than bona fide cash or PIK backstop fees in an amount no greater than 5.0% of the new money backstopped, and reimbursement of reasonable and documented counsel and other third-party advisor fees and other expenses in connection with the negotiation of the terms of such transaction) and consented to by the Required Holders or (z) pursuant to any debtor-in-possession financing to be provided under Section 364 of the Debtor Relief Laws or pursuant to any analogous financing under any other Debtor Relief Laws offered to all affected Holders on a pro rata basis (based on the amount of First Lien Notes Obligations that are adversely affected thereby held by each Holder as compared to the total amount of First Lien Notes Obligations and all other obligations (including any other Equal Priority Obligations (as defined in the Equal Priority Intercreditor Agreement)) then outstanding that are secured on a pari passu basis with the First Lien Notes Obligations);

(14)         make any changes to Section 6.10 of this Indenture or any other provision hereof in a manner that would alter or have the effect of altering the waterfall or the pro rata sharing of payments required thereby;

Without the consent of the Supermajority Level I Holders, an amendment, supplement or waiver under this Section 9.02 may not:

(1)	amend, modify or waive any provision to increase any amounts available for (x) Investments in, (y) dispositions to, or (z) the incurrence of, third party Indebtedness for borrowed money by, any Subsidiary that is not a Note Party in excess of such amounts permitted under this Indenture as of the Issue Date for such transactions;

(2)	amend, modify or waive the Double-Dip Provision;

(3)	amend, modify or waive the definition of “subsidiary” or permit the creation, designation or the existence of any Subsidiary that would be “unrestricted” or otherwise have the effect of allowing any Subsidiary to be excluded generally from the covenants applicable to Subsidiaries pursuant to this Indenture;

(4)	except as expressly provided in this Indenture or the Security Documents, amend, modify or waive any requirement contained in any of clauses (3), (10), (11), (24) or (25) of Section 4.09(b), clause (ii) of the definition of “Permitted Liens”, clauses (b), (o), (p) or (ff) of the definition of “Permitted Investments”, clause (b) of Section 5.01, the last paragraph of Section 4.11, or Section 4.21 or that an action be taken for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(5)	amend, modify or waive the definition of “Permitted Refinancing Indebtedness”; and

(6)	amend, waive or otherwise modify Section 4.07 or any requirement contained therein.

Without the consent of the Supermajority Level II Holders, an amendment, supplement or waiver under this Section 9.02 may not:

(1)           extend the cure period set forth in Section 6.01(1) by more than 60 days; provided that, any amendments to this Indenture that would change the method of payment from cash payments to payable in kind shall require the written consent of each Holder directly and adversely affected;

(2)           make any changes to Section 4.21 of this Indenture or make any change or modification that would have the effect of amending, modifying or waiving Section 4.21 (including any amendment or modification to the definition of “Material Property”); and

(3)           amend, modify or waive Section 4.19 of this Indenture or make any other change or modification that would have the effect of amending, modifying or waiving Section 4.19 (including any amendment or modification to the definition of Liability Management Transaction).

Section 9.03.         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a First Lien Note is a continuing consent by the Holder of a First Lien Note and every subsequent Holder of a First Lien Note or portion of a First Lien Note that evidences the same debt as the consenting Holder’s First Lien Note, even if notation of the consent is not made on any First Lien Note. However, any such Holder of a First Lien Note or subsequent Holder of a First Lien Note may revoke the consent as to its First Lien Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04.         Notation on or Exchange of First Lien Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any First Lien Note thereafter authenticated. The Company in exchange for all First Lien Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new First Lien Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new First Lien Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05.         Trustee and Notes Collateral Agent to Sign Amendments, etc.

The Trustee and the Notes Collateral Agent will sign any amended or supplemental indenture, security document, intercreditor agreement or other document authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. In executing any amended or supplemental indenture, security document, intercreditor agreement or other documentation, the Trustee and the Notes Collateral Agent will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.01 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture, security document, intercreditor agreement or other documentation is authorized or permitted by this Indenture.

Article 10
Collateral and Security

Section 10.01.       Security Documents.

The due and punctual payment of the principal of, premium and interest on the First Lien Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the First Lien Notes and performance of all other First Lien Notes Obligations of the Issuer and the Subsidiary Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the First Lien Notes and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure such obligations, subject to the terms of the Equal Priority Intercreditor Agreement, the ABL Intercreditor Agreement and any other applicable intercreditor agreement. The Trustee, the Notes Collateral Agent, the Issuer and the Subsidiary Guarantors hereby acknowledge and agree that, subject to the terms of the Equal Priority Intercreditor Agreement, the ABL Intercreditor Agreement and any other applicable intercreditor agreement and as further set forth below, another collateral agent or representative, including the ABL Facility Agent, the Parity Lien Controlling Collateral Agent and/or the Parity Lien Loan Facility Agent, may hold the Collateral, and/or exercise consents, rights or remedies with respect thereto, for the benefit of the Holders, the Trustee, the Notes Collateral Agent and any other applicable Secured Parties, in each case pursuant to the terms of the Security Documents, the Equal Priority Intercreditor Agreement, the ABL Intercreditor Agreement and any other applicable intercreditor agreement.

It is acknowledged and agreed that the security interests of the Notes Collateral Agent and the Secured Parties required to be granted hereunder and under the other Notes Documents are intended to be granted to the Notes Collateral Agent as collateral agent for the Secured Parties. Such security interests will be held by the Notes Collateral Agent pursuant to the terms of the Security Documents. Each Holder, by its acceptance of the First Lien Notes, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with, and pursuant to, their terms and authorizes and directs the Notes Collateral Agent to enter into the applicable Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

It is acknowledged and agreed that, if in accordance with applicable law or the law governing any applicable Security Document (including foreign law), security interests of a type (or on assets of a type) may not be (or customarily are not) granted to more than one collateral agent, trustee or similar representative (or in the interests of limiting the cost of more than one grant of security, the security interests securing First Lien Notes Obligations may be granted to either the Parity Lien Controlling Collateral Agent, the Parity Lien Loan Facility Agent, the ABL Facility Agent or any common collateral agent later appointed for the benefit of all applicable secured parties. The security interests in single lien collateral will be held by the applicable agent upon the terms of the Intercreditor Agreements and the other Security Documents.

Section 10.02.       Intercreditor Agreements.

(a)           Notwithstanding anything to the contrary contained in the Security Documents (i) all Parity Liens granted at any time by the Note Parties on any “Shared Collateral” (or similar term) (as defined in the Equal Priority Intercreditor Agreement) will secure, equally and ratably with the Liens on such “Shared Collateral” securing the First Lien Notes Obligations, the applicable Parity Lien Debt of the Note Parties on the terms set forth in the Equal Priority Intercreditor Agreement (or any other applicable Intercreditor Agreement), (ii) all Junior Liens granted at any time by the Note Parties on any “Shared Collateral” (or similar term) (as defined in the applicable Junior Intercreditor Agreement) will secure, on a junior priority basis with the Liens on such “Shared Collateral” securing the First Lien Notes Obligations, the applicable Junior Debt of the Note Parties on the terms set forth in the applicable Intercreditor Agreement and (ii)(x) all Liens granted at any time by the Note Parties on any ABL Priority Collateral to secure any ABL Facility Obligations will secure, on a senior priority basis with the Liens on such ABL Priority Collateral securing the First Lien Notes Obligations, the applicable ABL Facility Obligations of the Note Parties and (y) all Liens granted at any time by the Note Parties on any Term Debt Priority Collateral to secure any ABL Facility Obligations will secure, on a junior priority basis with the Liens on such Term Debt Priority Collateral securing the First Lien Notes Obligations, the applicable ABL Facility Obligations of the Note Parties, in each case on the terms set forth in the ABL Intercreditor Agreement.

(b)           Each Holder (i) irrevocably authorizes the Trustee, the Notes Collateral Agent and the Parity Lien Controlling Collateral Agent, as applicable, to enter into (A) the Equal Priority Intercreditor Agreement, the ABL Intercreditor Agreement and each other applicable Intercreditor Agreement from time to time with one or more representatives for the holders of any Indebtedness permitted to be Incurred hereunder or (B) any amendment, restatement, supplement or other modification of each such Intercreditor Agreement in connection with any such Indebtedness permitted to be incurred hereunder that is intended to be secured by a Parity Lien, a Junior Lien or a Lien on any ABL Priority Collateral that is senior, pari passu or junior to the Liens on such ABL Priority Collateral securing the First Lien Notes Obligations without the further consent of any other Holder or other Secured Party, (ii) consents to the terms and provisions of each such Intercreditor Agreement, (iii) agrees that it is and will be bound (as a Holder) by the terms and conditions of each such Intercreditor Agreement, whether or not such Holder executes any such Intercreditor Agreement, and (iv) agrees not to take any actions contrary to the provisions of any such Intercreditor Agreement.

(c)           In the event there is a conflict or inconsistency between this Indenture and any other First Lien Notes Document, the terms of this Indenture shall control; provided that the applicable Intercreditor Agreement governs and controls in the event of any conflict with this Indenture or any other First Lien Notes Document.

Section 10.03.       Relative Rights.

Nothing in this Indenture or the other First Lien Notes Documents shall:

(1)           impair, as between the Company and the Holders, the obligation of the Company to pay principal, interest, premium, if any, on the First Lien Notes in accordance with their terms or any other obligation of the Company or any Guarantor under the First Lien Notes Documents;

(2)           affect the relative rights of Holders as against any other creditors of the Company or any Guarantor (other than as expressly specified in any Intercreditor Agreement);

(3)           restrict the right of any Holder to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions of any Intercreditor Agreement);

(4)           restrict or prevent any Holder or holder of other Parity Lien Obligations, the Trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions of any Intercreditor Agreement; or

(5)           restrict or prevent any Holder or holder of other Parity Lien Obligations, the Trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the provisions of any Intercreditor Agreement.

Section 10.04.       Further Assurances.

(a)           The Company and each of the Guarantors will, at the expense of the Company or such Grantor, as applicable, promptly do or cause to be done all acts and things that may be reasonably required and execute, endorse, acknowledge, file and/or deliver any and all further documents, agreements and instruments and in good faith take all such further actions which may be required under any applicable law, and if during the Collateral Consent Period, that the Notes Collateral Agent (acting at the direction of the Majority Collateral Consenting Holders) may reasonably request from time to time, to assure and confirm that the Notes Collateral Agent holds, for the benefit of the Holders of Obligations under the First Lien Notes Documents, duly created, valid and enforceable and perfected Liens upon the Collateral (including any rights, title, or interest in, to and under any property or assets that are acquired or created or otherwise become Collateral or are required to become Collateral pursuant to the Security Agreement from time to time after the First Lien Notes are issued), in each case, as and to the extent contemplated by, and with the Lien priority required under, the First Lien Notes Documents. Notwithstanding the foregoing, the Notes Collateral Agent shall have no duty in relation to any of the foregoing; provided that, this clause (a) shall only apply to the extent that the Company or each relevant Guarantor must comply with such similar requirements pursuant to the Parity Lien Loan Facility Documents.

(b)           Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and the Security Documents, the Company will, and will cause each Guarantor to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and that the Notes Collateral Agent or the Required Holders may request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied and perfected, all at the expense of the Guarantors.

(c)           Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and the Security Documents, promptly upon reasonable request by the Notes Collateral Agent (acting at the direction of the Required Holders), the Company will, and will cause each Guarantor to, (i) correct any defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Notes Collateral Agent (acting at the direction of the Required Holders) may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required.

Section 10.05.       Insurance.

The Company and the Guarantors shall:

(1)           keep their properties insured and maintain such general liability, automobile liability, workers’ compensation/employers’ liability, property casualty insurance and any excess umbrella coverage related to any of the foregoing as is customary for companies in the same or similar businesses operating in the same or similar locations (including through self-insurance);

(2)           maintain such other insurance as may be required by law; and

(3)           maintain such other insurance as may be required by the First Lien Notes Documents.

Promptly following the reasonable request of the Notes Collateral Agent, acting at the direction of Holders of a majority in outstanding principal amount of First Lien Notes, the Company and the Guarantors will furnish to the Notes Collateral Agent full information as to their property and liability insurance carriers (absent an Event of Default, limited to one request per year). The Company shall (x) provide the Notes Collateral Agent with notice of cancellation or modification with respect to their respective property and casualty policies before the effective date of such cancellation or modification and (y) subject to the terms of any Intercreditor Agreement, name the Notes Collateral Agent as a co-loss payee on property and casualty policies and as an additional insured as their respective interests may appear on the liability policies listed in clause (1) of this Section 10.05. Neither the Trustee nor the Notes Collateral Agent shall have any responsibility for the Company’s insurance coverage or claims or actions in respect thereof, including, without limitation, adjusting any insurance claims or approving any condemnation awards, for monitoring the Company’s insurance coverage or for determining the adequacy or sufficiency of the coverage.

Section 10.06.       Release of Liens in Respect of First Lien Notes.

The Notes Collateral Agent’s Liens upon the Collateral will no longer secure the First Lien Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the First Lien Notes and such Obligations to the benefits and proceeds of the Notes Collateral Agent‘s Liens on the Collateral will terminate and be discharged with respect to the Collateral:

(1)           in part, upon a sale, transfer or other disposition of Collateral in accordance with this Indenture;

(2)           in whole, upon satisfaction and discharge of this Indenture as described under Section 12.01 hereof;

(3)           in whole, upon a legal defeasance or covenant defeasance of the First Lien Notes as described under Article 8 hereof;

(4)           in whole, upon payment in full and discharge of all First Lien Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the First Lien Notes are paid in full and discharged;

(5)           upon the release of a Guarantor from its Guarantee with respect to the First Lien Notes pursuant to the terms of this Indenture or to the extent such Collateral otherwise becomes Excluded Assets;

(6)           in whole or in part, with the consent of the Holders of the requisite percentage of First Lien Notes in accordance with the provisions described in Section 9.02 hereof; or

(7)           if and to the extent required by the provisions of any Intercreditor Agreements.

For the avoidance of doubt, the Company and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA.

Section 10.07.       [Reserved].

Section 10.08.       Authorization of Receipt of Funds by the Notes Collateral Agent Under the Security Documents.

The Notes Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Intercreditor Agreements.

Section 10.09.       Real Property.

The Company and the Guarantors shall use commercially reasonable efforts to deliver to the Trustee within ninety (90) days following the Issue Date (and continue to use commercially reasonable efforts to take such actions to the extent such security interest has not been created or perfected and such related documents have not been provided within such time following the Issue Date (unless the Company determines that any further efforts to take any such action after such time following the Issue Date would be commercially futile, as evidenced by an officer’s certificate to that effect delivered to the Trustee)) with respect to each Real Property Asset owned by the Company or any Guarantor (the “Mortgaged Property”), the following:

(1)           fully executed and notarized mortgages, deeds of trust or debentures encumbering the fee interest of the Company or any Guarantor in each such Initial Mortgaged Property, together with such UCC-1 financing statements or other fixture filings as shall be required or advisable with respect to such Mortgaged Property;

(2)           a fully paid and effective pro forma title insurance policy, along with endorsements and in amounts not to exceed the value of the Mortgaged Properties covered thereby, appropriate title affidavits, surveys, and zoning reports, in each case if required, and any other customary documents, certificates or deliverables required by a title company for each Mortgaged Property, which, upon the recording of the mortgages, deeds of trust or debentures, as applicable, will insure the mortgages, deeds of trust or debentures, as applicable, to be valid and subsisting Liens on the Mortgaged Property described therein, free and clear of all material Liens, except Permitted Liens;

(3)           a written opinion from local counsel in each jurisdiction in which the Mortgaged Property is located with respect to the creation and enforceability of Liens created by the applicable mortgage, deed of trust or debenture and any related fixture filings, in customary form and substance;

(4)           a written opinion from counsel in each jurisdiction of organization of the owner of the applicable Mortgaged Property covering the due authorization, execution, delivery and other customary matters related to the mortgages, in customary form and substance;

(5)           at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such mortgages, deeds of trust or debentures; and

(6)           prior to accepting any mortgage, deed of trust or debenture pursuant to this Section 10.09, the Company shall deliver to the Trustee an Officer’s Certificate to the effect that all conditions precedent provided for in this Indenture to the delivery of such mortgage, deed of trust or debenture, as applicable, have been complied with.

With respect to the time periods set forth in this Section 10.09, if any government office required for an action is closed on one (1) or more days on which it would normally be open, the applicable time periods set forth above shall not commence until the third business or working day following the latest date such government office was closed on a day on which it would normally be open.

Section 10.10.       Trustee’s and Notes Collateral Agent’s Duties with Respect to Collateral; Rights of the Trustee.

Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Notes Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Notes Collateral Agent, as applicable, in good faith.

Neither the Trustee nor the Notes Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Notes Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Company, the Guarantors of the First Lien Notes or the Notes Collateral Agent.

Notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent shall be required to take any action or exercise any discretion under the Security Documents or with respect to the Collateral unless such action is directed pursuant to Section 6.05 hereof (subject to Sections 7.01(c)(3) and 7.02(f) hereof), it being understood that the duties and obligations of the Trustee and the Notes Collateral Agent under the Security Documents shall be wholly ministerial.

If in order to perfect the security interest of the Notes Collateral Agent in a deposit account or a securities account, the Notes Collateral Agent is required to enter into a control agreement, the Notes Collateral Agent shall not be required to enter into any such agreement that requires the Notes Collateral Agent to indemnify any Person from its own personal assets.

Section 10.11.       Holder Direction.

Each Holder, by accepting a First Lien Note, shall be deemed (1) to have consented and agreed to the terms of the Security Documents, the Intercreditor Agreements and any additional Intercreditor Agreement entered into in compliance with the provisions hereof or of any Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee and the Notes Collateral Agent, as applicable, to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, (2) to have authorized the Trustee and the Notes Collateral Agent, as applicable, to enter into the Security Documents and each Intercreditor Agreement, to make any representations on behalf of the Holders in each Intercreditor Agreement and to be bound thereby and (3) to have irrevocably appointed and authorized the Trustee and the Notes Collateral Agent, as applicable, to give effect to the provisions in each Intercreditor Agreements and the Security Documents. The Trustee and the Notes Collateral Agent are hereby authorized to exercise such rights and powers as are specifically delegated to them by the terms of, and perform their respective obligations under, the Security Documents and each Intercreditor Agreement, as applicable. The Trustee and the Notes Collateral Agent may conclusively assume that any document identified as an Intercreditor Agreement or a Security Document in a request from the Company to the Trustee or the Notes Collateral Agent to execute such Intercreditor Agreement or Security Document, as applicable, meets the requirements of this Section 10.11.

Article 11
First Lien Notes Guarantees

Section 11.01.       Guarantee.

(a)           Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a First Lien Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the First Lien Notes or the obligations of the Company hereunder or thereunder, that:

(1)           the principal of, premium, if any, on, and interest, if any, on the First Lien Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the First Lien Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)           in case of any extension of time of payment or renewal of any First Lien Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the First Lien Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the First Lien Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this First Lien Notes Guarantee will not be discharged except by complete performance of the obligations contained in the First Lien Notes and this Indenture.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this First Lien Notes Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this First Lien Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this First Lien Notes Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the First Lien Notes Guarantee.

Section 11.02.       Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of First Lien Notes, each Holder, hereby confirms that it is the intention of all such parties that the First Lien Notes Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any First Lien Notes Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its First Lien Notes Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03.       Execution and Delivery of First Lien Notes Guarantee.

To evidence its First Lien Notes Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture will be executed on behalf of such Guarantor by one of its Responsible Officers. The execution and delivery of this Indenture by each Guarantor shall evidence such Guarantor’s First Lien Notes Guarantee, and such First Lien Notes Guarantee shall be valid and binding upon such Guarantor, without any further act, condition or formality.

Each Guarantor hereby agrees that its First Lien Notes Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding the absence of any notation of such First Lien Notes Guarantee on any First Lien Note.

If a Responsible Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any First Lien Note, the First Lien Notes Guarantee will be valid nevertheless.

The delivery of any First Lien Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the First Lien Notes Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Subsidiaries creates or acquires any Subsidiary after the date of this Indenture, if required by Section 4.17 hereof, the Company will cause such Subsidiary to comply with the provisions of Section 4.17 hereof and this  Article 11, to the extent applicable.

Section 11.04.       Guarantors May Consolidate, etc., on Certain Terms.

(a)           No Guarantor may

(1)           consolidate with or merge with or into any Person, or

(2)           sell, convey, transfer, lease or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3)           permit any Person to merge with or into the Guarantor, unless:

(A)          the other Person is the Company or any Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)           (1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the First Lien Notes and the Security Documents; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)           the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Subsidiary) otherwise permitted by this Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the First Lien Notes Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the First Lien Notes Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the First Lien Notes Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such First Lien Notes Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 9 hereof, nothing contained in this Indenture or in any of the First Lien Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05.       Releases.

The First Lien Notes Guarantee of a Guarantor will terminate and be automatically and unconditionally released and discharged:

(1)           upon a sale or other disposition (including by way of stock issuance, consolidation or merger) of the Equity Interests of such Guarantor after which such Guarantor is not a Subsidiary or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Subsidiary) otherwise permitted by this Indenture;

(2)           upon the designation in accordance with this Indenture of the occurrence of any event after which the Guarantor is no longer a Subsidiary;

(3)           upon defeasance or discharge of the First Lien Notes, as provided in Article 8 and Article 12 hereof;

(4)           upon to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of the proviso of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)           upon any Guarantor becoming an Excluded Subsidiary (other than as a result of being an Immaterial Subsidiary), so long as such Guarantor does not guarantee or act as a co-issuer or co-borrower of Indebtedness under the ABL Credit Agreement, any Parity Lien Obligations or funded indebtedness or debt securities in a principal amount in excess $2,000,000 of the Company or any of its Subsidiaries (other than an Excluded Subsidiary);

(6)           to the extent such Guarantor was required to provide a First Lien Notes Guarantee pursuant to the covenant described above under Section 4.17 upon the release or discharge of the guarantee of such Guarantor of each of the obligations of the Company or its Subsidiaries that gave rise to the requirement to provide such First Lien Notes Guarantee or the repayment of each of the obligations of the Company or its Subsidiaries that gave rise to the obligation to provide such First Lien Notes Guarantee;

(7)           upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with Article 5; or

(8)           as described under Article 9.

Notwithstanding anything to the contrary herein or in any other First Lien Notes Document, no Guarantor may be released from its obligations under this Indenture or any other First Lien Notes Document unless;

(1)	such Guarantor ceases to be a Subsidiary of the Company; or

(2)	such Guarantor becomes an Immaterial Subsidiary; or

(3)           such Guarantor becomes an Excluded Subsidiary as a result of a transaction permitted hereunder, and each Secured Party hereby irrevocably authorizes and directs the Trustee to enter into, and the Trustee agrees it will enter into, the necessary or advisable documents requested by the Company to (1) release (or acknowledge the release of) such Guarantor from its obligations under the Guarantee and (2) release (or acknowledge the release of) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that, notwithstanding anything herein or the other First Lien Notes Documents to the contrary, to the extent any Subsidiary becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary and otherwise remains a Subsidiary of a Note Party, (i) any such release under this clause (2) shall only be permitted or authorized if (x) such Subsidiary becomes a non-Wholly Owned Subsidiary pursuant to a transaction with a Person that is not an Affiliate of the Company, (y) any such transaction was undertaken for a bona fide commercial transaction and not for the primary purpose of releasing the guarantee or for debt incurrence or liability management or effectuating any Liability Management Transaction, and (z) such transaction otherwise complies with the terms of this Indenture (with the Company being deemed to have made an Investment in such resulting non-Subsidiary Guarantor, which must be an Investment permitted by Section 4.07) and (ii) no such release shall occur if such Subsidiary continues to be a guarantor, issuer, borrower or co-borrower, as applicable, in respect of any Material Indebtedness.

Article 12
Satisfaction and Discharge

Section 12.01.       Satisfaction and Discharge.

This Indenture and the Security Documents will be discharged and will cease to be of further effect as to all First Lien Notes issued hereunder, when:

(1)           either (a) all the First Lien Notes previously authenticated and delivered (other than certain lost, stolen or destroyed First Lien Notes and certain First Lien Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or (b) all First Lien Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one (1) year or (iii) are to be called for redemption within one (1) year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(2)           the Company has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable, the principal and interest on which will be sufficient to pay and discharge the entire indebtedness on the First Lien Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of First Lien Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be;

(3)           the Company has paid or caused to be paid all other sums payable under this Indenture; and

(4)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under this Section 12.01 have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (2) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02.       Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the First Lien Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the First Lien Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any First Lien Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such First Lien Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 13
Miscellaneous

Section 13.01.         Notices.

Any notice or communication by the Company, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), email transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

QVC Group, Inc.
1200 Wilson Drive
West Chester, PA 19380
Attention: General Counsel
Email: [***]

If to the Trustee or the Notes Collateral Agent:

Wilmington Savings Fund Society, FSB
300 Bellevue Parkway, Suite 300
Wilmington, DE 19809

The Company, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when delivered, if transmitted by email; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notwithstanding any other provision of this Indenture or any First Lien Note, where this Indenture or any First Lien Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a Global First Lien Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such First Lien Note (or its designee) according to the applicable procedures of DTC or such depositary.

Any notice or communication to a Holder will be delivered electronically or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee, and each Agent at the same time.

Section 13.02.         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)           an Officer’s Certificate satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)           an Opinion of Counsel satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03.         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)           a statement that the Person making such certificate or opinion has read such covenant or condition; and

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04.         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05.         No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or shareholder of the Company or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company under the First Lien Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a First Lien Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the First Lien Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.06.         Governing Law; Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE FIRST LIEN NOTES, THE FIRST LIEN NOTES GUARANTEES AND THE SECURITY DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.07.         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08.         Successors.

All agreements of the Company in this Indenture and the First Lien Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.09.         Severability.

In case any provision in this Indenture or in the First Lien Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10.         Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Any signature to this Indenture may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Indenture.

Section 13.11.         Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12.         Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or other unavailability of the Federal Reserve Bank wire or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.13.         U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), the Trustee and the Notes Collateral Agent, like all U.S. financial institutions, in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as they may request in order to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.14.         JURY TRIAL WAIVER.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE FIRST LIEN NOTES, THE FIRST LIEN NOTES GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.15.         Parallel Provision.

The parties hereto acknowledge that, pursuant to Section 9.02(b) of the Parity Lien Loan Facility Agreement (as in effect on the Issue Date), if any Notes Document is amended, restated, supplemented, waived or otherwise modified in accordance with the terms thereof, including this Indenture, with respect to any substantially corresponding provision herein of any Parallel Provision (as defined in the Parity Lien Loan Facility Agreement) in the Parity Lien Loan Facility Agreement, then, automatically and without any further action, consent or approval of the lenders or the administrative agent under the Parity Lien Loan Facility Agreement or any other Person, such Parallel Provision in the Parity Lien Loan Facility Agreement shall be (and shall be deemed to be) amended, restated, supplemented, waived or otherwise modified, as applicable, to the same extent and effect, subject to and in accordance with the terms and conditions set forth in Section 9.02(b) of the Parity Lien Loan Facility Agreement. For the avoidance of doubt, nothing in this Section 13.15 shall be deemed to provide that any amendment, restatement, supplement, waiver or other modification to any Parity Lien Loan Facility Document shall automatically amend, restate, supplement, waive or otherwise modify any Notes Document.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the day and year first written above.

QVC Group, Inc.

By:	/s/ Bill Wafford
	Name:	Bill Wafford
	Title:	Authorized Signatory

[Signature Page to Indenture]

AFFILIATE RELATIONS HOLDINGS, INC.
AMI 2, INC.
ER MARKS, INC.
QVC ROCKY MOUNT, INC.
QVC SAN ANTONIO, LLC
HSN, LLC
QVC GLOBAL HOLDINGS I, INC.
HSNI, LLC
HSN HOLDING LLC
INGENIOUS DESIGNS LLC
HOME SHOPPING NETWORK EN ESPAÑOL, L.P. NLG MERGER CORP.
VENTANA TELEVISION, INC.
VENTANA TELEVISION HOLDINGS, INC. AFFILIATE INVESTMENT, INC.
HOME SHOPPING NETWORK EN ESPAÑOL, L.L.C. ER DEVELOPMENT INTERNATIONAL, INC. QHEALTH, INC.
QLOCAL, INC.
LIVE SHOP VENTURES, LLC
QURATE DIGITAL VENTURES, LLC
QVC CHESAPEAKE, LLC
QVC GLOBAL DDGS, INC.
QVC INDIA, LTD.
QVC NORTHEAST, LLC
QVC ONTARIO HOLDINGS, LLC
QVC ONTARIO, LLC
QVC SHOP INTERNATIONAL, INC.
QVC ST. LUCIE, INC.
QVC SUFFOLK, LLC
STREAMING COMMERCE VENTURES, LLC
QVC CHINA, INC.
QVC VENDOR DEVELOPMENT, INC.
QVC DELAWARE HOLDINGS, INC.
SHOPPING HOLDINGS, LLC
AFFILIATE DISTRIBUTION & MKTG., INC.
GC MARKS, INC.
IC MARKS, INC.
QC MARKS, INC.

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Authorized Signatory

[Signature Page to Indenture]

QRI CORNERSTONE, INC.
CORNERSTONE BRANDS, INC.
CORNERSTONE SHARED SERVICES, LLC
HSN CATALOG SERVICES, INC.
HSN IMPROVEMENTS, LLC
THE CORNERSTONE BRANDS GROUP, INC.
BALLARD DESIGNS, INC.
GARNET HILL, INC.
THE CORNERSTONE HOLDINGS GROUP, INC.
CINMAR, LLC
CONTRACT DÉCOR, INC.
FRONTGATE MARKETING, INC.

By:	/s/ Bill Wafford
	Name:	Bill Wafford
	Title:	Authorized Signatory

[Signature Page to Indenture]

Wilmington Savings Fund Society, FSB, as Trustee and Notes Collateral Agent

By:	/s/ Tom McHugh
	Name:	Tom McHugh
	Title:	Trust Officer

[Signature Page to Indenture]

Exhibit A

Face of First Lien Note]

CUSIP/CINS [____]1 [____]2 [____]3

10.000% First Lien Senior Secured Notes due 2032

No. ___	$____________

QVC Group, Inc.

promises to pay to CEDE & CO. or registered assigns,

the principal sum of

_____________________________________________________________ DOLLARS, or such other amount as set forth on the Schedule of Exchanges of Interests in the Global First Lien Note attached hereto, on [_____], 2032.

Interest Payment Dates: August 15 and February 15.

Record Dates: August 1 and February 1.

Dated: [____], 2026

QVC Group, Inc.

By:
Name:
Title:

This is one of the First Lien Notes referred to in the within-mentioned Indenture:

Wilmington Savings Fund Society, FSB, as Trustee

By:
Authorized Signatory

1 NTD: This is the CUSIP we will use for the 144A First Lien Notes.

2 NTD: This is the CUSIP we will use for the Reg S First Lien Notes.

3 NTD: This is the CUSIP we will use for the AI First Lien Notes.

*           This should be included only if the First Lien Note is issued in global form.

[Back of First Lien Note]
10.000% First Lien Senior Secured Notes due 2032

[Insert the Global First Lien Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest. QVC Group, Inc., a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this First Lien Note at 10.000% per annum from August 6, 2026 until maturity. The Company will pay interest, if any, semiannually in arrears on August 15 and February 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the First Lien Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this First Lien Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 15, 2027. The Company will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue principal at the then applicable interest rate on the First Lien Notes, plus 2.00% per annum to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a three-hundred and sixty (360) day year comprised of twelve (12) thirty (30) day months.

(2)           Method of Payment. The Company will pay interest on the First Lien Notes (except defaulted interest), if any, to the Persons who are registered Holders of First Lien Notes at the close of business on August 1 and February 1 next preceding the Interest Payment Date, even if such First Lien Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The First Lien Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global First Lien Notes and all other First Lien Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)           Paying Agent and Registrar. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the First Lien Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)           Indenture. The Company issued the First Lien Notes under an Indenture dated as of August 6, 2026 (the “Indenture”) among the Company, the Guarantors, the Trustee, and the Notes Collateral Agent. The First Lien Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this First Lien Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of First Lien Notes that may be issued thereunder.

(5)           Optional Redemption.

(a)           Except as set forth in clause (b) below, the First Lien Notes are not redeemable at the option of the Company.

(b)           At any time, the Company may redeem the First Lien Notes in whole or in part, at its option, upon not less than ten (10) nor more than sixty (60) days’ prior notice at a redemption price equal to 100% of the principal amount of such First Lien Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(6)           Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the First Lien Notes.

(7)           Repurchase at the Option of Holder.

(a)           Upon the occurrence of a Change in Control, unless the Company has previously or concurrently delivered a redemption notice (that may only be conditional upon the occurrence of such Change in Control) with respect to all the outstanding First Lien Notes as set forth under Section 3.07 of the Indenture, the Company will make an offer (a “Change in Control Offer”) at a price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the First Lien Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within thirty (30) days following any Change in Control, the Company will deliver notice of such Change in Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of First Lien Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, setting forth the procedures governing the Change in Control Offer as required by the Indenture.

(b)           If the Company or a Subsidiary of the Company consummates any Asset Sale, Disposition, Casualty Event or other applicable event, within thirty (30) days after the expiration of the Reinvestment Period, if Excess Proceeds exceed $50,000,000, the Company will make an Asset Sale and Casualty Event Offer to all Holders of First Lien Notes and all holders of other Parity Lien Debt with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of First Lien Notes and such other Parity Lien Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed with the Excess Proceeds. The offer price in any Asset Sale and Casualty Event Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of First Lien Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale and Casualty Event Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of First Lien Notes and other Parity Lien Debt tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale and Casualty Event Offer exceeds the amount of Excess Proceeds, the Trustee will select the First Lien Notes to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed or as otherwise in accordance with the applicable procedures of the Depositary. Upon completion of each Asset Sale and Casualty Event Offer, the amount of Excess Proceeds will be reset at zero. Holders of First Lien Notes that are the subject of an offer to purchase will receive an Asset Sale and Casualty Event Offer from the Company prior to any related purchase date and may elect to have such First Lien Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the First Lien Notes.

(8)           Notice of Redemption. At least ten (10) days but not more than sixty (60) days before a redemption date, the Company will deliver electronically or mail by first class mail a notice of redemption to each Holder whose First Lien Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the First Lien Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. First Lien Notes and portions of First Lien Notes selected will be in minimum denominations of $1.00 or whole multiples of $1.00 in excess thereof; except that if all of the First Lien Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of First Lien Notes held by such Holder shall be redeemed or purchased.

(9)           Denominations, Transfer, Exchange. The First Lien Notes are in registered form in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of First Lien Notes may be registered and First Lien Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture upon such transfer. The Company need not exchange or register the transfer of any First Lien Note or portion of a First Lien Note selected for redemption, except for the unredeemed portion of any First Lien Note being redeemed in part. Also, the Company need not exchange or register the transfer of any First Lien Notes for a period of fifteen (15) days before a selection of First Lien Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)           Security. The First Lien Notes will be secured on the terms and subject to the conditions set forth in the Indenture and the Security Documents. Each Holder, by accepting this First Lien Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and the Notes Collateral Agent, as applicable, to enter into the Security Documents and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

(11)           Persons Deemed Owners. The registered Holder of a First Lien Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12)            Amendment, Supplement and Waiver. The Indenture, the First Lien Notes or the First Lien Notes Guarantees may be amended or supplemented as provided in the Indenture.

(13)            Defaults and Remedies. The Events of Default relating to the First Lien Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

(14)           Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15)           No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the First Lien Notes, the Indenture, the First Lien Notes Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of First Lien Notes by accepting a First Lien Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the First Lien Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(16)            Authentication. This First Lien Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)            Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)            CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the First Lien Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the First Lien Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)            GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS FIRST LIEN NOTE AND THE FIRST LIEN NOTES GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

QVC Group, Inc.
1200 Wilson Drive
West Chester, PA 19380
Attention: General Counsel
Email: [***]

Assignment Form

To assign this First Lien Note, fill in the form below:

(I) or (we) assign and transfer this First Lien Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this First Lien Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this First Lien Note)

Signature Guarantee*: _________________________

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this First Lien Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10         ☐ Section 4.15

If you want to elect to have only part of the First Lien Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this First Lien Note)
Tax Identification No.:

Signature Guarantee*: _________________________

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global First Lien Note*

The following exchanges of a part of this Global First Lien Note for an interest in another Global First Lien Note or for a Definitive First Lien Note, or exchanges of a part of another Global First Lien Note or Definitive First Lien Note for an interest in this Global First Lien Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global First Lien Note	Amount of increase in Principal Amount of this Global First Lien Note	Principal Amount of this Global First Lien Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the First Lien Note is issued in global form.

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

QVC Group, Inc.
1200 Wilson Drive
West Chester, PA 19380

Wilmington Savings Fund Society, FSB
300 Bellevue Parkway, Suite 300

Wilmington, DE 19809

Re: 10.000% First Lien Senior Secured Notes due 2032

Reference is hereby made to the Indenture, dated as of August 6, 2026 (the “Indenture”), among QVC Group, Inc., as issuer (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the First Lien Note[s] or interest in such First Lien Note[s] specified in Annex A hereto, in the principal amount of $___________ in such First Lien Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.           ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global First Lien Note or a Restricted Definitive First Lien Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive First Lien Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive First Lien Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive First Lien Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global First Lien Note and/or the Restricted Definitive First Lien Note and in the Indenture and the Securities Act.

2.           ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global First Lien Note or a Restricted Definitive First Lien Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive First Lien Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global First Lien Note and/or the Restricted Definitive First Lien Note and in the Indenture and the Securities Act.

3.           ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive First Lien Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global First Lien Notes and Restricted Definitive First Lien Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)            ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)           ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)           ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

or

(d)           ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global First Lien Note or Restricted Definitive First Lien Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit J to the Indenture and (2) if the Company so request and such Transfer is in respect of a principal amount of First Lien Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive First Lien Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the applicable Restricted Global First Lien Note or Restricted Definitive First Lien Notes and in the Indenture and the Securities Act.

4.           ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global First Lien Note or of an Unrestricted Definitive First Lien Note.

(a)           ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive First Lien Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global First Lien Notes, on Restricted Definitive First Lien Notes and in the Indenture.

(b)         ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive First Lien Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global First Lien Notes, on Restricted Definitive First Lien Notes and in the Indenture.(c)         ☐ Check if Transfer is Pursuant to Other Exemption. The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive First Lien Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global First Lien Notes or Restricted Definitive First Lien Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global First Lien Note (CUSIP__________), or

(ii)	☐ Regulation S Global First Lien Note (CUSIP ________), or

(iii)	AI Global First Lien Note (CUSIP__________), or

(b)	☐ a Restricted Definitive First Lien Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global First Lien Note (CUSIP __________), or

(ii)	☐ Regulation S Global First Lien Note (CUSIP __________), or

(iii)	AI Global First Lien Note (CUSIP__________), or

(iv)	☐ Unrestricted Global First Lien Note (CUSIP ___________); or

(b)	☐ a Restricted Definitive First Lien Note; or

(c)	☐ an Unrestricted Definitive First Lien Note, in accordance with the terms of the Indenture.

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE

QVC Group, Inc.
1200 Wilson Drive
West Chester, PA 19380

Wilmington Savings Fund Society, FSB
300 Bellevue Parkway, Suite 300

Wilmington, DE 19809

Re: 10.000% First Lien Senior Secured Notes due 2032

(CUSIP [___]4 [___]5 [___]6)

Reference is hereby made to the Indenture, dated as of August 6, 2026 (the “Indenture”), among QVC Group, Inc., as issuer (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the First Lien Note[s] or interest in such First Lien Note[s] specified herein, in the principal amount of $____________ in such First Lien Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.            Exchange of Restricted Definitive First Lien Notes or Beneficial Interests in a Restricted Global First Lien Note for Unrestricted Definitive First Lien Notes or Beneficial Interests in an Unrestricted Global First Lien Note.

(a)         ☐ Check if Exchange is from beneficial interest in a Restricted Global First Lien Note to beneficial interest in an Unrestricted Global First Lien Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global First Lien Note for a beneficial interest in an Unrestricted Global First Lien Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global First Lien Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global First Lien Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States. ☐ Check if Exchange is from beneficial interest in a Restricted Global First Lien Note to Unrestricted Definitive First Lien Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global First Lien Note for an Unrestricted Definitive First Lien Note, the Owner hereby certifies (i) the Definitive First Lien Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global First Lien Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive First Lien Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States. ☐ Check if Exchange is from Restricted Definitive First Lien Note to beneficial interest in an Unrestricted Global First Lien Note. In connection with the Owner’s Exchange of a Restricted Definitive First Lien Note for a beneficial interest in an Unrestricted Global First Lien Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive First Lien Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

4 NTD: This is the CUSIP we will use for the 144A First Lien Notes.

5 NTD: This is the CUSIP we will use for the Reg S First Lien Notes.

6 NTD: This is the CUSIP we will use for the AI First Lien Notes.

(d)         ☐ Check if Exchange is from Restricted Definitive First Lien Note to Unrestricted Definitive First Lien Note. In connection with the Owner’s Exchange of a Restricted Definitive First Lien Note for an Unrestricted Definitive First Lien Note, the Owner hereby certifies (i) the Unrestricted Definitive First Lien Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive First Lien Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive First Lien Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States. Exchange of Restricted Definitive First Lien Notes or Beneficial Interests in Restricted Global First Lien Notes for Restricted Definitive First Lien Notes or Beneficial Interests in Restricted Global First Lien Notes

(a)           ☐ Check if Exchange is from beneficial interest in a Restricted Global First Lien Note to Restricted Definitive First Lien Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global First Lien Note for a Restricted Definitive First Lien Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive First Lien Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive First Lien Note and in the Indenture and the Securities Act.

(b)           ☐ Check if Exchange is from Restricted Definitive First Lien Note to beneficial interest in a Restricted Global First Lien Note. In connection with the Exchange of the Owner’s Restricted Definitive First Lien Note for a beneficial interest in the [CHECK ONE] ¨144A Global First Lien Note, ¨Regulation S Global First Lien Note or AI Global First Lien Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global First Lien Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global First Lien Note and in the Indenture and the Securities Act.This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________________

Exhibit D

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of QVC Group, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Savings Fund Society, FSB, as trustee and notes collateral agent under the Indenture referred to below (the “Trustee” and the “Notes Collateral Agent,” respectively).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture (the “Indenture”), dated as of August 6, 2026 providing for the issuance of 10.000% First Lien Senior Secured Notes due 2032 (the “First Lien Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the First Lien Notes and the Indenture on the terms and conditions set forth herein (the “First Lien Notes Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the First Lien Notes as follows:

1.           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the First Lien Notes Guarantee and, in the Indenture, including but not limited to Article 11 thereof.

3.           No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the First Lien Notes, this Indenture, the First Lien Notes Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of First Lien Notes by accepting a First Lien Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the First Lien Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.            NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.            The Trustee and The Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________,

[Guaranteeing Subsidiary]

By:
Name:
Title:

[Company]

By:
Name:
Title:

[Existing Guarantors]

By:
Name:
Title:

Wilmington Savings Fund Society, FSB, as Trustee and Notes Collateral Agent

By:
Authorized Signatory

Exhibit E

[RESERVED]

E-1

Exhibit F

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

[See attached]

F-1

Exhibit G

FORM OF ABL INTERCREDITOR AGREEMENT

[See attached]

G-1

Exhibit H

FORM OF JUNIOR PRIORITY INTERCREDITOR AGREEMENT

[See attached]

H-1

Exhibit I

INTERCOMPANY SUBORDINATED NOTE

[See attached]

I-1

Exhibit J

FORM OF CERTIFICATE FROM
ACQUIRING ACCREDITED INVESTOR

QVC Group, Inc.
1200 Wilson Drive
West Chester, PA 19380

Wilmington Savings Fund Society, FSB
[Address]

Re: 10.000% First Lien Senior Secured Notes due 2032

(CUSIP [___]7 [___]8 [___]9)

Reference is hereby made to the Indenture, dated as of August 6, 2026 (the “Indenture”), among QVC Group, Inc., as issuer (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a)	☐ a beneficial interest in a Global First Lien Note, or

(b)	☐ a Definitive First Lien Note,

we confirm that:

1.	We understand that any subsequent transfer of the First Lien Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the First Lien Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act.

2.	We understand that the offer and sale of the First Lien Notes have not been registered under the Securities Act, and that the First Lien Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the First Lien Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if the Company so requests and such transfer is in respect of a principal amount of First Lien Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive First Lien Note or beneficial interest in a Global First Lien Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

7 NTD: This is the CUSIP we will use for the 144A First Lien Notes.

8 NTD: This is the CUSIP we will use for the Reg S First Lien Notes.

9 NTD: This is the CUSIP we will use for the AI First Lien Notes.

J-1

3.	We understand that, on any proposed resale of the First Lien Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the First Lien Notes purchased by us will bear a legend to the foregoing effect.

4.	We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the First Lien Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.	We are acquiring the First Lien Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion.

J-2

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: ______________________

J-3